                                 SCHEDULE 14A

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

   Preliminary proxy statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[_] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               BWAY Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------

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(4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

(5) Total fee paid:

   -----------------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.

   -----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

   -----------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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

[LOGO] Bway Corporation
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia 30350

                 PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

To BWAY Corporation Stockholders:

   You are cordially invited to attend a special meeting of stockholders, including any adjournment or postponement of the special meeting, of BWAY Corporation to be held on Thursday, February 6, 2003 at 3:00 p.m., Atlanta time, at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia.

   At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by and among BWAY, BCO Holding Company and BCO Acquisition, Inc. and the related merger. BCO Holding and BCO Acquisition are affiliates of Kelso & Company, L.P., a New York-based equity investment firm. The merger agreement provides for the merger of BCO Acquisition with and into BWAY, with BWAY continuing as the surviving corporation.

   If the merger is completed, each share of BWAY common stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $20.00 in cash, except for shares held by BWAY, by BCO Holding or BCO Acquisition, or by dissenting stockholders who have perfected their dissenters' rights under Delaware law. Immediately prior to the merger, certain continuing investors will exchange some of their shares of BWAY common stock and BWAY stock options for equity interests in BCO Holding. These continuing investors are Jean-Pierre Ergas (BWAY's Chairman and Chief Executive Officer), Warren Hayford (BWAY's Vice-Chairman), Mary Lou Hayford (Mr. Hayford's wife and a BWAY stockholder) and four other members of BWAY's senior management team. As a result of the merger, BWAY will be wholly owned by BCO Holding, which in turn will be owned by affiliates of Kelso and the continuing investors.

   In order to evaluate the advisability of the merger, the BWAY board of directors formed a special committee of the BWAY board, consisting of four independent directors. The special committee unanimously recommended to the BWAY board of directors that the merger agreement and the merger be approved. In its evaluation of the merger, the special committee considered among other things the opinion of William Blair & Company, L.L.C., its independent financial advisor, which states that, as of the date of such opinion, the cash merger consideration of $20.00 per share to be received in the merger by the stockholders of BWAY (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) is fair from a financial point of view to such stockholders. Blair's opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex B to the enclosed proxy statement.

   The special committee has unanimously determined that the merger agreement and the merger are advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration (including the stockholders who are not continuing investors) and recommended the merger agreement and the merger to the full BWAY board of directors. Based on the recommendation of the special committee, the BWAY board of directors has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors), and recommended that the stockholders approve and adopt the merger agreement and the merger.

   The attached proxy statement provides you with detailed information about the merger agreement and the proposed merger. We urge you to read the entire document carefully. The affirmative vote of holders of a majority of the shares of BWAY common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger.

   Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and mail the enclosed proxy card.

                                          /s/ Jean-Pierre M. Ergas
                                          Jean-Pierre M. Ergas
                                          Chairman of the Board and
                                          Chief Executive Officer

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

   The date of this proxy statement is January 7, 2003.

[LOGO] Bway Corporation
                         8607 Roberts Drive, Suite 250
                            Atlanta, Georgia 30350

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 6, 2003

                               -----------------

To BWAY Corporation Stockholders:

   We will hold a special meeting of stockholders of BWAY Corporation on Thursday, February 6, 2003 at 3:00 p.m., Atlanta time, at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia. The purpose of the meeting is:

      1. To consider and vote upon a proposal to approve and adopt a merger agreement that was entered into to effect a merger of BCO Acquisition, Inc. with and into BWAY. The affirmative vote of the holders of a majority of the shares of BWAY common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger.

      2. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

   We describe the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the meeting is December 19, 2002. Only holders of BWAY common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

   Your vote is very important. You should complete, sign, date and return the enclosed proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

                                          By Order of the Board of Directors,

                                          /s/ Jeffrey M. O'Connell
                                          Jeffrey M. O'Connell
                                          Vice President, Treasurer and
                                            Secretary

January 7, 2003

Atlanta, Georgia

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED POSTAGE PRE-PAID ENVELOPE AS SOON AS POSSIBLE.

                              SUMMARY TERM SHEET

   The following summary briefly describes the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

  . The Merger. BWAY Corporation has entered into a merger agreement, dated as of September 30, 2002, with BCO Holding and BCO Acquisition. Pursuant to the merger agreement, BCO Acquisition will merge with and into BWAY, with BWAY continuing as the surviving corporation. The purpose of the merger is to permit BCO Holding to acquire, in accordance with Delaware law, all of the BWAY common stock issued and outstanding at the close of the merger. Please read the discussion under the heading "The Merger Agreement" beginning on page 61.

  . The Companies. BWAY is a Delaware corporation that is the leading North American manufacturer of steel containers for paint, coffee and certain other consumer and industrial products. BWAY's product offerings include a wide variety of steel containers such as paint, coffee, aerosol and specialty cans which are used by its customers to package a diverse range of end-use products which, in addition to paint and coffee, include household and personal care products, automotive after-market products, paint thinners and driveway and deck sealants. BWAY also provides its customers with metal shearing, coating and decorative services through its material center services business. BCO Holding and BCO Acquisition are Delaware corporations that are affiliates of Kelso & Company, L.P., an equity investment firm. Please read the discussion under the heading "Summary--The Companies" beginning on page 1.

  . Merger Consideration. If the merger is completed, you will receive $20.00 per share in cash for each of your shares of BWAY common stock unless you are a dissenting stockholder and you perfect your dissenters' rights. Please read the discussion under the heading "The Merger Agreement" beginning on page 61.

  . The Continuing Investors. The "continuing investors" are Jean-Pierre Ergas (BWAY's Chairman and Chief Executive Officer), Warren Hayford (BWAY's Vice-Chairman), Mary Lou Hayford (Mr. Hayford's wife and a stockholder of
     BWAY) and Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell (who are members of BWAY's senior management team). Each of these continuing investors has agreed with BCO Holding to exchange a portion of his or her equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger. Each continuing investor will sell or "cash-out" the remainder of his or her current equity interests in BWAY in the merger. Each of their shares of BWAY common stock, including the shares subject to their BWAY stock options, will be valued at the same $20.00 per share price to be paid to the public stockholders. Please read the discussion under the headings "Special Factors--Post-Merger Ownership and Control" and "Special Factors--Interests of Certain Persons in the Merger" on pages 15 and 44.

  .  Effects of the Merger. As a result of the merger:

    . BWAY will be wholly owned by BCO Holding, which in turn will be owned by affiliates of Kelso and the continuing investors;

    . BWAY stockholders will no longer have any equity interest in BWAY, other than the continuing investors, who will have an indirect equity interest in BWAY through their equity interest in BCO Holding; and

    . BWAY common stock will no longer be listed on the New York Stock Exchange and the registration of BWAY common stock under the Exchange Act will be terminated. Please read the discussion under the heading "Special Factors--Effects of the Merger" beginning on page 13.

  . Source of Funds. The following arrangements are in place to provide the necessary financing for the merger: (1) BCO Acquisition has received a senior debt commitment letter from Deutsche Bank Trust Company Americas by which Deutsche Bank has committed to provide (subject to certain conditions) a senior secured revolving credit facility of up to $90 million, of which $30 million is expected to be drawn at closing, (2) BWAY Finance Corp., a newly formed subsidiary of BCO Holding, has issued $200 million of new unsecured 10% Senior Subordinated Notes due 2010, the proceeds of the offering have been placed in escrow with the trustee under the indenture governing the notes and BWAY will assume the notes and receive such proceeds upon closing of the merger, and (3) Kelso has committed to provide (subject to certain conditions) up to $81.2 million of equity financing. Please read the discussion under the heading "Special Factors--Financing of the Merger" beginning on page 50.

  . Required Vote. The merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least a majority of the shares of BWAY common stock outstanding on the record date. Please read the discussion under the heading "The Special Meeting--Quorum; Required Vote" beginning on page 77.

  . Voting Agreements. Mr. Ergas and Mr. and Mrs. Hayford have each separately agreed with BCO Holding to vote all of his or her shares of BWAY common stock, which represent in the aggregate approximately 23.4% of the outstanding shares of BWAY common stock, in favor of the approval and adoption of the merger agreement and the merger. Please read the discussion under the heading "The Voting Agreements" beginning on page 76.

  . Recommendation of the Special Committee and the BWAY Board of Directors. Because certain directors of BWAY have actual or potential conflicts of interest in evaluating the merger, the BWAY board of directors appointed a special committee of independent BWAY directors to review and evaluate the proposed merger. The special committee has unanimously determined that the merger agreement and the merger are advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration (including the stockholders who are not continuing investors) and recommended the merger agreement and the merger to the full BWAY board of directors. Based on the recommendation of the special committee, the BWAY board of directors has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors), and recommended that the stockholders approve and adopt the merger agreement and the merger. Please read the discussion under the heading "Special Factors--Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" beginning on page 27. In addition, the affiliates of BWAY who are participating in the merger have each concluded that the merger is substantively and procedurally fair to those stockholders of BWAY that are not continuing investors. Please read the discussion under the heading "Special Factors--Position of Participating Affiliates as to the Fairness of the Merger" beginning on page 41.

  . Opinion of the Special Committee's Financial Advisor. The special committee received an opinion from William Blair & Company, L.L.C., its independent financial advisor, which states that as of the date of the opinion and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash merger consideration of $20.00 per share to be received in the merger by the stockholders of BWAY (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) is fair from a financial point of view to such stockholders. Please read the discussion under the heading "Special Factors--Opinion of the Special Committee's Financial Advisor" beginning on page 32.

  . Conditions. The obligations of BCO Holding and BCO Acquisition to complete the merger are subject to a variety of closing conditions, including the availability of debt financing, the approval of the merger agreement and the merger by BWAY's stockholders, the tender of at least 51% of BWAY's 101/4% Senior Subordinated Notes due 2007 pursuant to a tender offer and the receipt of consents from the holders of these notes consenting to amendments to BWAY's indenture to permit the completion of the merger without a breach of the indenture, the absence of legal prohibitions to the merger, and the receipt of an opinion as to the solvency of BWAY immediately after giving effect to the merger. Please read the discussion under the heading "The Merger Agreement--Conditions to the Merger" on page 72.

  . Termination Fee. If the merger agreement is terminated under certain circumstances, BWAY will be required to pay Kelso a $3 million termination fee. In addition, BWAY will be required to reimburse Kelso for all of its out-of-pocket expenses incurred in connection with the merger up to a maximum amount of $7 million if the merger agreement is terminated under certain circumstances. Please read the discussion under the heading "The Merger Agreement--Termination of the Merger Agreement" on page 73.

  . Dissenters' Rights. If you do not wish to vote in favor of the merger and you fulfill several procedural requirements, including not voting in favor of the merger agreement, Delaware law entitles you to a judicial appraisal of the fair value of your shares. Please read the discussion under the heading "Special Factors--Rights of Dissenting Stockholders" beginning on page 57.

  . Tax Consequences. The receipt of cash in the merger by you will be a taxable transaction. Please read the discussion under the heading "Special Factors--Material Federal Income Tax Consequences" beginning on page 54.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What am I being asked to vote upon?

A: You are being asked to vote to approve and adopt a merger agreement and related merger by which BCO Acquisition will merge with and into BWAY. Under Delaware law, the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of BWAY common stock.

Q: What will happen in the merger?

A: BCO Acquisition will be merged with and into BWAY, and BWAY will be the surviving corporation. After the merger, BWAY will be a privately-held company owned by BCO Holding. BCO Holding will in turn be owned by affiliates of Kelso and the continuing investors. BCO Acquisition and BCO Holding are corporations that are affiliates of Kelso.

Q: What will I receive in the merger?

A: You will receive $20.00 in cash in exchange for each share of BWAY common stock owned by you at the effective time of the merger, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Q: Who are the continuing investors?

A: The "continuing investors" are Jean-Pierre Ergas (BWAY's Chairman and Chief
   Executive Officer), Warren Hayford (BWAY's Vice-Chairman), Mary Lou Hayford (Mr. Hayford's wife and a stockholder of BWAY) and Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell (who are members of BWAY's senior management team). Each of these continuing investors agreed with BCO Holding to exchange a portion of his or her equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger. Each continuing investor will sell or "cash-out" the remainder of his or her current equity interests in BWAY in the merger. Each of their shares of BWAY common stock, including the shares subject to their BWAY stock options, will be valued at the same $20.00 per share price to be paid to the public stockholders.

Q: What will the continuing investors receive in the merger?

A: In the aggregate, the continuing investors will receive approximately $35.1 million in cash through the sale of approximately 1,538,000 shares of BWAY common stock and the "cash-out" of approximately 285,000 BWAY stock options including:

  . approximately $4.5 million to be paid to Mr. Ergas as a result of the sale of 138,077 shares and the "cash-out" of 112,395 options,

  . approximately $1.9 million to be paid to Mr. Hayford as a result of the sale of 92,918 shares, and

  . approximately $24.5 million to be paid to Mrs. Hayford or her donees as a result of the sale of 1,224,677 shares, including 149,000 shares of BWAY common stock that will be donated to four charitable organizations prior to the closing of the merger.

   In addition, the continuing investors will, in the aggregate, exchange 596,596 shares of BWAY common stock and 812,910 BWAY stock options having an aggregate value of approximately $20.3 million into equity interests of BCO Holding with an equivalent value immediately prior to the merger.

Q: What will be the ownership structure of BWAY after the merger?

A: Immediately after the merger, BCO Holding will hold all of the outstanding capital stock of BWAY. In turn, it is expected that affiliates of Kelso will hold approximately 7,991,000 shares of BCO Holding common stock, representing in the aggregate approximately 73.9% of the fully diluted equity of BCO Holding, and the continuing investors will hold 1,193,192 shares of BCO Holding common stock and fully vested options to purchase 1,625,820 shares of BCO Holding common stock, representing in the aggregate approximately 26.1% of the fully diluted equity of BCO Holding, in each case including shares issuable upon exercise of fully vested BCO Holding common stock options issued in exchange for BWAY stock options but without giving effect to the grant of any new BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan (including the grants to be made to some of the continuing investors at the closing of the merger) and the issuance of any warrants in connection with the proposed financing of the merger. The exact number of shares of BCO Holding held by Kelso's affiliates after the closing and, accordingly, the ownership percentages stated in the preceding sentence are subject to change to the extent that transaction fees and expenses and BWAY's outstanding debt at closing deviate from the numbers currently projected.

Q: Can I choose to be a continuing investor?

A: No. The continuing investors will include only those persons identified above.

Q: How will the merger be funded?

A: BCO Acquisition has received a senior debt commitment letter from Deutsche
   Bank Trust Company Americas by which Deutsche Bank has committed to provide (subject to certain conditions) a senior secured revolving credit facility of up to $90 million, of which $30 million is expected to be drawn at closing. In addition, BWAY Finance Corp., a newly formed subsidiary of BCO Holding, has issued $200 million of new unsecured 10% Senior Subordinated Notes due 2010, which will be assumed by BWAY upon closing of the merger. The proceeds from the notes will be delivered to BWAY upon its assumption of the notes in connection with the closing of the merger. Finally, BWAY has received an equity commitment letter from Kelso in which Kelso has agreed to provide (subject to certain conditions) up to $81.2 million of the equity financing required for the merger.

Q: Do any of the officers, directors or significant stockholders of BWAY have a conflict of interest in connection with the merger?

A: Yes. The continuing investors have interests that differ from those of other stockholders because, among other things, each will exchange some of their equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger. In addition, each of Messrs. Ergas, Kern, Eagleson, Roessler and O'Connell will be entitled to receive certain payments if his employment is terminated without cause or if he leaves employment for good reason, in each case within 24 months following the merger, and will be granted options to acquire BCO Holding common stock under a new stock incentive plan to be implemented upon completion of the merger.

Q: Why was the special committee formed?

A: Because Mr. Ergas and Mr. Hayford, as continuing investors, have actual or potential conflicts of interest in evaluating the merger, the BWAY board of directors appointed a special committee of independent directors to review and evaluate the proposed merger on behalf of the BWAY stockholders other than the continuing investors. The special committee unanimously recommended to the BWAY board of directors that the merger agreement and the merger be approved and adopted. In arriving at its conclusion, the special committee considered, among other things, the opinion of William Blair & Company, L.L.C., its independent financial advisor, which states that, as of the date of the opinion and based upon the limitations, qualifications and assumptions described in the opinion, the cash merger consideration of $20.00 per share to be received in the merger by the stockholders of BWAY (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) is fair from a financial point of view to such stockholders.

Q: Have any stockholders agreed to vote in favor of the merger agreement and the merger?

A: Yes. Mr. Ergas, Mr. Hayford and Mrs. Hayford have agreed with BCO Holding to vote all of their shares of BWAY common stock, which represent in the aggregate approximately 23.4% of the outstanding shares of BWAY common stock, in favor of the approval and adoption of the merger agreement and the merger.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please vote by completing, signing and mailing your proxy card as soon as possible so that your shares can be represented at the BWAY special stockholders meeting. Whether or not you plan to attend the meeting, you should sign and return your proxy. If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against approval and adoption of the merger agreement and the merger.

Q: Should I send in my stock certificates now?

A: No. If the merger is completed, you will receive written instructions for exchanging your BWAY stock certificates for cash.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote by delivering a written notice stating that you would like to revoke your proxy or by executing and submitting a new, later-dated proxy card to the Corporate Secretary of BWAY before the meeting. You may also revoke your proxy by attending the BWAY special stockholders meeting and voting your shares in person. If your shares are held in street name, you must follow the directions provided by your broker to change your voting instructions.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible after the BWAY special stockholders meeting. We hope to complete the merger prior to February 28, 2003, although we cannot assure you that we will be able to do so.

Q: What are the tax consequences of the merger?

A: The receipt of the cash merger consideration by you will be a taxable transaction for federal income tax purposes. You should also consult your tax advisor as to your particular circumstances and the specific federal income tax effects of the merger to you, as well as the application of any foreign, state or local tax laws to you.

Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

                              MacKenzie Partners
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                      E-mail: Proxy@Mackenziepartners.com
                                      or
                         Call toll free (800) 322-2885

                               TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
SUMMARY.......................................................................................   1

   The Companies..............................................................................   1
   Effects of the Merger......................................................................   2
   What You Will Receive in the Merger........................................................   2
   Payment for Stock Certificates.............................................................   2
   The Special Meeting........................................................................   2
   Vote Required..............................................................................   2
   Post-Merger Ownership and Control..........................................................   3
   Interests of Certain Persons in the Merger.................................................   3
   Legal Documents............................................................................   5
   Recommendation of the Special Committee and the Board of Directors.........................   5
   Opinion of the Special Committee's Financial Advisor.......................................   5
   Conditions to the Merger...................................................................   5
   Termination of the Merger Agreement........................................................   6
   Termination Fees...........................................................................   7
   No Solicitation of Competing Proposals.....................................................   7
   Modification or Amendment of the Merger Agreement..........................................   8
   Fees and Expenses..........................................................................   8
   Material Federal Income Tax Consequences...................................................   8
   Anticipated Accounting Treatment...........................................................   8
   Financing of the Merger....................................................................   8
   Rights of Dissenting Stockholders..........................................................   9
   Selected Historical and Pro Forma Consolidated Financial Data..............................  10
   Litigation Challenging the Merger..........................................................  12

SPECIAL FACTORS...............................................................................  13

   Effects of the Merger......................................................................  13
   Post-Merger Ownership and Control..........................................................  15
   Background of the Merger...................................................................  19
   Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors.  27
   Members of the Special Committee...........................................................  31
   Opinion of the Special Committee's Financial Advisor.......................................  32
   Certain Projected Financial Information Prepared by BWAY's Management......................  39
   Position of Participating Affiliates as to the Fairness of the Merger......................  41
   Purposes, Reasons and Plans for BWAY after the Merger......................................  43
   Interests of Certain Persons in the Merger.................................................  44
   Financing of the Merger....................................................................  50
   Repayment of Indebtedness..................................................................  53
   Financial Advisory Agreement...............................................................  53
   Conduct of the Business of BWAY if the Merger is not Completed.............................  53
   Regulatory Requirements....................................................................  54
   Material Federal Income Tax Consequences...................................................  54
   Anticipated Accounting Treatment...........................................................  56
   Potential Fraudulent Conveyance Challenge to the Merger....................................  56
   Rights of Dissenting Stockholders..........................................................  57
   Litigation Challenging the Merger..........................................................  60
   Estimated Fees and Expenses................................................................  60
   Provisions for Unaffiliated Security Holders...............................................  60

                                                                                            Page
                                                                                            ----
THE MERGER AGREEMENT.......................................................................  61

   Structure of the Merger.................................................................  61
   When the Merger Becomes Effective.......................................................  61
   Effect of the Merger on the Capital Stock and Stock Options of BWAY and BCO Acquisition.  61
   Payment for BWAY Common Stock in the Merger.............................................  62
   Dissenters' Rights......................................................................  62
   Representations and Warranties..........................................................  63
   Agreements Relating to BWAY's Interim Operations........................................  64
   No Solicitation of Competing Proposals..................................................  66
   Debt Tender Offer.......................................................................  67
   Financing Covenants.....................................................................  68
   Indemnification and Insurance of BWAY Directors and Officers............................  69
   Employee Matters........................................................................  70
   Other Agreements........................................................................  70
   Conditions to the Merger................................................................  72
   Termination of the Merger Agreement.....................................................  73
   Fees and Expenses.......................................................................  75
   Modification or Amendment of the Merger Agreement.......................................  75

THE VOTING AGREEMENTS......................................................................  76

THE SPECIAL MEETING........................................................................  77

   Purpose, Time and Place.................................................................  77
   Record Date; Voting Rights..............................................................  77
   Quorum; Required Vote...................................................................  77
   Proxies; Solicitation...................................................................  78

INFORMATION CONCERNING BWAY................................................................  79

INFORMATION CONCERNING BCO HOLDING, BCO ACQUISITION, BWAY FINANCE AND
  OTHER PARTICIPATING BWAY AFFILIATES......................................................  79

   BCO Holding, BCO Acquisition and BWAY Finance...........................................  79
   Kelso & Company, L.P....................................................................  79
   Jean-Pierre Ergas.......................................................................  80
   Warren Hayford..........................................................................  80
   Mary Lou Hayford........................................................................  80
   Kevin Kern..............................................................................  81
   Thomas Eagleson.........................................................................  81
   Kenneth Roessler........................................................................  81
   Jeffrey O'Connell.......................................................................  81

MARKET PRICES AND DIVIDEND INFORMATION.....................................................  82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................  83

TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS..................................  85

ADDITIONAL INFORMATION.....................................................................  86

   BWAY Stockholder Proposals..............................................................  86
   Where You Can Find More Information.....................................................  86
   Forward-Looking Statements..............................................................  88

UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................................  89

ANNEXES:

A--Agreement and Plan of Merger............................................................ A-1
B--Opinion of William Blair & Company, L.L.C............................................... B-1
C--Section 262 of the Delaware General Corporation Law..................................... C-1

                                    SUMMARY

   This summary highlights some of the information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the annexes and other documents to which we have referred you. See the discussion under the heading "Additional Information--Where You Can Find More Information" on page 86 for more details.

The Companies (See page 79)

BWAY Corporation
8607 Roberts Drive
Suite 250
Atlanta, Georgia 30350
Telephone: 770-645-4800

   BWAY is a Delaware corporation that is the leading North American manufacturer of steel containers for paint, coffee and other consumer and industrial products. BWAY's product offerings include a wide variety of steel containers such as paint, coffee, aerosol and specialty cans which are used by its customers to package a diverse range of end-use products which, in addition to paint and coffee, include household and personal care products, automotive after-market products, paint thinners and driveway and deck sealants. BWAY also provides its customers with metal shearing, coating and decorative services through its material center services business.

BCO Holding Company
c/o Kelso & Company, L.P.
320 Park Avenue
New York, New York 10022
Telephone: 212-751-3939

   BCO Holding is a corporation formed under the laws of the state of Delaware and is controlled by Kelso Investment Associates VI, L.P. and KEP VI, LLC, affiliates of Kelso & Company, L.P. It was established solely for the purpose of acquiring shares of BWAY in connection with the merger. At the closing of the merger, all of the outstanding equity interests of BCO Holding will be owned by these affiliates of Kelso & Company, L.P. and each of the continuing investors. Kelso & Company, L.P. is a New York-based private investment firm founded in 1971 that specializes in acquisition transactions.

BCO Acquisition, Inc.
c/o Kelso & Company, L.P.
320 Park Avenue
New York, New York 10022
Telephone: 212-751-3939

   BCO Acquisition is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of BCO Holding. It was established solely for the purpose of merging with and into BWAY.

BWAY Finance Corp.
c/o Kelso & Company, L.P.
320 Park Avenue
New York, New York 10022
Telephone: 212-751-3939

   BWAY Finance is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of BCO Holding. It was established solely for the purpose of issuing debt securities to finance the merger.

Effects of the Merger (See pages 13 and 61)

   If the merger agreement and the merger are approved by the BWAY stockholders and the other conditions to the closing of the merger are either satisfied or waived, BCO Acquisition will be merged with and into BWAY, with BWAY being the surviving corporation.

   If the merger is completed, each share of BWAY common stock issued and outstanding at the closing of the merger will be canceled and converted into the right to receive $20.00 in cash, except for shares held by dissenting stockholders who have perfected their dissenters' rights under Delaware law. Immediately prior to the merger, each of the continuing investors will exchange some of their shares of BWAY common stock and some of their BWAY stock options for equity interests of BCO Holding. Except for these BWAY stock options that are exchanged by the continuing investors for BCO Holding stock options, each option granted by BWAY to acquire BWAY common stock that is outstanding immediately prior to the closing of the merger will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of BWAY common stock underlying the option and (2) the excess, if any, of $20.00 over the option exercise price. After the merger, all of BWAY's capital stock will be held by BCO Holding.

   Upon the closing of the merger, BWAY common stock will no longer be quoted on the New York Stock Exchange and the registration of BWAY common stock under the Exchange Act will be terminated.

What You Will Receive in the Merger (See pages 13 and 61)

   If you are not a dissenting stockholder, you will receive $20.00 in cash for each share of BWAY common stock that you own at the closing of the merger.

Payment for Stock Certificates (See page 62)

   As soon as reasonably practicable after the merger, the paying agent for the merger will mail (and make available for collection by hand) to each record holder of BWAY common stock a letter of transmittal to be used for surrendering BWAY common stock certificates for $20.00 per share in cash. You should not send in your BWAY common stock certificates until you receive the letter of transmittal.

The Special Meeting (See page 77)

   The special meeting of BWAY's stockholders will take place on February 6, 2003 at 3:00 p.m. Atlanta time at the Crowne Plaza Ravinia, 4355
Ashford-Dunwoody Road, Atlanta, Georgia. At the meeting you will be asked to approve and adopt the merger agreement and the merger.

Vote Required (See page 77)

   Delaware corporate law requires that BWAY's stockholders approve and adopt the merger agreement and the merger before BWAY can complete the merger. Each stockholder of record on the record date is entitled to one vote on each matter submitted to a vote at the meeting for each share of BWAY common stock held. A majority of the shares of BWAY common stock outstanding on the record date represented in person or by proxy at the meeting constitutes a quorum for consideration of such matters at the meeting. The affirmative vote of at least a majority of the shares of BWAY common stock outstanding on the record date is required to approve and adopt the merger agreement and the merger. The merger is not subject to a vote of a majority of those stockholders of BWAY that are not continuing investors.

Post-Merger Ownership and Control (See page 15)

   Immediately after the merger, BCO Holding will hold all of the outstanding capital stock of BWAY. In turn, it is expected that affiliates of Kelso will hold approximately 7,991,000 shares of BCO Holding common stock, representing in the aggregate approximately 73.9% of the fully diluted equity of BCO Holding, and the continuing investors, including Mr. Ergas and Mr. and Mrs. Hayford, will hold 1,193,192 shares of BCO Holding common stock and fully vested options to purchase 1,625,820 shares of BCO Holding common stock, representing in the aggregate approximately 26.1% of the fully diluted equity of BCO Holding. However, you should note that the exact number of shares of BCO Holding held by Kelso's affiliates after the closing and, accordingly, the ownership percentages stated in the preceding sentence are subject to change to the extent that transaction fees and expenses and BWAY's outstanding debt at closing deviate from the numbers currently projected.

   Whenever we refer to the "fully diluted equity of BWAY" in this proxy statement, we assume the exercise of all BWAY stock options, whether or not currently vested, since all BWAY stock options will become vested upon completion of the merger. Whenever we refer to the "fully diluted equity of BCO Holding" in this proxy statement, we assume the exercise of all fully vested BCO Holding stock options that will be issued in exchange for BWAY stock options outstanding immediately prior to the merger, but do not give effect to the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan as described under the heading "Interests of Certain Persons in the Merger--BCO Holding Stock Incentive Plan" on page 48.

Interests of Certain Persons in the Merger (See page 44)

   In considering the recommendation of the special committee and the BWAY board of directors with respect to the merger, you should be aware that certain directors, officers and affiliates of BWAY (including all of the continuing investors) have interests in the merger that are different than yours in several respects. These interests include the following:

  . Continuing Investors' Investment in BCO Holding. Jean-Pierre Ergas, Warren Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell have agreed to exchange an aggregate of 812,910 BWAY stock options having an aggregate net value of approximately $8.4 million for an aggregate of 1,625,820 vested BCO Holding stock options with an equivalent net value. Mary Lou Hayford has agreed to exchange 596,596 shares of BWAY common stock having a value of approximately $11.9 million for 1,193,192 shares of BCO Holding common stock with an equivalent value. As a result of these exchanges, the continuing investors will hold, in the aggregate, 1,193,192 shares of BCO Holding common stock after the merger, which, together with the 1,625,820 options to purchase BCO Holding common stock, will represent approximately 26.1% of the fully diluted equity of BCO Holding immediately after the merger. However, the exact ownership percentage of the continuing investors is subject to change since the investment by Kelso's affiliates in BCO Holding, and accordingly the exact number of shares of BCO Holding to be held by Kelso's affiliates, may be adjusted to the extent that transaction fees and expenses and BWAY's outstanding debt at closing deviate from the numbers currently projected.

  . Securityholder Arrangements. BCO Holding, affiliates of Kelso, the continuing investors and other future holders of shares of BCO Holding expect to enter into a securityholders agreement and related agreements that will set forth the terms of their relationship as securityholders of BCO Holding following the completion of the merger. These arrangements will include customary "tag-along" rights and "drag-along" rights. The continuing investors will also be granted rights to have their shares registered under the Securities Act and will have certain pre-emptive rights. Mr. Hayford will be entitled to an annual director's fee of $100,000, payment of $157,500 per year under his prior employment agreement with BWAY and a pro rata portion of any "exit fee" received by Kelso based on his stock ownership at the time of exit, not to exceed 15% of that fee. In addition, members of management, which may include the continuing investors, are expected to be entitled to purchase at fair market value up to $2 million in BCO Holding common stock after the merger.

  . "Cash-Out" of BWAY Stock Options. All outstanding unvested options to purchase BWAY common stock, including options held by the continuing investors and the other directors and members of BWAY management, will become fully vested and exercisable at the effective time of the merger. To the extent any options are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $20.00 per share. Stock options not exercised prior to the merger and not exchanged by a continuing investor for BCO Holding stock options will entitle the holder of these options to a cash payment equal to the product of (1) $20.00 less the exercise price of the stock option and (2) the number of shares of BWAY common stock subject to the stock option. The continuing investors and the executive officers and directors of BWAY will "cash-out" an aggregate of 758,757 BWAY stock options for an aggregate payment of approximately $9.2 million.

  . Change in Control Agreements. Each of Messrs. Ergas, Kern, Eagleson, Roessler and O'Connell is a party to a change in control agreement with BWAY. Under those agreements, if the executive is terminated without cause by BWAY at any time within 24 months following the merger, or if the executive leaves employment during that period for good reason, he will be entitled to (among other things) a lump severance payment equal to: (1) in the case of Mr. Ergas, the sum of three times his annual base salary and one times his target incentive bonus at the time of the merger, (2) in the case of each of Messrs. Eagleson and Roessler, the sum of two times his annual base salary and one times his target incentive bonus at the time of the merger, (3) in the case of Mr. Kern, the sum of one and one-half times his annual base salary and one times his target incentive bonus at the time of the merger and (4) in the case of Mr. O'Connell, the sum of one times his annual base salary and one times his target incentive bonus at the time of the merger.

  . BCO Holding Stock Incentive Plan. BCO Holding will adopt a new stock incentive plan effective upon completion of the merger. It is expected that approximately 2,005,190 shares of BCO Holding common stock will be reserved for issuance upon exercise of options under the option plan, representing approximately 20% of the sum of the outstanding shares of BCO Holding common stock as of the effective date of the merger and the net shares issuable pursuant to the exchange options. In connection with the closing of the merger, 40% of the option pool (approximately 802,076) will be granted to Mr. Ergas, 20% of the option pool (approximately 401,038) will be granted to Mr. Roessler, and the remaining 40% (approximately 802,076) will be granted to employees selected by Mr. Ergas, subject to the reasonable approval of the compensation committee of the board of directors of BCO Holding. The exercise price of each option under the option plan will be determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined pursuant to the incentive plan) of BCO Holding common stock on the date of grant. The options to be granted in connection with the closing of the merger will be granted with an exercise price equal to the equivalent per share merger consideration.

  . Anticipated Amendments to Employment Arrangements and Bonus Targets. It is currently anticipated that, upon completion of the merger, the existing employment arrangements of Messrs. Ergas, Roessler, Kern and O'Connell will be amended (effective as of the beginning of BWAY's 2003 fiscal year) to provide that their annual base salary shall not be less than $550,000, $300,000, $240,000 and $165,000, respectively. It is currently anticipated that, upon completion of the merger, the target bonuses payable to Messrs. Ergas, Roessler, Kern and O'Connell for BWAY's 2003 fiscal year under the BWAY Officers Incentive Plan shall be, as a percentage of their respective base salaries, 70%, 50%, 40% and 33.3%, respectively, assuming that BWAY achieves the performance targets established for that year consistent with BWAY's past practices. It is currently anticipated that, upon completion of the merger, Mr. Ergas' existing employment agreement will be further amended to provide that Mr. Ergas will remain as chairman of BWAY's board of directors when he retires as BWAY's chief executive officer in the future. It is currently anticipated that, as chairman, Mr. Ergas will remain an employee of BWAY and, as such, will continue to vest his employee benefits in accordance with the terms of the applicable plans and agreements.

  . Anticipated New Employment Agreement with Thomas Eagleson. It is currently anticipated that, upon completion of the merger, a new employment agreement will be entered into with Thomas Eagleson effective January 1, 2003. Under this agreement, Mr. Eagleson is expected to hold the position of Senior Advisor, reporting to Mr. Ergas and Mr. Roessler, and is expected to work as a part-time employee with an expected annual commitment of approximately 1,000 hours per year. Mr. Eagleson's employment period is expected to automatically extend for successive one-year periods unless either party provides 60 days prior written notice. Mr. Eagleson is expected to be paid on an hourly basis at a rate of $200 per hour, and is expected to be entitled to health and welfare benefits that are consistent with BWAY's policies for other part-time employees. Mr. Eagleson is expected to continue to be entitled to these benefits for one year following termination unless he is terminated by BWAY for cause.

Legal Documents (See page A-1)

   Whenever we refer to the merger agreement in this proxy statement we are referring to the merger agreement attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Recommendation of the Special Committee and the Board of Directors (See page 27)

   A special committee of independent directors of BWAY carefully reviewed and considered the terms and conditions of the merger agreement and the merger and unanimously determined that the merger agreement and the merger are advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration (including the stockholders who are not continuing investors) and recommended the merger agreement and the merger to the full BWAY board of directors. Based on the recommendation of the special committee, the BWAY board of directors has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and the BWAY stockholders (including the stockholders who are not continuing investors), and recommend that you vote to approve and adopt the merger agreement and the merger.

Opinion of the Special Committee's Financial Advisor (See page 32)

   On September 30, 2002, the special committee received a written opinion from William Blair & Company, L.L.C., its independent financial advisor, which states that, as of the date of such opinion, the cash merger consideration of $20.00 per share to be received in the merger by the stockholders of BWAY (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) is fair from a financial point of view to such stockholders. The full text of Blair's written opinion is attached to this proxy statement as Annex B. We encourage you to carefully read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Blair is directed only to the matters described in the opinion and does not constitute a recommendation to any stockholder as to how you should vote on any matter at the special meeting.

Conditions to the Merger (See page 72)

   The obligations of BWAY, BCO Holding and BCO Acquisition to complete the merger are subject to the following mutual closing conditions:

  .  approval of the merger agreement and the merger by BWAY's stockholders;

  . expiration or termination of the waiting period under antitrust laws (which expiration occurred on November 14, 2002), and the receipt of all other significant consents from all governmental entities;

  . absence of any judgment, injunction, order, decree, statute, law, rule or regulation prohibiting the merger; and

  . receipt of an appraisal letter from an independent advisor indicating that BWAY will not be insolvent after completion of the merger.

   BWAY's obligation to complete the merger is also subject to the following additional conditions:

  . accuracy of the representations and warranties made by BCO Holding and BCO Acquisition to the extent specified in the merger agreement;

  . performance by BCO Holding and BCO Acquisition of their obligations under the merger agreement to the extent specified in the merger agreement;

  . receipt of certificates from an executive officer of each of BCO Holding and BCO Acquisition to the effect that the prior two conditions have been satisfied; and

  . absence of any pending suit, action or proceeding by any governmental entity against BCO Holding or BCO Acquisition, BWAY or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a significant manner, (2) significant damages in connection with the merger, (3) any other significant remedy in connection with the merger, or (4) to impose material liability on any of the foregoing persons in connection with the merger.

   BCO Holding's and BCO Acquisition's obligations to complete the merger are also subject to the following additional conditions:

  . accuracy of the representations and warranties made by BWAY to the extent specified in the merger agreement;

  . performance by BWAY of its obligations under the merger agreement to the extent specified in the merger agreement;

  . receipt of a certificate from an executive officer of BWAY to the effect that the prior two conditions have been satisfied;

  . absence of any pending suit, action or proceeding by any governmental entity against BCO Holding or BCO Acquisition, BWAY or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a significant manner, (2) significant damages in connection with the merger, (3) any other significant remedy in connection with the merger, or (4) to impose material liability on any of the foregoing persons in connection with the merger;

  . completion of the transactions under the exchange agreements between BCO Holding and each of Jean-Pierre Ergas, Warren Hayford and Mary Lou Hayford by which each of these persons will exchange a portion of his or her equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger;

  . receipt of the debt financing under the senior debt commitment letter and the bridge facility commitment letter described under the heading "Special Factors--Financing of the Merger" on page 50 or any substitute debt financing, in either case in the amounts and on the terms and conditions set forth in those letters or upon substantially equivalent terms and conditions, and to the extent any of the terms and conditions are not set forth in those letters or substantially equivalent thereto, on terms and conditions reasonably satisfactory to BCO Holding (because the escrow closing of subordinated debt financing described under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51 has occurred, BWAY believes that the condition described in this bullet point as it relates to the financing proceeds of the debt financing contemplated by the bridge facility commitment letter will be satisfied);

  . tender of at least 51% of BWAY's 101/4% Senior Subordinated Notes due 2007 to BWAY pursuant to a debt tender offer, and receipt of required consents from the holders of these notes consenting to amendments to BWAY's indenture to permit the completion of the merger without breach or default of the indenture or the notes;

  . receipt of resignations from each BWAY director other than Jean-Pierre Ergas and Warren Hayford;

  .  receipt of a statement from BWAY as to certain tax matters; and

  . exercise of dissenters' rights by the holders of no more than 15% of the outstanding BWAY common stock.

Termination of the Merger Agreement (See page 73)

   BCO Holding, BCO Acquisition and BWAY can mutually agree to terminate the merger agreement at any time. In addition, either BCO Holding, BCO Acquisition or BWAY can terminate the merger agreement if:

  . the merger has not been completed by February 28, 2003 (but no party can terminate the merger agreement on this basis if its failure to fulfill any obligation or other breach under the merger agreement caused or resulted in the failure to close by February 28, 2003);

  . there is a final, non-appealable order, decree or ruling by any governmental entity that restrains or prohibits the merger; or

  . BWAY's stockholders do not approve the merger agreement and the merger at the special meeting.

   In addition, BCO Holding and BCO Acquisition can also terminate the merger agreement if:

  . before a vote of BWAY's stockholders approving the merger agreement, the BWAY board either (1) approves or recommends an alternative acquisition proposal, (2) fails to recommend against or reject an alternative acquisition proposal (other than a tender or exchange offer covered under clause (3) below) within 20 business days of public disclosure of that proposal, or (3) recommends acceptance of (or announces that it is unable to take a position, will remain neutral or express no opinion on) or, within 18 business days after its commencement, fails to recommend against or reject, a tender or exchange offer for 25% of the outstanding BWAY common stock;

  . the BWAY board withdraws, modifies or changes its recommendation of the merger agreement or determines not to solicit proxies; or

  . BWAY intentionally breaches any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to a failure of BCO Holding's and BCO Acquisition's closing conditions and which has not been cured (or is not capable of being cured) within 20 business days after BCO Holding and BCO Acquisition give notice to BWAY of the breach.

   In addition, BWAY can also terminate the merger agreement:

  . if BCO Holding or BCO Acquisition intentionally breaches any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to a failure of BWAY's closing conditions and which has not been cured (or is not capable of being cured) within 20 business days after BWAY gives notice to BCO Holding or BCO Acquisition of the breach; or

  . in order to recommend, approve or accept a "superior proposal" (but BWAY must have complied in all material respects with the provisions described under the heading "The Merger Agreement--No Solicitation of Competing Proposals" on page 66).

Termination Fees (See page 74)

   Subject to the adjustments described in the last sentence of this paragraph, BWAY has agreed to pay Kelso a $6 million termination fee if the merger agreement is terminated under certain circumstances described under the heading "The Merger Agreement--Termination of the Merger Agreement--Effects of Terminating the Merger Agreement" on page 74. In addition, subject to such adjustments, BWAY has agreed to reimburse Kelso for all of its out-of-pocket expenses of Kelso and its affiliates (including fees and expenses of financial advisors, outside legal counsel and accountants) incurred in connection with the merger and the proposed financing of the merger up to a maximum amount of $4 million if the merger agreement is terminated under certain circumstances described under that same heading. However, under the terms of the merger agreement, because the escrow closing of subordinated debt financing described under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51 has occurred, the termination fee that may become payable has been reduced to $3 million (instead of $6 million) and the maximum amount of any of Kelso's expenses payable has been increased to $7 million (instead of $4 million).

No Solicitation of Competing Proposals (See page 66)

   The merger agreement generally restricts BWAY's ability to solicit, initiate, encourage or facilitate any competing merger or acquisition inquiries, proposals or offers. However, BWAY may participate or engage in discussions or negotiations with respect to unsolicited offers if the special committee determines in good faith, after consultation with its independent financial and legal advisors, that any such offer could realistically result in a "superior proposal" that (1) would, if completed, result in a transaction more favorable to BWAY's stockholders from a financial point of view than the merger, (2) is with a person that has, or is reasonably likely to obtain, the necessary funds to complete the transaction, and (3) is capable of being, and is reasonably likely to be, completed without undue delay.

Modification or Amendment of the Merger Agreement (See page 75)

   BWAY, BCO Holding and BCO Acquisition may, by acting through their respective boards of directors, amend, modify or waive any provision of the merger agreement prior to the closing of the merger. However, no such amendment, modification or waiver by BWAY will be effective unless it is authorized by the special committee and, after the approval of the merger agreement and the merger by BWAY's stockholders, there shall not be made any amendment that by law requires the further approval by BWAY's stockholders without such further approval.

Fees and Expenses (See page 75)

   Except as otherwise described under the heading "The Merger
Agreement--Termination of the Merger Agreement--Effects of Terminating the Merger Agreement" on page 74, all costs and expenses incurred in connection with the merger agreement and the merger will paid by the party incurring such expenses.

Material Federal Income Tax Consequences (See page 54)

   The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

   Tax matters are very complicated. The tax consequences of the merger to you will depend upon your own situation. You should consult your tax advisors for a full understanding of the U.S. federal, state and local tax consequences of the merger to you.

Anticipated Accounting Treatment (See page 56)

   The merger is intended to be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, "Business Combinations" and Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions."

Financing of the Merger (See page 50)

   The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction fees and expenses:

  . BCO Acquisition has received a senior debt commitment letter from Deutsche Bank Trust Company Americas by which Deutsche Bank has committed to provide (subject to certain conditions) a senior secured revolving credit facility of up to $90 million (through the amendment of BWAY's existing $90 million senior credit facility to accommodate the merger and the other related transactions or, if requested by BCO Acquisition, through a new senior credit facility), no more than $30 million of which may be borrowed at the closing of the merger;

  . BWAY Finance Corp., a newly formed subsidiary of BCO Holding, has issued $200 million of new unsecured 10% Senior Subordinated Notes due 2010, the proceeds of the offering have been placed in escrow with the trustee under the indenture governing the notes, and BWAY will assume the notes and receive such proceeds upon closing of the merger;

  . BWAY has received an equity commitment letter from Kelso in which Kelso has agreed to provide up to $81.2 million of the equity financing required for the merger, subject to adjustment and subject to the conditions of the merger agreement, the senior debt commitment letter and the bridge facility commitment letter; and

  . The continuing investors have agreed to exchange, in the aggregate, 596,596 shares of BWAY common stock and 812,910 BWAY stock options having an aggregate value of approximately $20.3 million into equity interests of BCO Holding immediately prior to the merger.

Rights of Dissenting Stockholders (See page 57)

   BWAY is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger agreement and the merger and instead follow the appropriate procedures for demanding appraisal rights as described under the heading "Special Factors--Rights of Dissenting Stockholders" on page 57 and in Annex C, you will receive a cash payment for the "fair value" of your shares of BWAY common stock, as determined by the Delaware Court of Chancery. The price determined by the Delaware Court of Chancery may be less than, equal to or more than the $20.00 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

  . you must not vote for approval and adoption of the merger agreement and the merger; and

  . you must make written demand for appraisal in compliance with Delaware law before the vote on the merger agreement and the merger.

   Merely voting against the merger agreement and the merger will not perfect your appraisal rights under Delaware law. Annex C to this proxy statement contains the Delaware statute relating to your appraisal rights. If you want to exercise your appraisal rights, please read and carefully follow the procedures described under the heading "Special Factors--Rights of Dissenting Stockholders" on page 57 and in Annex C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenters' rights.

Selected Historical and Pro Forma Consolidated Financial Data

   Set forth below is a summary of selected historical consolidated financial data with respect to BWAY excerpted or derived from the information contained in BWAY's Annual Report on Form 10-K for the fiscal year ended September 29, 2002 filed with the SEC, which is incorporated herein by reference. More comprehensive financial information is included in such report and other documents filed by BWAY with the SEC. The following summary is qualified by reference to such report and other documents and all of the financial information, including any related notes, contained therein. Such report and other documents may be inspected and copies may be obtained from the offices of the SEC. See the discussion under the heading "Additional Information--Where You Can Find More Information" on page 86 for further details about this additional information.

   Also set forth below is a summary of selected pro forma consolidated financial data with respect to BWAY derived by the application of pro forma adjustments to our historical financial statements, which are contained in BWAY's Annual Report on Form 10-K for the fiscal year ended September 29, 2002 filed with the SEC and which are incorporated herein by reference. The unaudited pro forma financial data presented below give effect to the transactions described in this proxy statement under the heading "Unaudited Pro Forma Financial Information" on page 89. The pro forma data is not necessarily indicative of our results of operations or financial position had these transactions taken place on the dates indicated and is not intended to project our results of operations or financial position for any future period or date. See the discussion under the heading "Unaudited Pro Forma Financial Information" on page 89 for additional pro forma information.

                                                                       Fiscal Year Ended (1)
                                                                    --------------------------------     Pro
                                                                    September 30,    September 29,      Forma
                                                                        2001             2002           2002
                                                                    -------------    -------------     --------
                                                                    (dollars in thousands, except per share data)
Income Statement Data:
Net sales..........................................................   $475,039         $527,601       $527,601
   Cost of products sold (excluding depreciation and amortization).    425,084          456,788        456,788
                                                                      --------         --------        --------
       Gross profit (excluding depreciation and amortization)......     49,955           70,813         70,813
   Depreciation and amortization (2)...............................     20,713           19,582         29,359
   Selling and administrative expense..............................     15,610           14,179         14,674
   Merger-related transaction costs (3)............................         --            1,478          1,478
   Restructuring and impairment charge (4) (5).....................     21,500            1,250          1,250
   Other, net (6)..................................................       (970)            (597)          (597)
                                                                      --------         --------        --------
       Income from operations......................................     (6,898)          34,921         24,649
   Interest expense, net...........................................     15,325           13,109         24,655
                                                                      --------         --------        --------
Income (loss) before income taxes and extraordinary item...........    (22,223)          21,812             (6)
   Provision (benefit) for income taxes............................     (6,042)           9,556            829
                                                                      --------         --------        --------
Income (loss) before extraordinary item............................    (16,181)          12,256           (835)
   Extraordinary item (7)..........................................       (307)              --             --
                                                                      --------         --------        --------
Net income (loss)..................................................   $(16,488)        $ 12,256       $   (835)
                                                                      ========         ========        ========
Basic earnings (loss) per common share data:
   Income (loss) before extraordinary item.........................   $  (1.80)        $   1.41       $  (0.09)
   Extraordinary item (7)..........................................      (0.04)              --             --
                                                                      --------         --------        --------
Net income (loss)..................................................   $  (1.84)        $   1.41       $  (0.09)
                                                                      ========         ========        ========
Diluted earnings (loss) per common share data:
   Income (loss) before extraordinary item.........................   $  (1.80)        $   1.33       $  (0.09)
   Extraordinary item (7)..........................................      (0.04)              --             --
                                                                      --------         --------        --------
Net income (loss)..................................................   $  (1.84)        $   1.33       $  (0.09)
                                                                      ========         ========        ========

                                             Fiscal Year Ended (1)
                                          --------------------------------     Pro
                                          September 30,    September 29,      Forma
                                              2001             2002           2002
                                          -------------    -------------     --------
                                          (dollars in thousands, except per share data)
Other Financial Data:
EBITDA (8)...............................   $ 34,345         $ 56,634       $ 56,139
EBITDA margin % (9)......................        7.2%            10.7%          10.6%
Net cash provided by operating activities     22,116           46,063         38,839
Net cash used in investing activities....     (4,040)          (9,528)        (9,528)
Net cash used in financing activities....    (18,752)         (17,330)       (17,330)
Cash interest expense, net...............     14,345           11,720         21,538
Capital expenditures.....................      9,421           10,586         10,586
Ratio of earnings to fixed charges (10)..         --            2.46x             --



                                                                               Pro
                                          September 30,    September 29,      Forma
                                              2001             2002           2002
                                          -------------    -------------     --------
                                          (dollars in thousands, except per share data)
Balance Sheet Data:
Total working capital....................   $  8,369         $ 20,467       $ 29,921
Total assets.............................    300,895          306,686        458,807
Current assets...........................    106,408          123,362        124,848
Noncurrent assets........................    194,487          183,324        333,959
Total debt...............................    112,808          100,000        230,000
Other noncurrent liabilities.............     29,613           31,143         58,582
Current liabilities......................     98,039          102,895         94,927
Stockholders' equity.....................     60,435           72,648         75,298
Book value per share.....................       6.95             8.34           8.20

--------
(1) BWAY operates on a 52/53-week fiscal year ending on the Sunday closest to September 30 of the applicable year. Each of the two years in the period ended September 29, 2002 is a 52-week fiscal period.
(2) Depreciation for fiscal year 2002 includes an additional $0.7 million of depreciation related to shortened useful lives of certain computer equipment.
(3) The fourth quarter of fiscal year 2002 includes a $1.5 million charge for certain professional fees and other transaction costs relating to the transactions.
(4) The $21.5 million restructuring and impairment charge relates to the closing of two manufacturing facilities and the write-down of intangible assets and equipment held for disposal as a result of the closings in the third quarter of fiscal year 2001.
(5) In the third quarter of fiscal year 2002, an additional $1.2 million restructuring charge was recorded related to a change in estimate of additional facility closure costs for the closure of BWAY's Elizabeth, New Jersey manufacturing facility. Due to the weakening of both the general economy and the real estate market, BWAY revised its estimate of facility closure costs to allow additional time to locate a subtenant.
(6) Other in fiscal year 2001 includes the gain on sale of the Chicago, Illinois litho manufacturing facility closed in 2000. Other in fiscal year 2002 includes the gain on sale of stock received in the demutualization of an insurance company and miscellaneous net gains from sales of surplus equipment.
(7) BWAY recorded an extraordinary loss, net of related tax benefit of $115,000, to write-off the unamortized deferred financing fees associated with BWAY's previous credit agreement, which was terminated upon the execution of BWAY's credit agreement in May 2001.
(8) "EBITDA" means income from operations before depreciation and amortization, restructuring and impairment charges, gain on curtailment of postretirement benefits and other, net and transaction expenses. BWAY believes that EBITDA is generally accepted as useful information regarding a company's ability to incur and service debt. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. EBITDA as presented in the preceding financial statements may not be comparable to similarly titled measures reported by other companies.
(9) EBITDA margin is defined as the ratio of EBITDA, as defined, relative to net sales.
(10) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases, which is representative of the interest factor. For fiscal 2001, BWAY's fixed charges exceeded its earnings by $22.2 million. For pro forma 2002, our fixed charges exceeded our earnings by $6,000.

   BWAY has not provided any separate financial information for BCO Holding and BCO Acquisition since each is a special purpose entity formed in connection with the proposed merger and has no independent operations.

Litigation Challenging the Merger

   On October 2, 2002, a civil action was filed in the Superior Court of Fulton County of the State of Georgia. The plaintiff purports to represent a putative class of the public stockholders of BWAY (excluding any person or entity related to or affiliated with any of the defendants). Named as defendants in the complaint are BWAY, all members of the BWAY board of directors and James Milton (a former director and executive officer of BWAY). The plaintiff alleges, among other things, that the individual defendants have breached their fiduciary duties of due care and loyalty to BWAY's public stockholders and failed to exercise ordinary care and diligence in the exercise of their fiduciary duties by failing to announce an active auction, open bidding or other procedures to maximize shareholder value. In addition, the complaint alleges that Mr. Ergas and Mr. Hayford, who have agreed to exchange some of their BWAY equity interests for equity interests of BCO Holding, have used inside information for their own benefit and to the detriment of BWAY's public stockholders. The complaint seeks injunctive relief, monetary damages, costs and other relief. BWAY believes that this lawsuit is without merit and intends to defend against it vigorously. To that end, on December 9, 2002, all of the defendants filed a motion to prevent the plaintiff from moving forward with discovery in the lawsuit. In addition, on December 16, 2002, all of the defendants filed a motion attacking the sufficiency of plaintiff's complaint and requesting that it be dismissed.

                                SPECIAL FACTORS

Effects of the Merger

   If the merger is approved by the BWAY stockholders and the other conditions to the closing of the merger are either satisfied or waived, BCO Acquisition will be merged with and into BWAY, with BWAY being the surviving corporation. After the merger, BCO Holding will own all of the capital stock of BWAY, and BCO Holding will be owned by affiliates of Kelso and the continuing investors. For a chart describing the ownership of BCO Holding following the merger, see "Special Factors--Post-Merger Ownership and Control" on page 15.

   When the merger is completed, each share of BWAY common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) the shares of BWAY common stock owned by BWAY or any direct or indirect wholly-owned subsidiary of BWAY, (2) the shares of BWAY common stock owned by BCO Holding or BCO Acquisition (including as a result of the exchange of BWAY common stock for BCO Holding common stock by the continuing investors), and (3) the shares of BWAY common stock held by any dissenting stockholders) will be canceled and converted into the right to receive $20.00 in cash. Except for options exchanged by the continuing investors for BCO Holding stock options, each option granted by BWAY to acquire BWAY common stock that is outstanding immediately prior to the closing of the merger will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (1) the number of shares of BWAY common stock subject to the option and (2) the excess, if any, of $20.00 over the option exercise price.

   Immediately prior to the merger, each of the continuing investors will exchange some of their shares of BWAY common stock and some of their BWAY stock options for equity interests in BCO Holding. The continuing investors will sell or "cash-out" the remainder of their current equity interests in BWAY in the merger. Each of their shares of BWAY common stock, including the shares underlying their BWAY stock options, will be valued at $20.00 per share. The continuing investors are Jean-Pierre Ergas, Warren Hayford, Mary Lou Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell.

   As a result of the merger, BWAY will be a privately held company and there will be no public market for BWAY common stock. Upon the completion of the merger, BWAY common stock will no longer be listed on the New York Stock Exchange and price quotations for sales of shares in the public market will no longer be available. In addition, the registration of BWAY common stock under the Exchange Act will be terminated.

   The primary benefits of the merger to BWAY are that, because BWAY common stock will be privately held, BWAY will enjoy certain efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with certain SEC reporting requirements, and its directors, officers and beneficial owners of more than 10% of the shares of BWAY common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. BWAY, however, will likely be required to resume filing periodic reports with the SEC as a result of its issuing debt securities registered under the Securities Act. In addition, BWAY will be relieved of New York Stock Exchange listing and reporting requirements.

   A potential detriment of the merger to BWAY is that BWAY and its subsidiaries will be incurring approximately $230 million in long-term debt on a consolidated basis in connection with the closing of the merger (approximately $100 million of which will be used to repay existing indebtedness) and that BWAY and its subsidiaries will be subject to restrictive covenants under the terms of that indebtedness, some of which may be more restrictive than those under BWAY's existing indebtedness. In addition, such indebtedness may:

  . increase the vulnerability of BWAY to general adverse economic and industry conditions;

  . require BWAY to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, investments and other general corporate purposes;

  . limit the ability of BWAY in planning for, or reacting to, changes in its business and the markets in which it operates;

  . place BWAY at a competitive disadvantage compared with its competitors that have less debt; and

  .  limit, among other things, the ability of BWAY to borrow additional funds.

   The primary benefits of the merger to stockholders of BWAY that will not have a continuing interest in BCO Holding include the following:

  . these stockholders will receive $20.00 in cash for each share of BWAY common stock, representing a premium of approximately 44% over the per share closing price of BWAY common stock on September 30, 2002, the last trading day prior to the public announcement of the proposed merger and a premium of 64% over the one-year average price of BWAY common stock; and

  . the avoidance of the risk associated with any decrease in the future earnings, growth or value of BWAY following the merger.

   The primary detriments of the merger to stockholders of BWAY that will not have a continuing interest in BCO Holding include the following:

  . these stockholders will cease to have an interest in BWAY and therefore will no longer benefit from any increase in the future earnings, growth or value of BWAY or payment of dividends on BWAY common stock, if any; and

  . the receipt of cash for shares of BWAY common stock in the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

   The primary benefits of the merger to Kelso and the continuing investors that are participating in the transaction include the following:

  . Kelso and the continuing investors will own all of the outstanding equity of BCO Holding (which in turn will own all of the capital stock of BWAY) after the merger and therefore will receive all of the benefit, if any, of any increase in the future earnings, growth or value of BWAY;

  . certain continuing investors will receive a variety of other benefits under various new and existing arrangements as discussed more fully under the heading "Special Factors--Interests of Certain Persons in the Merger" on page 44;

  . the ongoing benefits of investing in partnership with an experienced and successful management team; and

  . the other benefits described under the heading "Special Factors--Purposes, Reasons and Plans for BWAY After the Merger" on page 43.

   The primary detriments of the merger to Kelso and the continuing investors that are participating in the transaction include the following:

  . all of the risk of any decrease in the future earnings, growth or value of BWAY following the merger will be borne by Kelso and the continuing investors;

  . all of the competitive risks related to substitute packaging products such as plastic, and, to a lesser extent, composites and flexible packaging containers;

  . BWAY will have substantially more debt outstanding after the merger and this may adversely affect the equity value of BCO Holding. In general, higher levels of debt can have the effect of increasing the risk to equity holders of losing the entire value of their investment;

  . the equity interests in BCO Holding that each continuing investor will receive in exchange for a portion of his or her equity interests in BWAY will be subject to restrictions on transfer; and

  . immediately following the merger, there will be no trading market for BCO Holding's equity.

   Since BWAY utilized the remaining balance of its operating loss carryforwards in the fourth quarter of fiscal year 2002, neither Kelso, the continuing investors that are participating in the transaction nor any of BWAY's other affiliates will benefit from the future use of operating loss carryforwards unless BWAY incurs operating losses between the date of this proxy statement and the closing.

   The $20.00 per share cash consideration to be received by BWAY stockholders in the merger is the result of arm's length negotiations between Kelso and its advisors, on the one hand, and the special committee and its advisors, on the other hand.

   If the merger is not approved by the BWAY stockholders at the special meeting, BWAY, BCO Holding and BCO Acquisition will not be permitted under Delaware law to complete the merger and each of BCO Holding, BCO Acquisition and BWAY will have the right to terminate the merger agreement. After any such termination of the merger agreement, BWAY would remain a public company and would continue to conduct its business and operations as it did prior to the execution of the merger agreement. In addition, after any such termination of the merger agreement, BWAY would be required to:

  . pay Kelso a $3 million termination fee, provided that (1) on or before the date of such termination, an Acquisition Proposal (as defined on page 67) with respect to BWAY shall have been publicly announced, disclosed or otherwise communicated to the special committee or the BWAY board and
     (2) within 12 months of that termination BWAY or a third party completes, or BWAY enters into a definitive agreement with a third party for, a transaction that would qualify as an Acquisition Proposal under the merger agreement; and

  . pay Kelso all of its out-of-pocket expenses, up to a maximum amount of $7 million, provided that, on or before the date of such termination, an Acquisition Proposal with respect to BWAY shall have been publicly announced, disclosed or otherwise communicated to the special committee or the BWAY board.

Post-Merger Ownership and Control

   Immediately after the merger, BCO Holding will hold all of the outstanding capital stock of BWAY. In turn, it is expected that affiliates of Kelso will hold approximately 7,991,000 shares of BCO Holding common stock, representing in the aggregate approximately 73.9% of the fully diluted equity of BCO Holding, and the continuing investors, including Mr. Ergas and Mr. and Mrs. Hayford, will hold 1,193,192 shares of BCO Holding common stock and fully vested options to purchase 1,625,820 shares of BCO Holding common stock, representing in the aggregate approximately 26.1% of the fully diluted equity of BCO Holding, in each case including shares issuable upon exercise of fully vested BCO Holding stock options issued in exchange for BWAY stock options, but without giving effect to the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan as described under the heading "Interests of Certain Persons in the Merger--BCO Holding Stock Incentive Plan" on page 48. However, you should note that the exact number of shares of BCO Holding held by Kelso's affiliates after the closing and, accordingly, the ownership percentages stated in the preceding sentence are subject to change to the extent that transaction fees and expenses and BWAY's outstanding debt at closing deviate from the numbers currently projected.

   The following tables set forth:

  . the aggregate number of shares of BWAY common stock and the percentage of the fully diluted equity of BWAY expected to be owned by Kelso and each of the continuing investors immediately prior to the merger, in each case including shares issuable upon exercise of BWAY stock options that have vested or that will fully vest upon the completion of the merger;

  . the implied value of the pre-merger fully diluted equity of BWAY held by each of these persons;

  . the amount of cash that each of these persons will receive in respect of the sale of BWAY common stock or the "cash-out" of BWAY stock options as part of the merger;

  . the aggregate number of shares of BCO Holding common stock and the percentage of the fully diluted equity of BCO Holding expected to be owned by each of these persons immediately following the merger, in each case including shares issuable upon exercise of fully vested BCO Holding stock options issued in exchange for BWAY stock options held by each such person immediately prior to the merger, but without giving effect to the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan as described under the heading "Interests of Certain Persons in the Merger--BCO Holding Stock Incentive Plan" on page 48; and

  . the implied value of such post-merger fully diluted equity interest of BCO Holding to be held by each of these persons.

                                               Percentage of  Implied Value of
                           Number of Shares of Fully Diluted   Investment in
                               BWAY Common     Equity of BWAY    BWAY Pre-
Post-Merger Equity Holders  Stock Pre-Merger   Pre-Merger (1)    Merger (2)    Cash Proceeds
-------------------------- ------------------- -------------- ---------------- -------------
    Kelso Entities (5)....              0              0%       $         0     $         0
    Jean-Pierre Ergas.....        614,777(7)         5.8          8,520,000       4,510,000
    Warren Hayford........        428,335(9)         4.0          4,930,000       1,860,000
    Mary Lou Hayford......      1,821,273(11)       17.1         36,430,000      24,500,000
    Kevin Kern............         65,240(13)        0.6            980,000         730,000
    Thomas Eagleson.......        120,711(15)        1.1          1,710,000       1,290,000
    Kenneth Roessler......        115,454(17)        1.1          1,760,000       1,260,000
    Jeffrey O'Connell.....         66,820(19)        0.6          1,080,000         910,000
                                ---------           ----        -----------     -----------
       Total..............      3,232,610(21)       30.3%       $55,410,000     $35,060,000
                                =========           ====        ===========     ===========

                             Number of Fully   Percentage of
                            Diluted Shares of  Fully Diluted Implied Value of
                               BCO Holding     Equity of BCO Equity Investment
                            Common Stock Post- Holding Post-  in BCO Holding
 Post-Merger Equity Holders       Merger        Merger (3)    Post-Merger (4)
 -------------------------- ------------------ ------------- -----------------
     Kelso Entities (5)....      7,991,000(6)       73.9%(6)   $ 79,910,000(6)
     Jean-Pierre Ergas.....        728,610(8)        6.7          4,010,000
     Warren Hayford........        670,834(10)       6.2          3,070,000
     Mary Lou Hayford......      1,193,192(12)      11.0         11,930,000
     Kevin Kern............         50,292(14)       0.5            250,000
     Thomas Eagleson.......         63,340(16)       0.6            420,000
     Kenneth Roessler......         75,424(18)       0.7            500,000
     Jeffrey O'Connell.....         37,320(20)       0.4            170,000
                                ----------         -----       ------------
        Total..............     10,810,012(22)     100.0%      $100,260,000
                                ==========         =====       ============

--------
 (1) Based on 8,761,259 shares of BWAY common stock and options to purchase 1,877,731 shares of BWAY common stock outstanding as of November 30, 2002.
 (2) Based on $20.00 per share of BWAY common stock and, in the case of BWAY stock options, an amount equal to the excess of $20.00 per share over the exercise price of the applicable BWAY stock options to be paid in the merger.
 (3) These percentages include shares issuable upon exercise of BCO Holding stock options issued in exchange for BWAY stock options but exclude the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan.
 (4) Based on an implied value of $10.00 per share of BCO Holding common stock and, in the case of BCO Holding stock options, an amount equal to the excess of $10.00 per share over the exercise price of the applicable BCO Holding stock options.

 (5) The Kelso Entities include Kelso Investment Associates VI, L.P. and KEP VI, LLC, which collectively will own approximately 7,991,000 shares of BCO Holding common stock.
 (6) This amount assumes that Kelso's equity investment in BCO Holding is $79.9 million. Kelso's equity investment in BCO Holding may be adjusted to the extent that the actual transaction costs incurred in connection with the merger are greater than or less than $29.8 million and/or to the extent that BWAY's debt balance at closing (including accrued interest) is greater than or less than $104.8 million.
 (7) This amount shown for Mr. Ergas includes 138,077 shares of BWAY common stock and options to purchase 476,700 shares of BWAY common stock at a weighted average exercise price of $7.92.
 (8) This amount shown for Mr. Ergas consists of options to purchase 728,610 shares of BCO Holding common stock at a weighted average exercise price of $4.50 per share.
 (9) This amount shown for Mr. Hayford includes 92,918 shares of BWAY common stock and options to purchase 335,417 shares of BWAY common stock at a weighted average exercise price of $10.85.
(10) This amount shown for Mr. Hayford consists of options to purchase 670,834 shares of BCO Holding common stock at a weighted exercise price of $5.43 per share.
(11) This amount shown for Mrs. Hayford consists of 1,821,273 shares of BWAY common stock and includes 149,000 shares of BWAY common stock that will be donated to four charitable organizations prior to the closing of the merger.
(12) This amount shown for Mrs. Hayford consists of 1,193,192 shares of BCO Holding common stock.
(13) This amount shown for Mr. Kern includes 24,207 shares of BWAY common stock and options to purchase 41,033 shares of BWAY common stock at a weighted average exercise price of $8.02.
(14) This amount shown for Mr. Kern consists of options to purchase 50,292 shares of BCO Holding common stock at a weighted average exercise price of $5.11 per share.
(15) This amount shown for Mr. Eagleson includes 711 shares of BWAY common stock and options to purchase 120,000 shares of BWAY common stock at a weighted average exercise price of $5.90.
(16) This amount shown for Mr. Eagleson consists of options to purchase 63,340 shares of BCO Holding common stock at a weighted average exercise price of $3.33 per share.
(17) This amount shown for Mr. Roessler includes 20,454 shares of BWAY common stock and options to purchase 95,000 shares of BWAY common stock at a weighted average exercise price of $5.75.
(18) This amount shown for Mr. Roessler consists of options to purchase 75,424 shares of BCO Holding common stock at a weighted average exercise price of $3.37 per share.
(19) This amount shown for Mr. O'Connell includes 37,120 shares of BWAY common stock and options to purchase 29,700 shares of BWAY common stock at a weighted average exercise price of $8.54.
(20) This amount shown for Mr. O'Connell consists of options to purchase 37,320 shares of BCO Holding common stock at a weighted average exercise price of $5.44 per share.
(21) This amount includes 2,134,611 shares of BWAY common stock and options to purchase 1,097,850 shares of BWAY common stock.
(22) This amount includes 9,184,199 shares of BCO Holding common stock and options to purchase 1,625,820 shares of BCO Holding common stock.

   In addition, the following tables set forth:

  . the percentage of the fully diluted equity of BWAY expected to be owned by Kelso and each of the continuing investors immediately prior to the merger, in each case including shares issuable upon exercise of BWAY stock options that have vested or that will fully vest upon the completion of the merger;

  . the implied interest of each of these persons in BWAY's net book value of $72,648,000 as of September 29, 2002, based on such percentages;

  . the implied interest of each of these persons in BWAY's net income of $12,256,000 for the fiscal year ended September 29, 2002, based on such percentages and assuming each of these persons held such equity interests in BWAY for such entire fiscal year;

  . the percentage of the fully diluted equity of BCO Holding expected to be owned by each of these persons immediately following the merger, in each case including shares issuable upon exercise of fully vested BCO Holding stock options issued in exchange for BWAY stock options held by each such person immediately prior to the merger, but without giving effect to the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan as described under the heading "Interests of Certain Persons in the Merger--BCO Holding Stock Incentive Plan" on page 48;

  . the implied interest of each of these persons in BWAY's net book value of $72,648,000 as of September 29, 2002, based on such percentages; and

  . the implied interest of each of these persons in BWAY's net income of $12,256,000 for the fiscal year ended September 29, 2002, based on such percentages and assuming each of these persons had held such percentage interests in BWAY for such entire fiscal year.

                                                                    Implied Interest
                                               Implied Interest in    in BWAY's Net
                           Percentage of Fully     BWAY's Net        Income for the
                                 Diluted        Book Value as of    Fiscal Year ended
                             Equity of BWAY       September 29,       September 30,
Post-Merger Equity Holders   Pre-Merger (1)           2002                2002
-------------------------- ------------------- ------------------- -------------------
    Kelso Entities (3)....            0%           $         0         $         0
    Jean-Pierre Ergas.....          5.8              4,214,000             711,000
    Warren Hayford........          4.0              2,906,000             490,000
    Mary Lou Hayford......         17.1             12,423,000           2,096,000
    Kevin Kern............          0.6                436,000              74,000
    Thomas Eagleson.......          1.1                799,000             135,000
    Kenneth Roessler......          1.1                799,000             135,000
    Jeffrey O'Connell.....          0.6                436,000              74,000
                                  -----            -----------         -----------
       Total..............         30.3%           $22,013,000         $ 3,715,000
                                  =====            ===========         ===========

                                                                   Implied Interest in
                           Percentage of Fully Implied Interest in     BWAY's Net
                                 Diluted           BWAY's Net        Income for the
                              Equity of BCO     Book Value as of    Fiscal Year ended
                           Holding Post-Merger    September 29,       September 30,
Post-Merger Equity Holders         (2)                2002                2002
-------------------------- ------------------- ------------------- -------------------
    Kelso Entities (3)....         73.9%(4)        $53,687,000(4)      $ 9,057,000
    Jean-Pierre Ergas.....          6.7              4,867,000             821,000
    Warren Hayford........          6.2              4,504,000             760,000
    Mary Lou Hayford......         11.0              7,991,000           1,348,000
    Kevin Kern............          0.5                363,000              61,000
    Thomas Eagleson.......          0.6                436,000              74,000
    Kenneth Roessler......          0.7                509,000              86,000
    Jeffrey O'Connell.....          0.4                291,000              49,000
                                  -----            -----------         -----------
       Total..............        100.0%           $72,648,000         $12,256,000
                                  =====            ===========         ===========

--------
(1) Based on 8,761,259 shares of BWAY common stock and options to purchase 1,877,731 shares of BWAY common stock outstanding as of November 30, 2002.

(2) These percentages include shares issuable upon exercise of BCO Holding stock options issued in exchange for BWAY stock options but exclude the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan.
(3) The Kelso Entities include Kelso Investment Associates VI, L.P. and KEP VI, LLC, which collectively will own approximately 7,991,000 shares of BCO Holding common stock.
(4) This amount assumes that Kelso's equity investment in BCO Holding is $79.9 million. Kelso's equity investment in BCO Holding may be adjusted to the extent that actual transaction costs incurred in connection with the merger are greater than or less than $29.8 million and/or to the extent that BWAY's debt balance at closing (including accrued interest) is greater or less than $104.8 million.

Background of the Merger

   Beginning in January 2001, BWAY's management team focused extensive internal efforts to reorganize BWAY's manufacturing operations, improve productivity, reduce costs and repay debt. As a result of these efforts, BWAY began to demonstrate improved earnings and, after completion of BWAY's 2001 fiscal year, which ended September 30, 2001, BWAY's management team determined that the timing was appropriate to begin exploring additional opportunities to increase shareholder value, including a sale of BWAY to a strategic buyer or to a private equity firm. On November 28, 2001, BWAY issued a press release announcing its sales and earnings for the fiscal year ended September 30, 2001. The press release also indicated that BWAY was beginning to assess and consider various strategic options to optimize shareholder value, including a business combination or recapitalization.

   During the period from November 2001 through May 2002, Deutsche Bank met with Mr. Ergas and Mr. Hayford a number of times to discuss the potential sale of BWAY to a private equity firm or strategic buyer. During that period, acting with the expectation that it would be a potential source of financing and other services for the acquiror in connection with a potential transaction, Deutsche Bank solicited interest from eleven private equity firms, eight of whom met with Deutsche Bank to discuss their potential interest in an acquisition of BWAY. Seven of these firms signed confidentiality agreements with BWAY and five of these firms participated in meetings and/or telephone conferences with Mr. Ergas and representatives of Deutsche Bank to discuss BWAY's operations and strategy. Mr. Hayford attended some of these meetings. During that period, Mr. Ergas also had initial contacts with two additional private equity firms regarding their potential interest in an acquisition of BWAY. These two private equity firms participated in meetings and/or telephone conferences with Mr. Ergas to discuss a possible transaction, and one of these firms signed a confidentiality agreement with BWAY.

   In October 2001 and in April 2002, Mr. Ergas also had initial contacts with senior executives at two companies regarding a possible strategic transaction involving BWAY. Executives of these two companies participated in meetings and/or telephone conferences with Mr. Ergas to discuss a possible strategic transaction. However, after the preliminary meetings, neither of these companies pursued any further discussions with BWAY regarding an acquisition of BWAY.

   On February 12, 2002, at a meeting of the BWAY board of directors, Mr. Ergas and Mr. Hayford reported to the BWAY board regarding the steps they had taken to explore a sale, combination or recapitalization of BWAY.

   On March 22, 2002, Deutsche Bank provided preliminary public information regarding BWAY to Kelso and, on or about April 10, 2002, BWAY and Kelso entered into a non-disclosure agreement in connection with a possible investment by Kelso in BWAY.

   On April 12, 2002, Mr. Ergas, representatives of Kelso and Deutsche Bank met in Chicago. Mr. Ergas introduced BWAY and provided Kelso with initial projections for BWAY's fiscal years 2002 through 2005.

   On April 18, 2002, Kelso delivered a letter addressed to Mr. Ergas in which Kelso expressed preliminary interest in a potential acquisition of BWAY. In its letter, Kelso stated that its "current thinking is in a range of approximately $16.00 to $18.00 per share" and that its next steps would be to meet with other members of BWAY's management and to begin formal due diligence.

   On April 19, 2002, another private equity firm delivered a letter to Mr. Ergas in which it expressed interest in a potential acquisition of BWAY at a price between $13.00 and $14.00 per share in cash. Deutsche Bank held several telephone conversations with the second firm over the next few days; however, the firm indicated that it would not be willing to acquire BWAY at a price greater than the range indicated in its letter. Neither Deutsche Bank nor BWAY had any substantial further discussions with this firm regarding a possible transaction and this firm did not contact BWAY after BWAY announced the execution of the merger agreement.

   During the period from late April 2002 until the establishment of the special committee, Mr. Ergas and Deutsche Bank verbally conveyed to BWAY's board of directors the preliminary expressions of interest set forth in the letters from Kelso and the other private equity firm.

   On April 24, 2002, BWAY issued a press release announcing its sales and earnings for the fiscal quarter ended March 31, 2002. The press release reiterated that BWAY's management was continuing to assess and consider various strategic options to optimize shareholder value, including a business combination or a recapitalization.

   On April 30, 2002, Mr. Ergas met with Kelso and representatives of Deutsche Bank in New York. From May 2002 through the end of June 2002, representatives of Kelso had additional meetings and telephone conversations with Mr. Ergas and, toward the end of June, other members of BWAY's management to discuss BWAY's financial condition, operations, strategy and management. Representatives of Deutsche Bank participated in some of these meetings and conversations.

   On May 28, 2002, at a dinner before a meeting of the BWAY board of directors, representatives of Deutsche Bank informed members of the BWAY board about the status of its contacts with potential acquirors and its views on the general state of the financial markets. At this dinner meeting, representatives of Deutsche Bank confirmed to members of the BWAY board that they were not acting on behalf of BWAY, but were acting with the expectation that Deutsche Bank would be a potential source of financing and other services for the acquiror in connection with a potential transaction.

   On June 3, 2002, representatives of Kelso met with Mr. and Mrs. Hayford.

   On June 20, 2002, at a meeting of the BWAY board of directors, Mr. Ergas updated the BWAY board of directors on the conversations regarding possible strategic alternatives for BWAY. At the meeting, representatives from Kirkland & Ellis, BWAY's outside counsel, reviewed with the BWAY board members their fiduciary duties to stockholders with respect to change of control and interested party transactions. Mr. Ergas then reported that, while no discussions had progressed beyond preliminary stages, Kelso appeared to be showing genuine interest in BWAY and that he expected Kelso to continue to work diligently in its review of BWAY and to advance discussions regarding its interest. Mr. Ergas also indicated that, based on the meetings he had with Kelso, he had a high regard of Kelso as a prospective financial partner.

   On June 28, 2002, BWAY and Kelso entered into a revised confidentiality agreement. Beginning in early July 2002 and continuing through the next several weeks, representatives of Kelso, Debevoise & Plimpton (Kelso's legal counsel) and Ernst & Young (Kelso's accounting advisors) conducted business, legal and accounting due diligence on BWAY.

   In a letter dated July 23, 2002 addressed to BWAY's board of directors, Kelso indicated its interest in acquiring all outstanding shares of BWAY common stock for $17.50 per share in cash, which represented a

21.6% premium over the per share closing price of BWAY's common stock on July 22, 2002. This letter stated that Kelso, consistent with its practice, would expect Mr. Ergas, as well as other members of BWAY's management team and Mr. Hayford, to participate in the proposed transaction and, accordingly, to retain a substantial portion of their existing equity ownership in BWAY's business. In addition, Kelso's letter stated that Kelso's obligation to consummate the proposed acquisition would be conditioned upon obtaining financing. In that regard, Kelso's letter indicated that it had received from Deutsche Bank a draft commitment letter for a $90 million loan facility and a "highly confident" letter for $175 million of high-yield notes, the proceeds of which would be used to finance an acquisition of BWAY. The letter also indicated that Kelso would provide $68 million of equity financing pursuant to an equity commitment letter, and that Kelso anticipated refinancing BWAY's outstanding borrowings, including its 101/4% Senior Subordinated Notes due 2007. Copies of each of the financing letters were attached to Kelso's indication of interest.

   On July 23, 2002, at a meeting of the BWAY board of directors, Mr. Ergas reviewed for the directors the letter received from Kelso. The BWAY board then discussed the possible transaction with Kelso. Representatives of Kirkland then again reviewed with the BWAY board members their fiduciary duties to stockholders with respect to change in control and interested party transactions. In light of the interest Mr. Hayford and Mr. Ergas might have in the proposed transaction, the board of directors reviewed with representatives of Kirkland the advantages of forming a special committee of independent directors to review, evaluate and negotiate the possible transaction with Kelso. After discussion, the BWAY board of directors, in accordance with the Delaware General Corporation Law and BWAY's by-laws, established a special committee of independent, disinterested directors, consisting of John W. Puth, Thomas A. Donahoe, Alexander P. Dyer and John E. Jones. The special committee was authorized: (1) to review, evaluate and negotiate with Kelso any proposed transaction with Kelso; (2) to explore the possibility of and, if appropriate, solicit interest in, review, evaluate and negotiate with any other interested parties with respect to, any alternative transaction; (3) to determine whether any transaction was fair to, and in the best interests of, BWAY and its stockholders; (4) to determine the advisability of any transaction; (5) to recommend to the BWAY board of directors what action, if any, should be taken by BWAY with respect to any transaction; and (6) to take such other action as the special committee, in its judgment, deemed necessary. The BWAY board of directors authorized the special committee to retain, at BWAY's expense, a financial advisor, a legal advisor and any other advisors the special committee deemed necessary to assist it in carrying out its duties and responsibilities. In addition, the BWAY board of directors informed the special committee that the special committee and its advisors would be permitted access to all of the officers and members of management of BWAY, as well as any books, records, projections and financial statements the special committee and its advisors deemed necessary for their review.

   Immediately thereafter, the special committee met by telephone. The special committee discussed the merits of various Chicago law firms, as well as various potential independent financial advisors to the special committee. After considering their qualifications, the special committee selected Sidley Austin Brown & Wood as its independent legal advisor and William Blair & Company, L.L.C. as its independent financial advisor. The special committee chose Sidley based on the firm's reputation and experience generally in representing companies, including special committees, in public transactions, and chose Blair because of its reputation and experience as an investment banking firm. In addition, the special committee selected Mr. Puth as its chairman.

   In a press release issued on July 24, 2002, BWAY announced its sales and earnings for the fiscal quarter ended June 30, 2002. The press release again stated that BWAY was continuing to assess strategic options to optimize shareholder value and expressly noted that such options included a sale of the company.

   On July 25, 2002, the special committee met by telephone, together with representatives from Sidley and Blair, to discuss background and organizational matters. Sidley provided the special committee members with the first of a series of legal briefings about their fiduciary duties and the background legal framework for change of control and interested party transactions. During the discussion, each of the members of the special committee reaffirmed its independence and disinterestedness. In addition, the special committee authorized Sidley and Blair to conduct an independent preliminary due diligence review of BWAY. During the next few weeks, Blair and Sidley conducted financial and legal due diligence, respectively, on BWAY.

   On August 2, 2002, the special committee met by telephone, together with representatives from Sidley and Blair. The special committee received an update on the due diligence and information gathering efforts to date. Sidley and Blair also reported to the special committee their understanding of Deutsche Bank's role with respect to any acquisition of BWAY. In addition, the special committee discussed with Sidley and Blair the July 23 Kelso letter and the fact that Kelso had conducted extensive due diligence on BWAY.

   On August 8, 2002, the special committee met in person, together with representatives from Sidley and Blair, at the offices of Blair. Three of the four members of the special committee were present. The special committee members were again informed by Sidley as to their fiduciary duties and the background legal framework with respect to change of control and interested party transactions. Sidley and Blair then provided the special committee with an update on their continued due diligence on BWAY. Blair led a discussion of its preliminary financial analysis of BWAY, its analysis of likely potential buyers for BWAY and alternative approaches for a sale process, in each case referring to the materials that had been prepared for the meeting and distributed to the meeting participants. After a thorough discussion regarding Blair's preliminary presentation, including questions from the special committee, the special committee members present at the meeting unanimously determined that it was in the best interests of BWAY and its stockholders to consider a sale of the company at that time, primarily due to: (1) BWAY's very recent history of strong profits and the outlook of continued strong profits for the upcoming fiscal year; (2) the likelihood of continued competitive threats from the plastics industry; and (3) to a lesser extent, concerns about future production capacity in light of anticipated growth. Given the special committee's determination to pursue a sale of the company, the special committee discussed how it would proceed in order to obtain the best price for BWAY's stockholders. The special committee considered several alternatives, including (1) privately soliciting indications of interest from additional potentially interested strategic and/or private equity buyers, (2) publicly disclosing receipt of Kelso's indication of interest and inviting other potentially interested parties to submit indications of interest or (3) negotiating with Kelso in an effort to obtain a higher price on terms that would not preclude another party from offering a superior proposal. Given the quantity of information contained in the materials prepared by Blair for the meeting, the special committee determined to further review those materials and consider the discussions that had taken place at the meeting before directing Sidley and Blair as to the appropriate next steps. The special committee agreed to reconvene on August 10, 2002.

   On August 10, 2002, the special committee met by telephone. Three of the four members of the special committee were present at the meeting. After discussion and review of the materials supplied by Blair on August 8, the special committee determined that if Kelso were willing to (1) increase the consideration specified in its indication of interest, (2) agree to a merger agreement which (a) permitted BWAY significant flexibility in responding to unsolicited inquiries from third-party suitors and (b) contained no provisions that would preclude or meaningfully impede a superior proposal and (3) arrange for a bridge financing commitment in case the high-yield note offering could not be completed in a timely manner, then the special committee would be willing to negotiate with Kelso without first seeking interest from other potential buyers. This determination was made after taking into account a number of factors, including the following:

  . the fact that (1) BWAY had publicly disclosed numerous times since November 2001 its willingness to consider strategic alternatives, including a merger or a recapitalization, and in July 2002 had expressly noted that these options included a sale of the company and (2) no unsolicited offers to acquire BWAY had been made by any financial or strategic buyers;

  . the fact that, after the solicitation effort conducted by Deutsche Bank in late 2001 and the first half of 2002, Kelso had emerged as the only entity to express an interest in acquiring BWAY at a premium over its market price and to commence formal business and legal due diligence on BWAY;

  . given the financial condition and/or known strategic plans of potentially viable industry buyers, the belief by the special committee (based primarily upon its discussions with BWAY's management and the advice provided by Blair at the August 8 meeting) that industry parties were unlikely to have a strategic interest in acquiring BWAY;

  . the concern of the special committee that any auction or further solicitation efforts could cause a significant time delay in consummating a transaction or cause Kelso to withdraw its proposal;

  . the concern that if any further solicitation efforts were unsuccessful, the special committee's bargaining position with respect to Kelso would likely be significantly diminished; and

  . BWAY management's willingness to work with Kelso as a financial partner given Kelso's requirement that management participate in the transaction.

   On August 12, 2002, Blair, at the direction of the special committee, contacted Kelso and informed them of the terms on which the special committee was willing to move forward with Kelso, including merger consideration per share in excess of $20.00. Kelso had no immediate reaction but indicated it was likely to respond during the week of August 19, 2002.

   During the morning of August 16, 2002, Deutsche Bank and Blair met in person to discuss the financial data and projections of BWAY that Kelso, the special committee and their respective advisors were using. Later that morning, the special committee met by telephone, together with representatives from Sidley and Blair, to receive an update on negotiations with Kelso. In addition, Blair discussed with the special committee its meeting earlier that morning with Deutsche Bank. Blair noted that the per share transaction consideration was not discussed at that meeting.

   On August 20, 2002, Mr. Ergas telephoned Blair to confirm that Blair had been receiving the due diligence information it had requested in order to perform its analysis. In addition, Mr. Ergas informed Blair that BWAY's fiscal 2003 budget was expected to be presented to the board of directors at its regularly scheduled meeting on September 5, 2002.

   On August 21, 2002, Blair had a conference call with Kelso during which Kelso indicated that, based on the information it had, it would not proceed with a transaction at a price "in the 20's." Kelso stated that: (1) it would need to perform more due diligence as to the fiscal 2002 results as well as the fiscal 2003 projections before it would be able to determine whether it could make a revised proposal; (2) it wanted to discuss with Messrs. Ergas and Hayford whether they would be interested in participating as continuing investors in a transaction at a price higher than $17.50 per share; and (3) it wanted to discuss a voting agreement with Mr. Hayford regarding the shares held by his wife and him. Kelso further indicated to Blair that it would be interested in having
Mr. Hayford serve on the post-transaction board of directors, and that it would be flexible as to the amount of Mr. Hayford's existing equity in BWAY that would be exchanged into equity interests in BCO Holding rather than being cashed out. After consulting with the special committee, Blair told Kelso that the special committee would not provide access to additional due diligence materials unless Kelso increased its price.

   Also on August 21, 2002, Mr. Ergas and Mr. Puth met in person. Mr. Ergas informed Mr. Puth of his views on BWAY's projected fiscal year 2002 results and the proposed budget for fiscal year 2003. In addition, Mr. Ergas informed Mr. Puth of his understanding of the market for equity-based compensation in management buyout transactions and, accordingly, the equity-based compensation that Mr. Ergas expected Kelso to provide to BWAY senior management. In response to Blair's previous request, later that day, Kelso called Blair and indicated that, based upon satisfactory due diligence findings, it was expecting to be able to increase its initial $17.50 indication of interest by at least $1.00.

   On August 22, 2002, the special committee met by telephone, together with representatives from Sidley and Blair. At that meeting Blair reviewed with the special committee its discussions with Kelso on the previous day. In addition, Mr. Puth informed the special committee of his discussions the previous day with Mr. Ergas. The special committee then discussed (1) the level of management's equity-based compensation in the proposed transaction and (2) Mr. Ergas' expected proposal for the fiscal year 2003 budget, including the EBITDA projections contained therein. The special committee requested that Kelso not be given BWAY's updated fiscal year 2003 budget and projections until the board of directors had the opportunity to review and approve these materials. Later that day, Mr. Puth informed Mr. Ergas of the special committee's request and Mr. Ergas agreed with the request. Blair, at the direction of the special committee, then indicated to Kelso the schedule for providing them with revised budgets, and that the increase of $1.00 per share would not be sufficient for the special committee to proceed with Kelso's proposal.

   On August 27, 2002, the draft fiscal 2003 budget was delivered to the board of directors for their review and, after discussion and modification (the effect of which was a modest increase in EBITDA) by the board of directors, was approved by the board of directors on August 29, 2002. Also on August 29, 2002, Mr. Ergas informed Blair that although the fiscal year 2003 budget projected $60.9 million of EBITDA for fiscal year 2003, Mr. Ergas believed that a "best case forecast" could be $64 million of EBITDA for fiscal year 2003.

   On August 28, 2002, representatives of Kelso and representatives of Kirkland and Deutsche Bank met in Chicago with Mr. Hayford to discuss the voting agreements that Kelso would require to be entered into contemporaneously with the merger agreement and Mr. Hayford's continued interest in an acquisition at a higher price level.

   On August 30, 2002, Mr. Ergas delivered the fiscal year 2003 budget to Kelso together with information regarding the "stretch target forecasts."

   During the next few days, Blair, at the direction of the special committee, contacted Kelso and informed them that, if necessary to increase its indication, Kelso should consider increasing its equity commitment or modifying the level of management's equity-based compensation in the proposed transaction. Kelso responded that the proposed level of management's equity-based compensation was an integral part of its transaction structure.

   By letter to BWAY's board of directors dated September 4, 2002, Kelso delivered a revised indication of interest stating that (1) it would be willing to acquire all of BWAY's outstanding common shares for $19.00 per share (except for certain equity interests that would be retained by Mr. Hayford and BWAY's management team) and (2) it had obtained a draft commitment letter from Deutsche Bank for a $175 million bridge financing facility. In addition, the revised indication of interest letter contained an attachment discussing proposed terms of the merger agreement. Blair reported Kelso's position to Mr. Puth. Mr. Puth and Blair agreed to present this position at a special committee meeting later that day.

   On the evening of September 4, 2002, the special committee met in person with representatives of Sidley and Blair to discuss Kelso's revised indication of interest. Blair presented an updated preliminary financial analysis of BWAY based on the proposed $19.00 per share indication, revised BWAY financial projections, and other updated financial information, including an analysis of the pending acquisition of Schmalbach-Lubeca by Ball Corporation that was announced on August 30, 2002.

   On September 5, 2002, Sidley discussed with Kelso and Debevoise certain of the proposed terms for a merger agreement and, in particular, requested a lower termination fee and greater flexibility to respond to unsolicited inquiries from third-party suitors.

   Later that day, the special committee met in person and determined that it would not be willing to move forward with Kelso without approaching other potential bidders unless Kelso was willing to pay at least $20.00 per share. Mr. Puth, in accordance with the special committee's instructions, communicated this determination to Blair and Blair relayed this information to Kelso. Later that day, Kelso contacted Blair and indicated that it might increase its proposed price to $19.50 per share under certain circumstances. Blair reiterated the special committee's position that it was prepared to move forward with Kelso only if Kelso would pay at least $20.00 per share. Subsequently, Kelso contacted Blair and indicated that it would be willing to raise its price to $20.00 per share, provided that (1) Kelso received and confirmed outstanding business, legal and financial due diligence information and (2) the merger agreement provided for a termination fee equal to 3.0% of BWAY's total equity value plus reimbursement of expenses of up to $4 million upon certain customary termination events.

   After being informed by Blair of Blair's commuications with Kelso, the special committee directed BWAY to deliver to Kelso all remaining due diligence information over the next week. On September 16, 2002, Kelso confirmed to Blair that it was satisfied with its review of the additional due diligence information and confirmed its indication of interest at $20.00 per share.

   Later that day, Debevoise distributed an initial draft of the merger agreement and the form of voting agreement to the special committee, Sidley, Kirkland and Blair. The special committee requested that Kirkland, in its capacity as BWAY outside counsel, review with BWAY's management certain sections of the draft merger agreement that related to BWAY's historical condition and ongoing operations (such as representations and warranties and pre-closing operating covenants) as well as to review disclosure schedules prepared by BWAY.

   On September 19, 2002, Sidley distributed its and Kirkland's initial comments on the draft merger agreement and form of voting agreement to Debevoise.

   On September 20, 2002, Sidley and Debevoise discussed the major issues identified by Sidley's and Kirkland's comments. Subsequently, Debevoise distributed a revised draft of the merger agreement and form of voting agreement, drafts of the form of exchange agreement pursuant to which each continuing investor would agree to exchange some of his or her equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger, and also the senior, bridge and equity financing commitment letters.

   On September 22, 2002, the special committee met by telephone, together with representatives of Sidley and Blair, to receive an update from Sidley on the negotiation of the merger agreement and ancillary agreements. The special committee discussed with Sidley several issues in the draft merger agreement and instructed Sidley as to how to proceed. The special committee then determined to meet in person on September 26, 2002 and to advise the full BWAY board of directors to be prepared to meet later that day in case the special committee determined to recommend the merger agreement and the merger.

   During the week of September 23, 2002, Sidley, Kirkland and Debevoise continued to negotiate the merger agreement and the ancillary agreements. Also during that week, in response to Kelso's condition that Mr. Ergas exchange a portion of his equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger, Mr. Ergas proposed to exchange 296,700 of his BWAY stock options for BCO Holding stock options. In response, Kelso indicated to Mr. Ergas that it wanted him to exchange a total of 364,305 BWAY stock options. Mr. Ergas agreed to do so.

   On September 25, 2002, Sidley and Blair advised the special committee that agreement had not been reached on certain terms of the merger agreement and bridge financing commitment letter. Thereafter, the special committee informed the BWAY board that it would not be necessary to have a meeting of the full BWAY board of directors on September 26, 2002. Sidley communicated this to Debevoise.

   On September 26, 2002, the special committee met in person, together with representatives of Sidley and Blair. Sidley again reviewed with the special committee members their fiduciary duties with respect to change of control and interested party transactions. Sidley then provided the special committee with an update on the open issues relating to the merger agreement and the ancillary agreements. The special committee and its advisors discussed (1) the time at which Kelso would be required to draw upon the bridge financing, (2) the various conditions precedent that would need to be satisfied in order for Deutsche Bank to be required to fund the bridge financing as set forth in the draft bridge financing commitment letter and (3) the possibility of having the high-yield debt offering close into an escrow account prior to the consummation of the transactions contemplated by the merger agreement. After a discussion of these and other open issues, and after having had an opportunity to ask questions of Sidley and Blair regarding the drafts of the merger agreement and the ancillary agreements previously circulated to the special committee, the special committee directed Sidley and Blair to continue negotiating the merger agreement and the ancillary agreements in accordance with the special committee's instructions. In addition, Blair provided and discussed with the special committee an update of Blair's preliminary financial analysis, including updated financial information and the revised BWAY forecast for fiscal year 2002.

   Sidley and Blair continued negotiations with Kelso and Debevoise during the evening of September 26, 2002 and the morning of September 27, 2002.

   During the morning of September 27, 2002, the special committee met by telephone, together with representatives of Sidley and Blair, to receive an update on the negotiations that occurred earlier that morning and the previous evening. The special committee unanimously agreed to proceed under those terms and instructed Sidley and Blair to continue negotiations related to the merger agreement and ancillary agreements.

   On September 30, 2002, the special committee met by telephone, together with representatives of Sidley and Blair. The special committee discussed with Sidley the resolution of the open points on the merger agreement and ancillary agreements (copies of which had been circulated to the members of the special committee). Thereafter, Blair made a presentation to the special committee (copies of which had been circulated to the members of the special committee), which included various financial analyses of the proposed consideration payable in the merger. Following Blair's presentation and related inquiries by the special committee, Blair delivered its oral opinion (noting that such opinion would be delivered in writing later that day) that the proposed $20.00 in cash per share merger consideration to be received by BWAY's stockholders (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) in connection with the merger pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Blair also reported to the special committee that, based upon its analysis of precedent transactions, the termination fee and expenses that may be payable by BWAY to Kelso in connection with a termination and under the circumstances specified in the merger agreement were within the range of termination fees and expenses payable in similar transactions. Based in large part on the factors described below under the heading "Special Factors--Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" on page 27, the special committee unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby were advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration specified in the merger agreement (including the stockholders who are not continuing investors), and recommended the merger agreement and the merger to the full BWAY board of directors for approval and subsequent recommendation to the stockholders of BWAY.

   Immediately following the special committee meeting, the BWAY board of directors met by telephone, together with representatives from Kirkland and Sidley to discuss the merger agreement and the ancillary agreements (copies of which had been circulated to the members of the BWAY board). At the meeting, Kirkland reviewed with the BWAY board members their fiduciary duties to stockholders with respect to change of control and interested party transactions. The special committee then reviewed for the BWAY board the special committee's extensive discussions and negotiations with Kelso regarding the terms and conditions of the merger agreement and reported to the BWAY board on the special committee's deliberations with respect to the merger agreement. The special committee also noted to the BWAY board that it had received a fairness opinion from Blair. The special committee then indicated to the BWAY board (1) its unanimous determination that the merger agreement, the merger and the other transactions contemplated thereby were advisable and fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration and (2) its unanimous recommendation that the BWAY board approve the merger agreement and the merger and recommend the merger agreement and the merger to the BWAY stockholders. Based on the recommendation of the special committee and the other factors discussed below under the heading "Special Factors--Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" on page 27, the BWAY board unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors), and recommended that the stockholders approve and adopt the merger agreement and the merger.

   Following the board meeting, the merger agreement and related agreements were finalized and executed and, early in the morning on October 1, 2002, BWAY issued a press release announcing the execution of the merger agreement.

   On October 2, 2002, a purported class action lawsuit was filed in the Superior Court of Fulton County in the State of Georgia with respect to the merger.

   On October 3, 2002, BWAY filed with the SEC a Current Report on Form 8-K which contained as exhibits the merger agreement, the voting agreements entered into between Kelso and each of Mr. Ergas, Mr. Hayford and Mrs. Hayford, and the press release that was issued by BWAY on October 1, 2002.

Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors

   The special committee has unanimously determined that the merger agreement and the merger are advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration (including the stockholders who are not continuing investors) and recommended the merger agreement and the merger to the full BWAY board of directors. Based on the recommendation of the special committee, the BWAY board of directors has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors), and recommends that the stockholders approve and adopt the merger agreement and the merger.

   In recommending approval of the merger agreement and the merger to the BWAY board of directors, the special committee consulted with its independent legal and financial advisors and considered and evaluated a number of factors, including:

  . The current and historical financial condition and results of operations of BWAY;

  .  The financial projections, including risks of achievement, of BWAY;

  . The risks related to BWAY's future prospects and performance related to plastics substitution. The special committee considered the fact that several of BWAY's competitors had diversified into plastic packaging and the potential need for BWAY to do so as well and the capital requirements to achieve that diversification;

  . the fact that (1) BWAY had publicly disclosed numerous times since November 2001 its willingness to consider strategic alternatives, including a merger or a recapitalization, and in July 2002 had expressly noted that these options included a sale of the company and (2) no unsolicited offers to acquire BWAY had been made by any financial or industry buyers;

  . the fact that, after the solicitation effort conducted by Deutsche Bank in late 2001 and the first half of 2002, Kelso had emerged as the only entity to express an interest in acquiring BWAY at a premium over its market price and to commence formal business and legal due diligence on BWAY;

  . The fact that BWAY's management and Blair believed it was unlikely that industry buyers would have a strategic interest in acquiring BWAY (a fact borne out by the absence of any reaction by industry buyers to the disclosures described above);

  . The relationship of the $20.00 per share cash merger consideration to the then-existing trading price and the historical trading price of BWAY's common stock. The special committee also considered the fact that the $20.00 per share cash consideration offered in the merger represented a premium of approximately 44% over the per share closing price of BWAY's shares on September 30, 2002, the last trading day prior to the public announcement of the signing of the merger agreement and a premium of approximately 63% over the average per share closing price of BWAY's shares over the 12 months preceding the delivery of Kelso's July 2002 indication of interest;

  . The fact that the $20.00 per share cash merger consideration represented more than a 14% premium over the original indication of interest received from Kelso of $17.50 per share;

  . The experience and expertise of Blair for quantitative analysis of the financial terms of the merger agreement, including the preliminary presentations by Blair on August 8, 2002, September 4, 2002 and September 26, 2002 and Blair's final presentation on September 30, 2002 and the valuation analyses contained therein. The valuation analyses considered by the special committee, which were presented to the special committee by Blair and are described below under the heading "Special Factors--Opinion of the Special Committee's Financial Advisor" beginning on page 32, were based on (1) multiples of (w) earnings before interest, taxes, depreciation and amortization (referred to as EBITDA), (x) sales, (y) earnings before interest and taxes (referred to as EBIT) and (z) net income, in each case as compared to a number of comparable companies, (2) multiples of EBITDA, sales, EBIT and net income as compared to selected precedent transactions, (3) an analysis of merger premiums paid in selected precedent transactions, (4) an analysis of discounted projected future cash flows of BWAY, (5) an analysis based on the amount a typical leveraged buyout purchaser might be willing to pay for BWAY and (6) an analysis based on the discounted estimated future stock trading price of BWAY. In its review of the final analyses prepared by Blair, the special committee did not weigh each analysis prepared by Blair separately, but rather considered, relied upon and, in connection with such reliance, adopted all of them taken as a whole. The special committee noted that, in some instances, specific sub-components of the six individual valuation analyses prepared by Blair (which sub-components were (1) (a) Total Value/CY02 EBITDA Estimate, (b) Total Value/CY03 EBITDA Estimate and (c) Total Value/LTM Sales, which were sub-components of the comparable public company analysis, (2) Total Value/LTM Sales, which was a sub-component of the comparable transactions analysis, and (3) the 4 Weeks Prior sub-component of the merger premiums paid analysis) contained a range of implied per share equity values that was above the $20.00 per share cash merger consideration. The special committee, relying in part on Blair's determination that those sub-components did not affect Blair's opinion as to the fairness of the merger consideration from a financial point of view, determined that those sub-components did not alter its ability to rely on Blair's fairness opinion or its view regarding the substantive fairness of the merger agreement and the merger and, accordingly, relied upon and adopted Blair's valuation analyses as a whole. The special committee also noted that, in other instances, specific sub-components of the individual valuation analyses contained an implied per share equity value range that was below the $20.00 per share merger consideration. In evaluating the fairness of the merger, the special committee did not consider:

     (1) the net book value of BWAY because it believed that net book value is not a material indicator of the value of BWAY as a going concern, but rather is indicative of historical cost. The special committee noted that Blair did not consider the net book value of BWAY in performing its analysis;

     (2) the liquidation value of BWAY because the special committee considers BWAY as a viable, going concern business and, therefore, did not consider the liquidation value as a relevant valuation methodology; or

     (3) the purchase prices paid by BWAY for purchases of its own shares of common stock, except to the extent that it considered historical market prices generally.

  . The opinion of Blair, dated September 30, 2002, that, as of such date, the $20.00 per share cash merger consideration was fair to the BWAY stockholders entitled to receive such merger consideration from a financial point of view;

  . The terms and conditions of the merger agreement and the other ancillary agreements, which the special committee believes would not preclude a superior proposal, and the negotiation thereof. The special committee considered in particular:

     (1) the structure of the transaction as a merger which would result in detailed public disclosure and a protracted period of time prior to consummation of the merger for a superior proposal to be brought forth;

     (2) BWAY's right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal if the special committee determines in good faith, after consultation with its independent financial and legal advisors, that such proposal could realistically result in a transaction that is more favorable to BWAY's stockholders, from a financial point of view, than the merger;

     (3) BWAY's right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and the payment of a termination fee and expense reimbursement to Kelso;

     (4) the termination fee and expense reimbursement provisions of the merger agreement. Blair reported to the special committee that, based upon its analysis of precedent transactions, the termination fee and expenses that may be payable by BWAY to Kelso in connection with a termination were within the range of termination fees and expenses payable in similar transactions. The special committee concluded that these obligations would not deter a third party from making a proposal that was materially more favorable to BWAY's stockholders; and

     (5) the provisions of the voting agreements which (1) cause the voting agreements to terminate upon a termination of the merger agreement or a change in the recommendation of BWAY's board of directors with respect to the merger and (2) allow the stockholders that are parties to those agreements to engage in negotiations with and provide information to a third party that makes an unsolicited proposal to the same extent as BWAY may do so under the merger agreement;

  . The fact that the aforesaid documents would be available promptly following the public disclosure of the merger agreement via the SEC's EDGAR database as part of a Current Report on Form 8-K to be filed by BWAY (such Form 8-K was filed by BWAY on October 3, 2002);

  . Kelso's reputation and experience in consummating transactions such as those contemplated by the merger agreement, including Kelso's written statement in its original indication of interest that it had never failed, due to a lack of financing, to complete a transaction after a definitive agreement had been signed;

  . The nature of the financing commitments received by Kelso with respect to the merger, including (1) the conditions to the obligations of the institutions providing such commitments to fund their commitments and (2) the identities of those institutions and their experience in consummating transactions such as those contemplated by the merger agreement;

  . The possibility that the high-yield debt offering would be closed into escrow, which, while possibly increasing BWAY's expenses in connection with the transaction, might increase the likelihood that the high-yield financing would be completed;

  . BWAY's relatively small market capitalization, even smaller public float (due to a number of large stockholders) and low trading volume when compared to other NYSE-listed companies;

  . The mitigation of the risk of a fraudulent conveyance challenge to the merger as a result of (1) the merger agreement's closing condition that the parties receive an opinion from an appraisal firm of national reputation indicating that, after the merger and the financing contemplated by the merger agreement, BWAY would not be insolvent, will have sufficient assets to pay its debts and will not have unreasonably small capital, and (2) the special committee's confidence in BWAY's ongoing management;

  . The fact that the stockholders of BWAY will be entitled to exercise their appraisal rights under the General Corporation Law of Delaware to receive the "fair value" of their shares if they dissent from the merger;

  . The careful review of the representations and warranties in the merger agreement, and the preparation of BWAY's disclosure schedules, by BWAY's management team and its outside counsel; and

  . The active and direct role of the members of the special committee in the negotiations with respect to the proposed merger, the consideration of the transaction by the special committee in 13 special committee meetings, the experience of the special committee members with BWAY and the past general business experience of such members.

   The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

  . The conflicts of interest that some of the officers and directors of BWAY (other than those on the special committee) have with respect to the merger. The special committee noted that the continuing investors' equity in BCO Holding and other arrangements create a conflict between the economic interests of the continuing investors and the stockholders of BWAY who are not continuing investors (sometimes referred to as BWAY's public stockholders) in connection with the consideration of the merger by the continuing investors;

  . The fact that, following the merger, BWAY's public stockholders will cease to participate in any future earnings growth of BWAY or benefit from any future increase in its value;

  . The fact that the obligations of BCO Holding and BCO Acquisition to complete the merger are conditioned upon receipt of financing, and that such financing may not be available for reasons beyond the control of BWAY, BCO Holding or BCO Acquisition;

  . The numerous closing conditions to the merger, including those related to the success of the debt tender and consent solicitation contemplated by the merger agreement with respect to BWAY's outstanding 101/4% Senior Subordinated Notes due 2007;

  . The fact that, for United States federal income tax purposes, the cash merger consideration will be taxable to the stockholders of BWAY entitled to receive such consideration; and

  . The risk of a potential fraudulent conveyance challenge to the merger described under the heading "Special Factors--Potential Fraudulent Conveyance Challenge to the Merger" beginning on page 56.

   This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendations includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to those factors. In addition, different members of the special committee may have given different weight to different factors.

   In addition, the special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of BWAY's public stockholders. These procedural safeguards include the following:

  . The special committee consists of independent directors who acted to represent solely the interests of BWAY's public stockholders and to negotiate with Kelso on behalf of those stockholders;

  . No member of the special committee has an interest in the merger different from that of the public stockholders of BWAY, except that members of the special committee hold existing stock options that will be "cashed-out" in the merger at the same price that the public stockholders will receive;

  . The special committee retained and received the advice of Sidley and Blair, its independent legal counsel and financial advisor, respectively, and requested that Blair render an opinion with respect to the fairness, from a financial point of view, of the cash merger consideration to be received by BWAY's public stockholders. Both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Kelso;

  . The special committee and its advisors conducted extensive negotiations with Kelso and had the authority to reject the transaction proposed by Kelso. These negotiations led to an increase in the cash merger consideration payment to be received by the stockholders of BWAY from $17.50 per share to $20.00 per share; and

  . The availability of appraisal rights under Delaware law for stockholders of BWAY who believe that the terms of the merger are unfair, which rights are described under the heading "Special Factors--Rights of Dissenting Stockholders" beginning on page 57.

   BWAY's board of directors consists of seven members, four of whom served on the special committee. At the September 30, 2002 meeting of the BWAY board of directors, the special committee, with representatives of Sidley participating, reported to the entire BWAY board of directors on its review of the merger agreement, the ancillary agreements and the related financing commitment letters. In reaching its determination that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors) and in determining to recommend that BWAY's stockholders approve and adopt the merger agreement and the merger, BWAY's board of directors considered, relied upon and, in connection with such reliance, adopted the analyses, conclusions and recommendations of the special committee discussed above and noted in particular the fact that the $20.00 per share cash merger consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the special committee and Kelso and their respective advisors, the fact that the special committee received a fairness opinion from Blair and the fact that the BWAY board of directors had agreed not to recommend the proposed merger to the BWAY stockholders without the prior favorable recommendation of the special committee.

   In light of the creation of the special committee and the other procedural safeguards described above, the special committee did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of BWAY's stockholders who are not continuing investors or to retain any additional unaffiliated representative to act on behalf of those stockholders.

Members of the Special Committee

   John Puth. Mr. Puth, the chairman of the special committee, has served as a director of BWAY since August 1995. Since December 1987, Mr. Puth has served as President of J.W. Puth Associates, an industrial consulting firm. From 1983 to 1987, Mr. Puth was Chairman and President of Clevite Industries, Inc., a manufacturer of industrial products. From 1975 to 1983, Mr. Puth was President and Chief Executive Officer of Vapor Corporation. Mr. Puth is a director of A.M. Castle & Co., L.B. Foster Company and US Freightways Corporation as well as several privately-held corporations. Since October 1998, Mr. Puth has been a general partner of BVCF III & IV Institutional Venture Capital Funds.

   Thomas Donahoe. Mr. Donahoe has served as a director of BWAY since August 1996. Mr. Donahoe was a partner in the accounting firm Price Waterhouse LLP (the "Firm") from 1970 until he retired in June 1996. As a partner in the Firm, Mr. Donahoe held a variety of positions including: Managing Partner-Operations of the Firm's Audit Business Advisory Practice, July 1995 to June 1996; Vice Chairman of the Firm, 1988 to June 1995; member of the Price Waterhouse World Firm General Council, 1985 to June 1995; Managing Partner of the Great Lakes Region, 1978 to June 1995; member of the Firm's Management Committee, 1978 to June 1995; member of the Firm's Policy Board, 1976 to June 1995; and Managing Partner of the Chicago Office, 1976 to June 1994. Mr. Donahoe is a director of Andrew Corporation and NICOR Inc. Mr. Donahoe also serves as a Director or Trustee of a number of not-for-profit entities, including: Chicago Botanic Garden, Chicago Central Area Committee, Executive Service Corp. of Chicago, Kohl's Children's Museum and Rush-Presbyterian-St. Luke's Medical Center.

   Alexander Dyer. Mr. Dyer has served as a director of BWAY since August 1995. Mr. Dyer served as Chairman of Bunzl plc from May 1993 to July 1996 and currently serves as its Deputy Chairman and as Chairman of its Remuneration Committee. Mr. Dyer retired from The BOC Group plc in January 1996, having served as its Chief Executive Officer and Deputy Chairman, in which capacities he served from November 1993 to January 1996. Prior thereto, Mr. Dyer served as Managing Director-Gases of The BOC Group plc from 1989 to 1993 and worked for Air Products and Chemicals Inc. for 26 years, serving most recently as Executive Vice President responsible for worldwide gases and equipment businesses from 1987 to 1989.

   John Jones. Mr. Jones has served as a director of BWAY since August 1996. From 1989 until his retirement in 1996, Mr. Jones served as Chairman, President and CEO of CBI Industries, Inc. Mr. Jones is a director of Amsted Industries, Inc., NICOR Inc. and Valmont Industries, Inc. Mr. Jones also serves as Trustee or Director on a number of not-for-profit entities, including Rush-Presbyterian-St. Luke's Medical Center.

Opinion of the Special Committee's Financial Advisor

   The special committee retained William Blair & Company, L.L.C. to act as its independent financial advisor in connection with the proposed merger. As part of its engagement, the special committee asked Blair to render a fairness opinion relating to the merger. On September 30, 2002, Blair delivered to the special committee its written opinion to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the $20.00 per share merger consideration to be received by BWAY's stockholders (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) in connection with the merger pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

   The full text of Blair's written opinion, dated September 30, 2002, is attached as Annex B to this proxy statement and incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by Blair in rendering its opinion. Blair's opinion relates only to the fairness, from a financial point of view, to BWAY's stockholders (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement, does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the approval of the merger agreement or the merger. The following is a summary of Blair's opinion. Blair's opinion was directed to the special committee for its benefit and use in evaluating the fairness of the merger consideration. We urge you to read the opinion carefully and in its entirety.

   In connection with its opinion, Blair reviewed:

  . the merger agreement, the several exchange agreements between BCO Holding and each of the continuing investors and the several voting agreements among BCO Holding and certain of the continuing investors (we collectively refer to such exchange agreements and voting agreements, together with the merger agreement, as the "Agreements");

  . separate commitment letters from Deutsche Bank providing the terms and conditions upon which Deutsche Bank has committed to provide the senior secured revolving credit portion and the senior bridge loan portion, respectively, of the financing required in connection with the proposed merger;

  . certain audited historical financial statements of BWAY for the three years ended September 30, 2001;

  . the unaudited financial statements of BWAY for the nine months ended June 30, 2002;

  . certain internal business, operating and financial information and forecasts of BWAY for each of the fiscal years ending September 30, 2002, 2003, 2004 and 2005, prepared by the senior management of BWAY, and certain projections for each of BWAY's fiscal years ending September 30, 2006 and 2007, based solely on such forecasts and certain financial and other information relating to the past performance and future prospects of BWAY (which we collectively refer to as the "Forecasts");

  . information regarding publicly available financial terms of certain other business combinations Blair deemed relevant;

  . the financial position and operating results of BWAY compared with those of certain other publicly traded companies Blair deemed relevant;

  . existing and historical market prices and trading volumes of BWAY common stock;

  . BWAY's annual report on Form 10-K for the fiscal year ended September 30, 2001, BWAY's quarterly reports on Form 10-Q for the fiscal quarters ended December 30, 2001, March 31, 2002 and June 30, 2002 and certain other publicly available information relating to BWAY and the industry in which it conducts its business; and

  .  such other materials and information Blair deemed relevant.

   Blair also held discussions with members of the senior management of BWAY to discuss the foregoing. Blair also met with the special committee and the special committee's legal counsel to discuss the merger and the other transactions contemplated by the Agreements, and the results of its analysis and examination. Blair also considered other matters which it deemed relevant to its inquiry, and has taken into account the accepted financial and investment banking procedures and considerations that it deemed relevant or appropriate.

   In rendering its opinion, Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Blair for purposes of its opinion, including without limitation the Forecasts. Blair was advised by the senior management of BWAY that the Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of BWAY. In that regard, Blair assumed, with the consent of the special committee, that the Forecasts will be achieved and that all material assets and liabilities (contingent or otherwise) of BWAY are as set forth in BWAY's financial statements or other information made available to Blair. Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based.

   With the consent of the special committee, Blair also assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by BWAY, BCO Holding or BCO Acquisition, that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on BWAY, and that the executed forms of the Agreements conform in all material respects to the last drafts of the Agreements reviewed by Blair.

   Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of BWAY. Blair was not requested to seek, nor did it seek, alternative participants for the proposed merger. Furthermore, Blair was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for BWAY or the effect of any other transaction in which BWAY might engage. Blair relied as to all legal matters on advice of counsel to the special committee.

   Blair did not express any opinion as to the price at which BWAY common stock would trade at any future time. Those trading prices could be affected by a number of factors, including but not limited to:

  . changes in the prevailing interest rates and other factors which generally influence the price of securities;

  .  adverse changes in the current capital markets;

  . the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of BWAY or in the product markets it serves;

  . any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

  . timely completion of the merger on the terms and conditions that are acceptable to all parties at interest.

   Blair's opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Blair as of, the date of such opinion. Although subsequent developments may affect its opinion, Blair does not have any obligation to update, revise or reaffirm its opinion.

   The following is a summary of the material financial analyses performed and material factors considered by Blair to arrive at its opinion. Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Blair in this regard, it does set forth those considered by Blair to be material in arriving at its opinion.

   The fiscal year 2006 and 2007 projections included in the Forecasts used by Blair in the discounted cash flow analysis and the leveraged acquisition analysis discussed below were based on the Budget Projections for BWAY's 2003 fiscal year and the Stretch Target Projections for BWAY's 2004 and 2005 fiscal years. Please see the discussion under the heading "Certain Projected Financial Information Prepared by BWAY's Management" on page 39 for further information about these projections. In order to develop fiscal year 2006 and 2007 projections necessary to perform the discounted cash flow analysis and the leveraged acquisition analysis discussed below, Blair, after consulting with BWAY's management about the reasonableness of its assumptions, assumed a 3% growth rate and stable margins. Blair notes that it used the fiscal year 2006 and 2007 projections for the limited purposes of performing these two analyses.

   Implied Merger Multiples. Blair calculated implied merger multiples for the transaction as summarized in the table below. "Total Value" refers to equity value plus total debt less cash and equivalents which, in the case of BWAY, includes proceeds expected from the exercise of outstanding options to purchase BWAY common stock. "Equity Value" was based on the $20.00 per share merger consideration and the 10,633,790 fully diluted shares of BWAY common stock outstanding as of September 20, 2002 per BWAY, which included 8,708,626 basic shares outstanding and 1,925,164 shares issuable upon the exercise of outstanding BWAY stock options. "LTM" refers to the last twelve months. For purposes of the discussion under this heading "Opinion of the Special Committee's Financial Advisor," "EBITDA" refers to earnings before interest, taxes, depreciation and amortization. For BWAY, "Forward EBITDA" and "2-Year Forward EBITDA" represent management estimates of EBITDA for the 2002 fiscal year ending September 30, 2002 and the 2003 fiscal budget, respectively. "EBIT" refers to earnings before interest and taxes.

                                                       BWAY Implied
          Multiple                                   Merger Multiples
          --------                                   ----------------
          Total Value/LTM Sales.....................      0.59x
          Total Value/LTM EBITDA....................       6.0x
          Total Value/Forward EBITDA Estimate.......       5.3x
          Total Value/2-Year Forward EBITDA Estimate       4.9x
          Total Value/LTM EBIT......................      10.1x
          Equity Value/LTM Net Income...............      17.7x

   Comparable Public Company Analysis. Blair reviewed and compared certain financial information relating to BWAY to corresponding financial information, ratios and public market multiples for certain publicly traded companies with operations in the packaging industry that Blair deemed relevant. The comparable companies selected by Blair were Ball Corporation, Crown Cork & Seal Company, Inc., Owen-Illinois, Inc., Rexam plc and Silgan Holdings Inc. Blair selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to BWAY's business.

   Among the information Blair considered were EBITDA, EBIT, sales and net income. The operating results and the corresponding derived multiples for BWAY and the comparable companies were based on each company's most recent available publicly disclosed financial information, closing share prices as of September 27, 2002 and consensus Wall Street analysts' EBITDA estimates for calendar year 2002 and 2003. Since BWAY's fiscal year ends in September while the comparable public companies' fiscal years end in December, for purposes of comparison, Blair "calendarized" BWAY's financial results and forecasts. Estimates for BWAY's EBITDA and net income were determined, in the case of calendar year ("CY") 2002, by using 75% of BWAY management's forecast for the 2002 fiscal year and 25% of BWAY management's forecast for the 2003 fiscal year, and, in the case of CY 2003, by using 75% of BWAY management's forecast for the 2003 fiscal year and 25% of BWAY management's forecast for the 2004 fiscal year.

   Blair then derived a range of implied per share equity values for BWAY by applying the multiples from the selected comparable companies to the corresponding data for BWAY. These implied per share equity values were based on the 10,633,790 fully diluted shares of BWAY common stock outstanding as of September 20,

2002 indicated by BWAY, which included 8,708,626 basic shares outstanding and 1,925,164 shares issuable upon the exercise of outstanding BWAY stock options. Information regarding the multiples from Blair's analysis of selected comparable publicly traded companies, including the range of implied per share equity values for BWAY derived from these multiples, is set forth in the following table.

                                               Comparable         BWAY
                                                 Company      Implied Per Share
                                               Multiple Range Equity Value Range
                                               -------------- ------------------
       Multiple                                 Low    High    Low       High
       --------                                 -----  -----   ------    ------
       Total Value/LTM EBITDA.................  5.5x    9.2x  $17.59    $34.97
       Total Value/CY2002 EBITDA Estimate.....  5.8x    8.6x  $23.13    $38.27
       Total Value/CY2003 EBITDA Estimate.....  5.7x    8.2x  $25.35    $40.08
       Total Value/LTM EBIT...................  9.1x   15.2x  $17.30    $34.43
       Total Value/LTM Sales.................. 0.81x   1.38x  $30.77    $58.23
       Equity Value/LTM Net Income............  6.4x   22.0x  $ 7.85    $23.09
       Equity Value/CY2002 Net Income Estimate  5.7x   18.8x  $ 9.75    $28.48

                                                 Median       $17.59    $34.97

   The median per share equity values for BWAY implied by the comparable public company analysis ranged from $17.59 to $34.97.

   None of the selected companies is identical to BWAY. Accordingly, any analysis of the selected comparable publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected comparable publicly traded companies.

   Comparable Transactions Analysis. Blair performed an analysis of selected recent business combinations in the packaging industry based on publicly available information. In total, Blair examined 12 transactions that were chosen based on Blair's judgment that they were generally comparable, in whole or in part, to the proposed merger. The selected transactions were not intended to be representative of the entire range of possible transactions in the packaging industry. The 12 transactions examined were (target/acquirer):

  .  Schmalbach-Lubeca/Ball Corporation

  .  Schmalbach-Lubeca/AV Packaging GmbH

  .  American National Can/Rexam plc

  .  U.S. Can Corporation/Berkshire Partners

  .  May Verpackungen/U.S. Can Corporation

  .  PLM AB/Rexam plc

  .  Blagden Packaging/Drum Holdings S.A.

  .  BTR Packaging/Owens-Illinois, Inc.

  .  Continental Can Company/Suiza Foods

  . Crown, Cork & Seal Company, Inc. (European Aerosol Business)/U.S. Can Corporation

  .  American National Can (Food Metal & Specialty)/Silgan Holdings Inc.

  .  CarnaudMetalbox/Crown, Cork & Seal Company, Inc.

   Blair reviewed the consideration paid in the selected comparable transactions in terms of the Total Value of such transactions as a multiple of sales, EBITDA and EBIT and the equity value as a multiple of net income for the latest twelve months prior to the announcement of such transactions. Blair then derived a range of implied per share equity values for BWAY by applying the multiples from the selected comparable transactions to the corresponding data for BWAY. Information regarding the multiples from Blair's analysis of selected comparable transactions, including the range of implied per share equity values for BWAY derived from these multiples, is set forth in the following table:

                                         Comparable         BWAY
                                         Transaction    Implied Per Share
             Multiple                    Multiple Range Equity Value Range
             --------                    -------------- ------------------
             Total Value/LTM Sales...... 0.75x   0.85x  $27.88    $32.70
             Total Value/LTM EBITDA.....  5.5x    6.5x  $17.59    $22.28
             Total Value/LTM EBIT.......  9.5x   11.5x  $18.42    $24.04
             Equity Value/LTM Net Income 13.0x   15.0x  $14.30    $16.25
                                           Median       $18.00    $23.16

   The median per share equity values for BWAY implied by the comparable transactions analysis ranged from $18.00 to $23.16.

   Although Blair utilized the multiples implied by the selected transactions to derive the range of implied per share equity values of BWAY, none of these transactions or associated companies is identical to the merger or BWAY. Accordingly, any analysis of the selected comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the merger value of BWAY versus the merger values of the companies in the selected comparable transactions.

   Blair separately analyzed the American National Can/Rexam plc transaction and the U.S. Can Corporation/Berkshire Partners transaction because of Blair's belief that these transactions were the most relevant and recent comparable transactions to the merger. In addition, Blair separately analyzed the pending Schmalbach-Lubeca/Ball Corporation transaction that was announced on August 30, 2002 due to the recency of this transaction. However, since Schmalbach-Lubeca's product line was relatively dissimilar to BWAY's compared to that of American National Can and U.S. Can, Blair placed less weight on the Schmalbach-Lubeca/Ball Corporation transaction multiples. For each of the first two transactions, Blair analyzed the respective multiples of the Total Value to the LTM sales, EBITDA and EBIT, and equity value to LTM net income for the selling company. In addition, Blair analyzed the respective multiples of Total Value to the estimated EBITDA for the fiscal years 2000 and 2001, as projected by Wall Street research analysts, for the American National Can/Rexam plc and U.S. Can Corporation/Berkshire Partners transactions.

   For purposes of this analysis, "Forward EBITDA" for the American National Can and U.S. Can Corporation transactions represents EBITDA as estimated by Wall Street research analysts for 2000. "2-Year Forward EBITDA" represents EBITDA as estimated by Wall Street research analysts for 2001. Information regarding the multiples implied by the terms of the merger compared to the multiples from Blair's analysis of the American National Can/Rexam plc transaction and the U.S. Can Corporation/Berkshire Partners transaction is set forth in the following table:

                                                 Implied Merger Multiples
                                              ------------------------------
                                                American    U.S. Can
   Multiple                                   National Can Corporation BWAY
   --------                                   ------------ ----------- -----
   Total Value/LTM Sales.....................    0.85x        0.72x    0.59x
   Total Value/LTM EBITDA....................    5.7x          5.5x     6.0x
   Total Value/Forward EBITDA Estimate.......  5.0x-5.6x       5.6x     5.3x
   Total Value/2-Year Forward EBITDA Estimate  4.7x-5.3x       5.0x     4.9x
   Total Value/LTM EBIT......................    8.7x          8.3x    10.1x
   Equity Value/LTM Net Income...............    9.8x         10.3x    17.7x

   Blair noted that the implied multiples for the merger are comparable to the multiples analyzed for the American National Can/Rexam plc and U.S. Can Corporation/Berkshire Partners transactions.

   Premiums Paid Analysis. Blair reviewed data from 29 publicly available industrial domestic transactions of $100 million to $500 million in size from July 1, 2000 to September 27, 2002. Specifically, Blair analyzed the acquisition price as a premium to the closing share price one day, one week and four weeks prior to the announcement of the transaction. Blair then derived a range of implied per share equity values for BWAY by applying the premiums from the selected transactions to the corresponding data for BWAY. Information regarding the premiums from Blair's analysis of selected industrial domestic transactions and the range of implied per share equity values for BWAY derived from these premiums, is set forth in the following table:

                                                            BWAY
                                    Range of            Implied Per Share
                    Premium Period Acquisition Premiums Equity Value Range
                    -------------- -------------------- ------------------
                    1 Day Prior... 28.9%      39.4%     $17.85    $19.31
                    1 Week Prior.. 40.7%      49.6%     $19.57    $20.81
                    4 Weeks Prior. 52.8%      61.6%     $22.00    $23.27

   Discounted Cash Flow Analysis. Blair utilized the Forecasts to perform a discounted cash flow analysis of BWAY's projected future cash flows for the period commencing October 1, 2002 and ending September 30, 2007. Using discounted cash flow methodology, Blair calculated the present values of the projected cash flows for BWAY. Blair aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. In this analysis, Blair assumed terminal value multiples of 4.5x to 6.5x EBITDA and discount rates of 13% to 17%. The discounted cash flow analysis conducted by Blair produced implied per share equity values for BWAY as follows:

  Discount Rate Terminal EBITDA Multiple Implied Per Share Equity Value Range
  ------------- ------------------------ ------------------------------------
     13%-17%...        4.5x-6.5x                    $17.16-$28.85

   Leveraged Acquisition Analysis. Blair prepared an analysis as to the price that could be expected to be paid by a typical leveraged buyout purchaser to acquire BWAY. This analysis was based upon the Forecasts. In this analysis, Blair assumed capital structure and financing rate scenarios consistent with the financing commitments under the capital structure proposed by BCO Holding, as it was deemed to be representative of the prevailing market for leveraged acquisitions in Blair's judgment based on its experience. Assuming internal rates of return to equity investors of approximately 23% to 34% and exit multiples of 4.5x to 6.5x EBITDA in fiscal 2007, this analysis indicated that the consideration a leveraged buyout purchaser might be willing to pay for BWAY ranged from approximately $17.50 per share to $21.00 per share.

   Discounted Expected Share Price Analysis. Blair utilized BWAY management's forecasts of projected EBITDA for fiscal years 2003 through 2005 to estimate BWAY's future total enterprise values for each of these fiscal years using EBITDA multiples ranging from 4.0x to 6.0x. Blair then deducted net debt projected by BWAY management for each of these fiscal years (projected total debt less cash and equivalents, which included proceeds expected from the exercise of outstanding options to purchase BWAY common stock outstanding as of September 20, 2002 as indicated by BWAY management) to arrive at a range of estimated future equity values for these fiscal years. Blair discounted these estimated future equity values to September 30, 2002 using discount rates of 15% and 18% based on its judgment of the cost of equity capital of comparable public companies. The range of estimated per share equity values for BWAY indicated by this analysis for fiscal year 2003 was $14.40 to $24.74. The range of estimated per share equity values for BWAY indicated by this analysis for fiscal year 2004 was $16.18 to $26.70. The range of estimated per share equity values for BWAY indicated by this analysis for fiscal year 2005 was $16.22 to $26.42.

   Summary. The following table summarizes the implied per share equity value for BWAY derived from the analyses indicated, as described above.

                                                      Implied Per
                                                      Share Equity
             Valuation Methodology                    Value Range
             ---------------------                    -------------
             Comparable Public Company Analysis...... $17.59-$34.97
             Comparable Transactions Analysis........ $18.00-$23.16
             Premiums Paid Analysis.................. $17.85-$23.27
             Discounted Cash Flow Analysis........... $17.16-$28.85
             Leveraged Acquisition Analysis.......... $17.50-$21.00
             Discounted Expected Share Price Analysis $14.40-$26.70

             Value of Merger Consideration per Share.    $20.00

   Certain sub-components of the six individual valuation analyses described above contained a range of implied per share equity values that was above the $20.00 per share cash merger consideration. Those sub-components were: (1) (a) Total Value/CY02 EBITDA Estimate, (b) Total Value/CY03 EBITDA Estimate and (c) Total Value/LTM Sales, which were sub-components of the comparable public company analysis, (2) Total Value/LTM Sales, which was a sub-component of the comparable transactions analysis, and (3) the 4 Weeks Prior sub-component of the merger premiums paid analysis. Blair believed that the aforementioned sub-components did not affect its opinion as to the fairness of the merger consideration from a financial point of view. In preparing its opinion as to the fairness of the merger consideration, Blair did not view these sub-components as individual analyses, but considered the six valuation analyses as a whole.

   General. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Blair was carried out in order to provide a different perspective on the proposed merger and add to the total mix of information available. Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration. Rather, in reaching its conclusion, Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses, as a comparison is directly comparable to BWAY or the merger. In performing its analyses, Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

   Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. In the ordinary course of its business, Blair and its affiliates may beneficially own or actively trade common shares and other securities of BWAY for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

   The special committee hired Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated July 25, 2002, Blair has been paid fees totaling $700,000 for its role as financial advisor to the special committee. Under the terms of the letter agreement, Blair will be entitled to receive an additional success fee upon the closing of the merger based upon a percentage of the total consideration paid in the merger, including assumed or repaid indebtedness. The success fee payable to Blair upon the closing of the merger will be approximately $2,300,000. In addition, BWAY has agreed to reimburse Blair for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services to the special committee under the letter agreement. BWAY has also agreed to indemnify Blair against potential liabilities arising out of its engagement.

Certain Projected Financial Information Prepared by BWAY's Management

   BWAY does not as a matter of course make public projections as to future sales, earnings or other results. However, BWAY's management has included the projected financial information set forth below because such information was provided to Kelso, the special committee and/or the special committee's financial advisors.

   The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of BWAY's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments as of the date of its preparation, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of BWAY as of the date of its preparation. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

   Neither BWAY's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

   The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by BWAY's management as of the date of its preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the projected results are indicative of the future performance of BWAY or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

   BWAY does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, BWAY does not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, BWAY does not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

   Additional information relating to the principal assumptions used in preparing the projections is set forth below.

   Initial Projections. In March 2002, in the normal course of business, BWAY's management prepared certain projections of BWAY's operating performance for each of its fiscal years ending September 30, 2002, 2003, 2004 and 2005 (which we refer to as the "Initial Projections"). BWAY's management provided the Initial Projections to Kelso on April 12, 2002.

   The following table summarizes certain significant elements of the Initial Projections. The Initial Projections assumed no acquisitions, annual revenue growth ranging from 1.8% to 7.8%, gross margin improvements based on higher sales levels and certain operating efficiencies partially offset by inflation. The

Initial Projections were based on five months of actual results and seven months of projected results for fiscal 2002. You should note that the 2002 and 2003 forecasts included in the Initial Projections have been replaced, given the passage of time, with the Final 2002 Forecast and the 2003 Budget included in the Budget Projections discussed below.

                                  Fiscal Year Ended September 30,
                      -------------------------------------------------------
                      2002 Forecast 2003 Forecast 2004 Forecast 2005 Forecast
                      ------------- ------------- ------------- -------------
                           (dollars in millions, except per share data)
   Net sales.........    $510.0        $550.0        $570.0        $600.0
   Gross margin......      63.7          71.8          76.3          80.7
   Pre-tax income....      18.0          27.3          34.0          41.6
   Net income........      10.1(a)       15.3          19.0          23.3
   EBITDA............      50.0(a)       57.0          61.0          65.0
   Earnings per share      1.11(a)       1.68          2.09          2.56

--------
(a) Fiscal 2002 forecast information excludes restructuring charge, merger related transaction costs and other income (expense).

   Stretch Target Projections. In late July 2002, in the normal course of business, BWAY's management prepared certain "best case" projections of BWAY's operating performance for each of its fiscal years ending September 30, 2002, 2003, 2004 and 2005 (which we refer to as the "Stretch Target Projections"). BWAY's management prepared these projections to establish aggressive financial targets. The Stretch Target Projections assumed no acquisitions, annual revenue growth ranging from 4.6% to 9.5%, gross margin improvements based on higher sales levels and certain operating efficiencies partially offset by inflation. The Stretch Target Projections were based on nine months of actual results and three months of projected results for fiscal 2002. In early August 2002, BWAY's management provided the Stretch Target Projections to Kelso, the special committee and the special committee's financial advisor.

   The following table summarizes certain significant elements of the Stretch Target Projections. However, you should note that the Stretch Target Projections do not weigh downside financial risks and do not reflect management's views of BWAY's likely financial performance during the periods presented.

                                  Fiscal Year Ended September 30,
                               -------------------------------------------
                                 2002         2003       2004       2005
                               Forecast     Forecast   Forecast   Forecast
                               --------     --------   --------   --------
                               (dollars in millions, except per share data)
            Net sales.........  $520.0       $545.0     $570.0     $600.0
            Gross margin......    67.6         79.0       83.6       88.3
            Pre-tax income....    20.0         33.8       40.0       46.0
            Net income........    11.5(a)      19.4       23.1       26.4
            EBITDA............    54.0(a)      64.0       68.0       72.0
            Earnings per share    1.29(a)      2.04       2.43       2.78

--------
(a) Fiscal 2002 forecast information excludes restructuring charge, merger related transaction costs and other income (expense).

   Revised 2002 Forecast. In late August 2002, in the normal course of business, BWAY's management updated the forecast for its fiscal year ending September 29, 2002 (which we refer to as the "Revised 2002 Forecast"). The Revised 2002 Forecast assumed no acquisitions, annual revenue growth of 10.2%, gross margin improvements based on higher sales levels and certain operating efficiencies partially offset by inflation. The Revised 2002 Forecast was based on ten months of actual results and two months of projected results for fiscal 2002.

   Also in late August 2002, in the normal course of business, BWAY's management presented to the BWAY board an operating budget for fiscal 2003 (which we refer to as the "2003 Budget"). The 2003 Budget assumed no acquisitions, annual revenue growth of 4.2%, gross margin improvements based on higher sales levels and certain operating efficiencies partially offset by inflation. The 2003 Budget originally presented to the BWAY board included EBITDA of $60.0 million. The final 2003 Budget approved by the BWAY board included EBITDA of $60.9 million.

   In mid-September 2002, BWAY's management prepared a final forecast for its fiscal year ending September 29, 2002 (which we refer to as the "Final 2002 Forecast"). The Final 2002 Forecast was based on similar assumptions as the Revised 2002 Forecast, except it included eleven months of actual results and only one month of projected results for fiscal 2002.

   BWAY's management provided the Revised 2002 Forecast, the Final 2002 Forecast and the 2003 Budget to Kelso, the special committee and the special committee's financial advisors.

   The following table summarizes certain significant elements of the Revised 2002 Forecast, the Final 2002 Forecast and the 2003 Budget (we refer to the Final 2002 Forecast and the 2003 Budget collectively as the "Budget Projections").

                                   Fiscal Year Ended September 30,
                                   -----------------------------
                                   Revised      Final
                                     2002        2002       2003
                                   Forecast    Forecast    Budget
                                   --------    --------    ------
                                      (dollars in millions,
                                      except per share data)
                Net sales.........  $523.6      $525.0     $545.7
                Gross margin......    69.2        70.4       74.6
                Pre-tax income....    21.3        23.0       32.3
                Net income........    12.5(a)     13.3       18.7
                EBITDA............    54.5(a)     56.4(a)    60.9
                Earnings per share    1.41(a)     1.42       1.92

--------
(a) Fiscal 2002 forecast information excludes restructuring charge, merger related transaction costs and other income (expense).

Position of Participating Affiliates as to the Fairness of the Merger

   For purposes of the discussion under the headings "Position of Participating Affiliates as to the Fairness of the Merger" and "Purposes, Reasons and Plans for BWAY after the Merger," (1) the "Kelso affiliates" are BCO Holding, BCO Acquisition, BWAY Finance, Kelso Investment Associates VI, L.P., KEP VI, LLC and Kelso GP VI, LLC and (2) the "participating BWAY affiliates" are each of the Kelso affiliates and the following stockholders who are exchanging a portion of their equity in BWAY for equity in BCO Holding: Jean-Pierre Ergas, Warren Hayford, Mary Lou Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell.

   Each of the participating BWAY affiliates believes that the merger agreement and the merger are substantively and procedurally fair to those stockholders of BWAY that are not continuing investors based on their consideration of the following factors:

  . The historical results of operations, financial condition, assets, liabilities, business strategy and prospects of BWAY and the nature of the industry in which BWAY competes, including the fact that (1) BWAY already has a high share of a mature metal paint can market and (2) plastic paint cans manufactured by certain of BWAY's competitors represent a threat to BWAY's metal paint can business, in each case as these factors relate to BWAY's going concern value;

  . The relationship of the $20.00 per share cash merger consideration to the historical trading prices for BWAY common stock, including the fact that the $20.00 per share merger consideration represents a premium of approximately 44% over BWAY's closing price on September 30, 2002, the last trading day prior to public announcement of the merger and a premium of approximately 63% over the average per share closing price of BWAY's shares over the 12 months preceding the delivery of Kelso's July 2002 indication of interest;

  . The fact that BWAY's repurchases of BWAY common stock during the last two years had been at prices substantially below $20.00 per share;

  . The fact that the $20.00 per share cash consideration represents an amount in excess of each of the purchase prices paid by participating BWAY affiliates during the past two years, as set forth below under the caption "Transactions in Shares of Common Stock by Certain Person";

  . The fact that the $20.00 per share cash consideration represents an amount in excess of the net book value per share of $8.34 as of September 29, 2002;

  . The fact that (1) BWAY had publicly disclosed numerous times since November 2001 its willingness to consider strategic alternatives, including a merger or a recapitalization, and in July 2002 had expressly noted that these options included a sale of the company and (2) no unsolicited offers to acquire BWAY had been made by any financial or strategic buyers;

  . The fact that, after the solicitation effort conducted by Deutsche Bank in late 2001 and the first half of 2002, Kelso had emerged as the only entity to express an interest in acquiring BWAY at a premium over its market price and to commence formal business and legal due diligence on BWAY; and

  . Notwithstanding that the Blair opinion, dated September 30, 2002, was provided solely for the information and assistance of the special committee and that the participating BWAY affiliates are not entitled to rely on such opinion, the fact that the special committee received an opinion from Blair that the cash merger consideration of $20.00 per share to be received in the merger by stockholders of BWAY (other than the holders of shares to be exchanged for BCO Holding common stock immediately prior to the merger) is fair from a financial point of view to such stockholders.

   In addition, each of the participating BWAY affiliates believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to BWAY's public stockholders. These procedural safeguards include the following:

  . The fact that the terms of the merger were the result of arms'-length bargaining between the special committee and its advisors, on one hand, and Kelso and its advisors, on the other hand;

  . The fact that the special committee consists of independent directors who acted to represent solely the interests of BWAY's public stockholders and to negotiate with Kelso on behalf of those stockholders;

  . The fact that no member of the special committee has an interest in the merger different from that of the public stockholders of BWAY, except that members of the special committee hold existing stock options that will be "cashed-out" in the merger at the same price that the public stockholders will receive;

  . The fact that the special committee retained and received the advice of Sidley and Blair, its independent legal counsel and financial advisor, respectively, and that both of these advisors have extensive experience in transactions similar to the merger and assisted the special committee in its negotiations with Kelso;

  . The fact that the special committee and its advisors conducted extensive negotiations with Kelso and had the authority to reject the transactions proposed by Kelso. These negotiations led to an increase in the cash merger consideration payment to be received by the stockholders of BWAY from $17.50 per share to $20.00 per share;

  . The fact that the BWAY board of directors had agreed not to recommend the merger to the BWAY stockholders without the prior favorable recommendation of the special committee;

  . The fact that neither Kelso nor any of the continuing investors participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee or its advisors. The participating BWAY affiliates did, however, find persuasive the conclusions of the special committee as to the substantive and procedural fairness of the merger to the unaffiliated stockholders of BWAY;

  . The fact that the merger agreement provides BWAY with the ability to terminate the merger agreement in order to recommend, approve or accept a "superior proposal" that would, if completed, result in a transaction more favorable to BWAY's stockholders from a financial point of view than the merger, subject to certain conditions and the payment of a termination fee and reimbursement of certain of Kelso's out-of-pocket expenses;

  . The special committee's unanimous recommendation to the BWAY board of directors that the merger agreement and the merger be approved; and

  . The fact that BWAY's stockholders who object to the merger will obtain "fair value" for their shares if they exercise and perfect their dissenters' rights under Delaware law.

   The participating BWAY affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its opinion as to the fairness of the merger agreement and the merger. In addition, in their consideration of the fairness of the merger to BWAY's unaffiliated stockholders, the participating BWAY affiliates did not consider the liquidation value of BWAY because they consider BWAY as a viable, going concern business and, therefore, did not consider the liquidation value as a relevant valuation methodology .

   Many of the participating BWAY affiliates are directors and/or executive officers of BWAY and have interests in the merger transaction not shared by other stockholders of BWAY. These interests are described below under the heading "Interests of Certain Persons in the Merger" on page 44. Each of the participating BWAY affiliates that is a stockholder of BWAY intends to vote in favor of the approval and adoption of the merger agreement and the merger at the special stockholders meeting. None of the participating BWAY affiliates makes any recommendation as to how any stockholder of BWAY should vote on the merger agreement and the merger.

   In addition, while the Kelso affiliates believe that the merger is fair to BWAY and its stockholders, the Kelso affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to BWAY and its stockholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to BWAY and its stockholders. The Kelso affiliates do not believe that they had or have any fiduciary duty to BWAY or its stockholders, including with respect to the merger and its terms. BWAY and its stockholders were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with the Kelso affiliates on their behalf, with the assistance of independent legal and financial advisors.

Purposes, Reasons and Plans for BWAY after the Merger

   Purposes. The purpose of the merger is to enable BCO Holding to acquire all of the BWAY common stock issued and outstanding immediately prior to the closing of the merger. Kelso believes that BWAY's future business prospects can be improved through their active participation in the strategic direction and operations of BWAY. In addition, Kelso believes that its access to capital sources will provide BWAY with development opportunities of the sort not currently available to it. With respect to the continuing investors, each believes that the merger provides them with a desirable opportunity to work with Kelso in an effort to improve the future business prospects of BWAY by combining the strategic strengths of Kelso with each continuing investor's understanding of the operations of BWAY.

   Reasons of BWAY. The special committee and the BWAY board of directors believe, based upon the reasons discussed above under the caption "Special Factors--Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" on page 27, that the merger is the best available opportunity to enhance stockholder value at this time.

   Reasons of the Participating BWAY Affiliates. Each of the participating BWAY affiliates believes that it is best for BWAY to operate as a privately held entity. Despite BWAY being a market leader with what the participating BWAY affiliates believe to be an excellent management team, BWAY's historical stock prices were at levels below what the participating BWAY affiliates believe to be full value. As a privately held entity,

BWAY will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of BWAY. In addition, as an entity whose common stock is not publicly traded, BWAY will be able to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of BWAY's assets or earnings. In other words, in a public equity market setting, it is often difficult for a company to make decisions that could negatively affect earnings in the short-term when the result of those decisions is often a reduction in the per share price of the publicly traded equity securities of such company.

   In addition, after the merger, BWAY will no longer be subject to SEC reporting requirements with respect to its equity securities, which will allow BWAY to eliminate the time devoted by its management and certain other employees to matters relating exclusively to having equity securities publicly traded. BWAY, however, will likely be required to file, or resume filing, reports with the SEC as a result of its issuing debt securities registered under the Securities Act.

   These assessments are based upon publicly available information regarding BWAY and the participating BWAY affiliates' due diligence, investigation or knowledge of BWAY and the experience of the participating BWAY affiliates in investing in or managing public companies generally. While the participating BWAY affiliates believe that there will be significant opportunities associated with their investment in BWAY, and that the value of such an equity investment could be considerably greater than the original cost thereof, they realize that there also are substantial and significant risks that such opportunities may not ever be fully realized.

   Plans for BWAY. It is expected that, following the merger, the operations and business of BWAY will be conducted substantially as they are currently conducted. None of BWAY or any of the BWAY participating affiliates has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving BWAY's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any material operations or sale or transfer of a material amount of assets. However, BWAY and the participating BWAY affiliates will continue to evaluate BWAY's business and operations after the merger from time to time, and may propose or develop new plans and proposals which they consider to be in the best interests of BWAY and its stockholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions.

Interests of Certain Persons in the Merger

   In considering the recommendation of the special committee and the BWAY board of directors with respect to the merger agreement and the merger, you should be aware that certain directors, officers and affiliates of BWAY (including each of the continuing investors) have interests in the merger that are different from your interests. These interests include those described below. The BWAY board of directors and the special committee were aware of these interests and considered them, among other matters, when approving the merger agreement and the merger.

   Continuing Investors' Investment in BCO Holding

   At the time of the signing of the merger agreement, each of the continuing investors entered into a separate exchange agreement with BCO Holding under which he or she has agreed to exchange, immediately prior to the effective time of the merger, shares of BWAY common stock for shares of BCO Holding common stock or options to purchase BWAY common stock for options to purchase BCO Holding common stock. The continuing investors may not be required, for U.S. federal income tax purposes, to recognize the entire amount of gain realized on the exchange of their equity interests in BWAY for equity interests in BCO Holding. For further information about the material tax consequences of the merger, please read the discussion under the heading "Special Factors--Material Federal Income Tax Consequences" beginning on page 54.

   Under these agreements, Jean-Pierre Ergas, Warren Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell (each a member of senior management and/or a director of BWAY) have agreed to exchange an aggregate of 812,910 BWAY stock options having an aggregate net value of approximately $8.4 million for an aggregate of 1,625,820 vested BCO Holding stock options with an equivalent value. Under a separate exchange agreement, Mary Lou Hayford (Mr. Hayford's wife and a stockholder of BWAY) has agreed to exchange 596,596 shares of BWAY common stock having a value of approximately $11.9 million for 1,193,192 shares of BCO Holding common stock with an equivalent value. As a result of the exchange agreements, the continuing investors will hold, in the aggregate, 1,193,192 shares of BCO Holding common stock after the merger, which, together with the 1,625,820 options to purchase BCO Holding common stock, will represent approximately 26.1% of the fully diluted equity of BCO Holding immediately after the merger, including shares issuable upon exercise of fully vested BCO Holdings stock options issued in exchange for BWAY stock options, but without giving effect to the grant of up to an estimated aggregate of 2,005,190 BCO Holding stock options at or following the closing of the merger under a new BCO Holding stock incentive plan as described under the heading "BCO Holding Stock Incentive Plan" on page 48.

   Please read the discussion under the heading "Special Factors--Post-Merger Ownership and Control" beginning on page 15 for further information on the amount of BWAY equity interests to be exchanged by the continuing investors.

   Securityholder Arrangements

   BWAY will be a wholly owned subsidiary of BCO Holding immediately following the merger. BCO Holding, affiliates of Kelso, the continuing investors and other future holders of shares of BCO Holding expect to enter into a securityholders agreement and related agreements that will set forth the terms of their relationship as securityholders of BCO Holding following the completion of the merger. The terms of these arrangements are described below:

  . Prior to an initial public offering of BCO Holding or BWAY (which we refer to as an "IPO"), the continuing investors will have customary "tag-along" rights to participate on a pro rata basis with affiliates of Kelso in sales of equity securities by those affiliates where the amount of those sales, together with all previous sales, represent more than 15% of the shares held by those affiliates on the effective date of the merger;

  . Prior to an IPO, the continuing investors will be subject to customary "drag-along" rights, which will permit affiliates of Kelso to require the continuing investors to sell their shares for cash on a pro rata basis with the Kelso affiliates in a transaction involving the sale of more than 85% of the shares held by the Kelso affiliates on the effective date of the merger;

  . The continuing investors will have "piggyback" registration rights with respect to their shares and, following the first anniversary of an IPO, Mr. and Mrs. Hayford will together have two "demand" registration rights with respect to their shares, subject in each case to customary restrictions and limitations;

  . Mr. and Mrs. Hayford and Mr. Ergas and the other continuing investors for as long as they continue to be employed by BWAY will have pre-emptive rights on issuances of securities by BCO Holding in order to permit them to maintain their fully diluted equity ownership interest in BCO Holding, subject to customary exceptions;

  . Until the time of an IPO or the Kelso affiliates have sold all or substantially all of their shares, the continuing investors other than Mr. and Mrs. Hayford will be restricted from transferring their shares, subject to customary estate planning exceptions. Mr. and Mrs. Hayford will be permitted to sell their shares to a third party that agrees to be bound by the terms of the stockholders agreement, subject to Kelso's consent, which consent shall not be unreasonably withheld;

  . BCO Holding will have the right to purchase the shares of any continuing investor whose shares become subject to foreclosure, bankruptcy or other involuntary transfer prior to an IPO at the lesser of the fair market value of those shares and the amount of the liability giving rise to the involuntary transfer plus any excess of the carrying value of the transferred shares over that liability;

  . The BCO Holding stock options (and underlying shares) of the continuing investors acquired in exchange for BWAY stock options will be subject to customary puts and calls by BCO Holding upon termination of employment;

  . Mr. Hayford will be entitled to one board seat (or two in the event the BCO Holding board of directors consists of 11 or more directors) and to designate any family or non-family member to fill that seat;

  . Mr. Ergas or a family member or, with Kelso's consent, other representative following his death or disability will be entitled to one board seat until the later of (1) Mr. Ergas no longer serving as either BWAY's chief executive officer or chairman or (2) he or his family or estate selling any of their equity in BCO Holding;

  .  Kelso or its designees will be entitled to all other board seats;

  .  Mr. Hayford will be entitled to:

     (1) an annual director's fee of $100,000, payable as long as he or a designated family member serves on the board;

     (2) payment of $157,500 per year under his prior employment agreement with BWAY beginning in the month in which the effective date of the merger occurs; and

     (3) a pro rata portion of any "exit fee" received by Kelso based on his stock ownership at the time of exit, not to exceed 15% of that fee;

  . Mr. Hayford or any family-member board designee will have the right to approve all affiliate transactions, subject to certain specified exceptions; and

  . Members of management, which may include the continuing investors, are expected to be entitled to purchase at fair market value up to $2 million in BCO Holding common stock after the merger.

   "Cash-Out" of BWAY Stock Options

   All outstanding unvested options to purchase BWAY common stock, including options held by the continuing investors and the other directors and members of BWAY management, will become fully vested and exercisable at the effective time of the merger. To the extent any options are exercised prior to the merger, the shares acquired through the exercise will be cancelled in the merger and will entitle the holder to $20.00 per share. Stock options not exercised or exchanged for BCO Holding stock options prior to the merger will be cancelled in exchange for a cash payment equal to the product of:

  .  the excess, if any, of $20.00 over the exercise price of the stock option;
     and

  .  the number of shares of common stock subject to the stock option.

   The BWAY stock options that have been granted to the directors and the continuing investors who are members of management were awarded as compensation in accordance with BWAY's overall director and executive compensation policies and were not granted in anticipation of the merger.

   The following table sets forth information as of November 30, 2002 as to the number of shares subject to options to purchase BWAY common stock that are to be "cashed-out" in the merger and the cash payments to be received upon cancellation of those stock options by each continuing investor and each executive officer and director of BWAY.

                                             Number of
                                           Option Shares Aggregate Cash
                                           to be Cashed   Payment for
               Continuing Investor,         out in the    Unexchanged
         Executive Officer and/or Director    Merger     Option Shares
         --------------------------------- ------------- --------------
         Jean-Pierre Ergas................    112,395      $1,750,000
         Warren Hayford...................          0               0
         Mary Lou Hayford.................          0               0
         Kevin Kern.......................     15,887         250,000
         Thomas Eagleson..................     88,330       1,270,000
         Kenneth Roessler.................     57,288         850,000
         Jeffrey O'Connell................     11,040         170,000
         Thomas Donahoe...................     82,500         910,000
         Alexander Dyer...................     86,700         940,000
         John Jones.......................     82,500         910,000
         John Puth........................     86,700         940,000
         John Stirrup.....................    135,417       1,210,000

   Change in Control Agreements

   Each of the continuing investors who is a member of management (Messrs. Ergas, Kern, Eagleson, Roessler and O'Connell) is a party to a separate change in control agreement with BWAY. The merger will constitute a change in control under each such agreement. If the executive is terminated without cause by BWAY at any time within 24 months following the merger, or if the executive leaves employment during that period for good reason (as defined in each change in control agreement), the executive will be entitled to:

  . A lump severance payment equal to (1) in the case of Mr. Ergas, the sum of three times his annual base salary at the time of the merger and one times his target incentive bonus at the time of the merger, (2) in the case of each of Messrs. Eagleson and Roessler, the sum of two times his annual base salary at the time of the merger and one times his target incentive bonus at the time of the merger, (3) in the case of Mr. Kern, the sum of one and one half times his annual base salary at the time of the merger and one times his target incentive bonus at the time of the merger, and
     (4) in the case of Mr. O'Connell, the sum of one times his annual base salary at the time of the merger and one times his target incentive bonus at the time of the merger.

  . Payment of any executive perquisites that the executive is receiving as of his separation date until the later of six months (in the case of Mr. Roessler, nine months) from the separation date or the end of the calendar year in which the separation occurs.

  . Reimbursement of COBRA premiums under BWAY's group health and dental plan on a monthly basis for the period entitled to such continuation coverage.

  . Individual medical and dental insurance policies on substantially similar terms as provided by BWAY as of the separation date for a period of six to 18 months following expiration of the COBRA period (other than for Messrs. Kern and O'Connell).

  . Payment of premiums for individual life insurance coverage on substantially similar terms as provided by BWAY as of the separation date for a period of one to three years following the separation date.

  . Full vesting of any retirement plans maintained by BWAY in which the executive participates as of the separation date.

  . In the case of the executives other than Mr. Ergas, outplacement services for a period of 12 months.

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   The change in control agreements provide that if any payments to the executive are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the amount of the separation payment to an executive described under the first bullet point above will be reduced by the minimum amount necessary to reduce the parachute payments to 299% of the executive's "base amount" as defined in Section 280G of the Internal Revenue Code. Following termination, each executive is subject to a customary one-year non-compete, which, if breached, would require an executive to repay (or, if unpaid, to forfeit) all the above specified payments and benefits.

   BCO Holding Stock Incentive Plan

   BCO Holding will adopt a new stock incentive plan effective upon completion of the merger. The incentive plan will provide for three types of options:

  . Service options, which will generally become exercisable in up to three equal annual installments commencing on the first anniversary of the grant date;

  . Performance options, which will generally become exercisable in five equal annual installments if BWAY achieves certain specified EBITDA (earnings before interest, taxes, depreciation and amortization) objectives; and

  . Exit options, which will generally become exercisable only if the Kelso affiliates are able to sell their equity investment in BCO Holding at a price equal to at least two times their initial investment and achieve at least a 15% internal rate of return, subject to certain exceptions.

   It is expected that approximately 2,005,190 shares of BCO Holding common stock will be reserved for issuance upon exercise of options under the incentive plan, representing approximately 20% of the sum of the outstanding shares of BCO Holding common stock as of the effective date of the merger and the net shares issuable pursuant to the exchange options. Under the incentive plan, 40% of the options (approximately 802,076) will be service options, 10% (approximately 200,519) will be performance options and 50% (approximately 1,002,595) will be exit options. In connection with the closing of the merger, 40% of the option pool (approximately 802,076) will be granted to Mr. Ergas, 20% of the option pool (approximately 401,038) will be granted to Mr. Roessler, and the remaining 40% (approximately 802,076) will be granted to employees selected by Mr. Ergas, subject to the reasonable approval of the compensation committee of the board of directors of BCO Holding.

   The exercise price of each option under the incentive plan will be determined by the compensation committee, provided that the exercise price cannot be less than the fair market value (as determined under the incentive plan) of the BCO Holding common stock on the date of grant. The options to be granted in connection with the closing of the merger will be granted with an exercise price equal to the equivalent per share merger consideration. It is anticipated that all options will be non-qualified stock options for federal income tax purposes.

   Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee, in connection with certain pledges and estate planning transfers. All of the shares acquired upon exercise of any option will be subject to the securityholder arrangements described above.

   Anticipated Amendments to Employment Arrangements and Bonus Targets

   It is currently anticipated that, upon completion of the merger, the existing employment arrangements of Messrs. Ergas, Roessler, Kern and O'Connell will be amended (effective as of the beginning of BWAY's 2003 fiscal year) to provide that their annual base salary shall not be less than $550,000, $300,000, $240,000 and $165,000, respectively.

   It is currently anticipated that, upon completion of the merger, the target bonuses payable to Messrs. Ergas, Roessler, Kern and O'Connell for BWAY's 2003 fiscal year under the BWAY Officers Incentive Plan shall be,

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as a percentage of their respective base salaries, 70%, 50%, 40% and 33.3%, respectively, assuming that BWAY achieves the performance targets established for that year consistent with BWAY's past practices.

   It is currently anticipated that, upon completion of the merger, Mr. Ergas' existing employment agreement will be further amended to provide that Mr. Ergas will remain as chairman of BWAY's board of directors when he retires as BWAY's chief executive officer in the future. It is currently anticipated that, as chairman, Mr. Ergas will remain an employee of BWAY and, as such, will continue to vest his employee benefits in accordance with the terms of the applicable plans and agreements.

   Anticipated New Employment Agreement with Thomas Eagleson

   It is currently anticipated that, upon completion of the merger, a new employment agreement will be entered into with Thomas Eagleson effective January 1, 2003. Under this agreement, Mr. Eagleson is expected to hold the position of Senior Advisor, reporting to Mr. Ergas and Mr. Roessler, and is expected to work as a part-time employee with an expected annual commitment of approximately 1,000 hours per year. Mr. Eagleson's employment period is expected to automatically extend for successive one-year periods unless either party provides 60 days prior written notice. Mr. Eagleson is expected to be paid on an hourly basis at a rate of $200 per hour, and is expected to be entitled to health and welfare benefits that are consistent with BWAY's policies for other part-time employees. Mr. Eagleson is expected to continue to be entitled to these benefits for one year following termination unless he is terminated by BWAY for cause. For one year following his termination, Mr. Eagleson is expected to be subject to restrictive covenants that are substantially similar to those contained in his existing employment agreement with BWAY.

   Employee Benefits

   The merger agreement provides that:
  . BWAY, as the surviving corporation, will take all necessary actions to implement certain employee-benefits related agreements, arrangements and other transactions that have been pre-approved by BCO Holding;

  . for a period of at least one year following the closing of the merger, BWAY, as the surviving corporation, will provide all persons who are BWAY employees at the closing of the merger, while employed by BWAY, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of the date of the merger agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation);

  . BWAY will continue to provide and recognize all accrued but unused vacation as of the closing of the merger; and

  . any pre-existing condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by BWAY after the closing of the merger will be waived for persons employed by BWAY at the closing of the merger, and persons employed by BWAY at the closing of the merger will be credited with service for all purposes under such newly established plans. See "The Merger Agreement--Employee Matters" on page 70.

   Indemnification and Director and Officer Liability Insurance

   The merger agreement provides that:

  . all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including all rights to advancement of expenses) existing on the date of the merger agreement in favor of directors and officers of BWAY under BWAY's charter or by-laws or in

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

     any indemnification agreement provided or made available to BCO Holding and BCO Acquisition will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors or officers; and

  . for six years after the effective time of the merger, BWAY will provide officers' and directors' liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by BWAY's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in effect on the date of the merger agreement (although BWAY will not be required to expend more than an amount per year equal to 250% of the current annual premiums paid by BWAY for such insurance to maintain or procure such insurance coverage). See "The Merger Agreement--Indemnification and Insurance of BWAY Directors and Officers" on page 69.

Financing of the Merger

   Upon completion of the merger, BWAY will pay an aggregate amount of approximately $175.3 million to acquire all outstanding shares of BWAY common stock and to cancel all BWAY stock options (excluding shares and options held by continuing investors that will be exchanged immediately prior to the merger for equity interests in BCO Holding), assuming no BWAY stockholders exercise and perfect their dissenters' rights. In addition, BWAY expects to repay and/or assume existing debt in an aggregate amount of approximately $104.8 million (including accrued interest thereon). Moreover, BWAY will incur approximately $29.8 million in fees and expenses in connection with the merger and related transactions. The following arrangements are intended to provide the necessary financing for the merger.

   Equity Commitment Letter

   Pursuant to an equity commitment letter from Kelso to BWAY dated September 30, 2002, Kelso has undertaken to provide $81.2 million of the equity financing required for the transactions contemplated by the merger agreement.

   This commitment is subject to:

  .  the conditions set forth in the merger agreement; and

  . the conditions set forth in the senior debt commitment letter to BCO Acquisition from Deutsche Bank Trust Company Americas and the bridge facility commitment letter to BCO Holding and BCO Acquisition from Deutsche Bank Trust Corporation, which are each described below.

   Senior Debt Commitment Letter

   BCO Acquisition has received a commitment letter from Deutsche Bank Trust Company Americas dated September 30, 2002 for BWAY to obtain, subject to the conditions in the letter, a senior secured revolving credit facility of up to $90 million (through the amendment of BWAY's existing $90 million senior credit facility to accommodate the merger and the other related transactions or, if requested by BCO Acquisition, through a new senior credit facility), no more than $30 million of which may be borrowed at the closing of the merger. A copy of the senior debt commitment letter has been filed as an exhibit to the
Schedule 13E-3 filed by BWAY and its affiliates and is incorporated by reference in this proxy statement.

   Deutsche Bank will have the right, in a syndication process managed and determined by Deutsche Bank, (1) to syndicate the new or amended senior credit facility to other institutions acceptable to Deutsche Bank and (2) to designate other institutions acceptable to Deutsche Bank in various agency capacities under the facility, subject in each case to the consent of BCO Acquisition, not to be unreasonably withheld.

   The proceeds of this financing will be used (1) if a new senior credit facility is extended, to repay BWAY's outstanding debt under its existing senior credit facility, (2) to pay a portion of the purchase price for the merger

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

and related transactions and (3) to provide financing for BWAY's ongoing working capital and general corporate needs. This commitment will terminate on the earlier of February 28, 2003 or the termination of the commitment by BCO Acquisition.

   It is expected that the senior credit facility contemplated by the senior debt commitment letter will be comprised of an up to $90 million revolving credit facility, which will be subject to a borrowing base limitation and which will include a sublimit for the issuance of letters of credit. The senior credit facility is expected to have a term of five years. Revolving credit loans under the facility are expected to bear interest at a per annum rate determined, at BWAY's election, by reference to the prime lending rate announced from time to time by Deutsche Bank AG or to an adjusted LIBOR rate. Each prime rate loan is expected to bear interest at a rate per annum equal to the prime lending rate plus 1.25% (subject to periodic adjustment based on certain levels of financial performance), and each adjusted LIBOR rate loan is expected to bear interest at a rate per annum equal to the applicable reserve adjusted LIBOR rate plus 2.75% (subject to periodic adjustment based on certain levels of financial performance). In addition, BWAY expects that it will pay certain fees in connection with the senior credit facility, including a letter of credit fee and an unused facility fee that will accrue at a per annum rate of 0.50% on the unutilized total commitments under the senior credit facility.

   The borrowers under the senior credit facility will be BWAY and certain of its wholly owned subsidiaries. It is expected that BWAY's obligations under the senior credit facility will be secured by a first priority perfected security interest, subject to customary exceptions, in all present and future owned and leased property of each borrower and substantially all present and future personal property of each borrower. In addition, BWAY's obligations will be secured by a pledge of:

  . 100% of the issued and outstanding capital stock (or similar equity interests) of each direct and indirect subsidiary of a borrower incorporated or otherwise organized in the United States or any of its territories; and

  . 65% of the issued and outstanding capital stock (or similar equity interests) of each direct subsidiary of a borrower incorporated or otherwise organized outside the United States or any of its territories.

   The availability of the senior credit facility will be subject to the satisfaction of a number of conditions, including the following:

  . the absence of any material adverse change in the condition (financial or otherwise), results of operations or business of BWAY since September 30, 2001;

  . the assumption by BWAY of the new unsecured 10% Senior Subordinated Notes due 2010 discussed below and gross proceeds from the offering of those notes in an aggregate amount not less than $200,000,000 being available to BWAY;

  . completion of the contemplated equity investment in BCO Holding by Kelso and the continuing investors; and

  . the preparation and execution of definitive loan agreements and related documents.

   The senior secured credit facility will contain customary affirmative and negative covenants, including (1) a minimum fixed charge coverage ratio to be set at a level acceptable to Deutsche Bank, (2) a restriction on capital expenditures and (3) other covenants restricting among other things indebtedness, investments, sales of assets, liens and dividends and other distributions. The senior secured credit facility will also contain customary representations and warranties and event of default provisions.

   Senior Subordinated Notes

   On November 27, 2002, BWAY Finance Corp., a newly formed subsidiary of BCO Holding, issued $200 million of new unsecured 10% Senior Subordinated Notes due 2010. The proceeds of the offering have been placed in escrow with the trustee under the indenture governing the notes. BWAY will assume the notes and receive such proceeds upon closing of the merger. The senior subordinated notes:

  .  have a maturity date of October 15, 2010;

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

  . bear interest that must be paid in cash semi-annually on each April 15 and October 15;

  . are mandatorily redeemable at a redemption price of 101% of the offering price of the notes, plus accrued and unpaid interest to the redemption date, if the merger agreement is terminated or not consummated prior to April 7, 2003;

  . are unsecured obligations and will rank equally with all senior subordinated indebtedness of BWAY;

  . will be subordinated to any senior indebtedness of BWAY, including the senior credit facility; and

  . will be guaranteed by BWAY Manufacturing, Inc., a wholly-owned subsidiary of BWAY.

   The senior subordinated notes also contain covenants that are customary for this type of financing, including, without limitation, restrictions on dividends, stock repurchases, liens, indebtedness, affiliate transactions, asset sales and mergers. A copy of the indenture between BWAY Finance and The Bank of New York governing the senior subordinated notes has been filed as an exhibit to the Schedule 13E-3 filed by BWAY and its affiliates and is incorporated by reference in this proxy statement. See the discussion under the heading "The Merger Agreement--Financing Covenants" on page 68 for more information.

   In connection with the issuance of the senior subordinated notes, BWAY, pursuant to the terms of the merger agreement, made available $3 million to BWAY Finance, for deposit into escrow, representing a portion of the amount (which we refer to as the "Breakage Amount") sufficient to cover:

  . Accrued interest on the senior subordinated notes from November 27, 2002 to and including February 28, 2003, net of income earned from investing the proceeds in permitted investments; and

  . The 1% repayment premium applicable to the senior subordinated notes in the event that the merger agreement is terminated or the merger is not completed by February 28, 2003.

   The excess of the Breakage Amount over $3 million was made available to BWAY Finance by BCO Holding for deposit into such escrow.

   If the merger agreement is terminated or the merger is not completed by the date specified by the terms of the senior subordinated notes, the senior subordinated notes (including the 1% prepayment premium and all accrued and unpaid interest to the redemption date) will be repaid in full by BWAY Finance and any amount held by BWAY Finance after that payment will be made available in equal parts to BCO Holding and BWAY; provided that first the excess of the Breakage Amount over $6 million will be made available solely to BCO Holding.

   As provided in the merger agreement, (1) no placement fees, discount or discounts or commissions on the senior subordinated notes are payable until the effective time of the merger and (2) BWAY Finance will invest the proceeds of the senior subordinated notes held in escrow only in specified permitted investments.

   As provided under the merger agreement, if the proceeds of the senior subordinated notes (together with the Breakage Amount) plus the income earned thereon are not enough to pay in full the senior subordinated notes (including the 1% prepayment premium and all accrued and unpaid interest to the redemption date), BWAY and BCO Holding will each make available one half of the shortfall to enable BWAY Finance to repay such amount to the holders of the senior subordinated notes.

   Bridge Facility Commitment Letter

   At the time of the signing of the merger agreement, BCO Holding and BCO Acquisition received a commitment letter from Deutsche Bank Trust Corporation dated September 30, 2002 for BWAY to obtain, subject to the conditions in the letter, up to $190 million in the form of an unsecured senior bridge loan in the event that BWAY Finance was not able to complete the issuance of new senior subordinated notes described

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

above. A copy of the bridge facility commitment letter has been filed as an exhibit to the Schedule 13E-3 filed by BWAY and its affiliates and is incorporated by reference in this proxy statement. Because BWAY Finance has issued the $200 million of senior subordinated notes described above, and deposited the proceeds of the offering into the escrow described above, BWAY does not believe that BCO Holding or BCO Acquisition will need to obtain the bridge financing under the bridge commitment letter in order to complete the merger.

   Repurchase of Senior Subordinated Notes and Consent to Supplemental Indenture

   The merger agreement provides that, at such time as requested by BCO Holding and BCO Acquisition (provided that BCO Holding and Acquisition Sub will coordinate with BWAY regarding such timing), BWAY will commence an offer to purchase its 101/4% Senior Subordinated Notes due 2007, and a related solicitation of consents regarding covenant amendments to its indenture to permit the completion of the merger without breach or default of the indenture or the terms of the notes, on terms and conditions that are in accordance with the indenture, applicable law and otherwise reasonably acceptable to BCO Holding and BCO Acquisition Sub. The price BWAY will offer for the purchase of the notes will be no less than the applicable redemption price for the notes in effect on the date of the merger agreement. BCO Holding agreed that, without BWAY's prior consent, the debt tender offer will not be completed, and no amounts will be payable by BWAY to the holders of notes in connection with the debt tender offer, pursuant to its offer to purchase or consent solicitation or otherwise (unless BCO Holding agrees to reimburse BWAY for any amounts so paid), unless the merger has been completed. Subject to the terms and conditions of the merger agreement and the terms and conditions to the debt tender offer, BWAY will accept for payment and pay for the notes contemporaneously with, and contingent upon, the effective time of the merger. See the discussion under the heading "The Merger Agreement--Debt Tender Offer" on page 67 for more information.

Repayment of Indebtedness

   BWAY intends to repay the indebtedness incurred to effect the merger through cash flow from operations. There are no other specific plans or arrangements to refinance or repay any of that indebtedness.

Financial Advisory Agreement

   Upon completion of the merger, BWAY will (1) pay to Kelso a fee of $4.95 million and (2) enter into a financial advisory agreement with Kelso for services to be provided by Kelso or certain of its related parties to BWAY in return for financial advisory fees to be paid annually to Kelso by BWAY. The amount of the financial advisory fee will be determined by Kelso, but will not exceed $495,000 per year. The financial advisory agreement will include indemnification and expense reimbursement by BWAY of Kelso and such related parties with respect to the merger, including with respect to the financing of the merger and any services to be provided by Kelso or any related party to BWAY on a going-forward basis.

Conduct of the Business of BWAY if the Merger is not Completed

   Completion of the merger is subject to several conditions, in addition to the approval of the merger by the holders of a majority of the BWAY common stock. These conditions are described in "The Merger Agreement--Conditions to the Merger" on page 72.

   The approval of the special committee is required for any amendment, modification or waiver of the merger agreement by BWAY.

   If the merger is not completed for any reason, it is expected that BWAY's business and operations will continue to be conducted by its current management under the direction of the BWAY board of directors, substantially as they are currently being conducted. No other transaction is currently being considered by the continuing investors or BWAY as an alternative to the merger.

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Regulatory Requirements

   Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the related rules and regulations, the merger may not be completed until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The required notification and report forms under the Hart-Scott-Rodino Act were filed with the FTC and the Antitrust Division on October 15, 2002, and the waiting period applicable to the merger expired on November 14, 2002.

   At any time before or after completion of the merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. If a challenge to the merger on antitrust grounds is made, BWAY may not prevail and/or may not complete the merger.

Material Federal Income Tax Consequences

   The following summary of certain United States federal income tax consequences relating to the merger is based upon laws, regulations and decisions currently in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. This summary may not be fully applicable to persons in special tax situations, such as financial institutions, insurance companies, tax-exempt entities, regulated investment companies, dealers in securities or currencies, persons who acquired shares of BWAY common stock as part of a hedge, "straddle," conversion transaction or other integrated transaction, non-U.S. individuals and entities, persons who hold BWAY common stock through a partnership or other pass-through entity, persons holding BWAY common stock subject to a risk of forfeiture or otherwise as compensation, persons exercising dissenters' rights or persons holding employee stock options and claiming tax basis in such options. This summary also does not address the tax consequences to Kelso, its affiliates, or any person holding a direct or indirect interest in Kelso or its affiliates. In addition, this summary does not address the application of any foreign tax laws or tax laws of any state or political subdivision of the United States.

   This summary is not exhaustive and may not address your individual circumstances. You should consult your own tax advisor concerning the application of United States federal income tax laws and the application of state, local and foreign income tax laws to your own situation.

   As described below, the receipt of cash for shares of BWAY common stock in the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

   Stockholders and Optionholders other than Continuing Investors

   For United States federal income tax purposes, a BWAY stockholder that receives only cash in exchange for shares of BWAY common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the shares of BWAY common stock surrendered. Gain or loss will be capital gain or loss if the shares of BWAY common stock constitute capital assets in the hands of the exchanging holder. The capital gain or loss will be long-term capital gain or loss if the shares of BWAY common stock surrendered in the merger have been held for more than one year at the time of the merger. Under current law, net capital gains recognized by an individual are taxable at a maximum federal rate of 20 percent or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income rates. There are certain limitations on deductibility of any loss recognized upon the exchange of shares of BWAY common stock for cash.

   For United States federal income tax purposes, holders of employee stock options to acquire BWAY common stock will recognize ordinary income equal to the gross amount of cash received upon cancellation of

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their options, determined as set forth under the heading "The Merger
Agreement--Effect of the Merger on the Capital Stock and Stock Options of BWAY and BCO Acquisition" on page 61. The actual amount of the cash received by a holder upon cancellation of the options will be net of applicable withholding taxes.

   Payments of cash to a BWAY stockholder in exchange for shares of BWAY common stock owned by the stockholder may be subject to a backup withholding tax at a rate of 30%, unless the stockholder:

  .  is a corporation or comes within certain exempt categories; or

  . provides a correct tax identification number to the payor, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of backup withholding rules.

   A stockholder that does not provide a correct tax identification number may be subject to penalties imposed by the Internal Revenue Service. Any backup withholding tax collected is creditable against the stockholder's United States federal income tax liability or will be refunded to the stockholder by the Internal Revenue Service, provided that certain conditions are met.

   Continuing Investors

   The following discussion concerning the United States federal income tax consequences to continuing investors assumes that shares of BWAY common stock constitute capital assets in the hands of the continuing investor and that the value of the consideration received by a continuing investor in the exchange is equal to the value of the BWAY common stock or BWAY stock options surrendered in the exchange, and that none of the consideration is received in any capacity other than as a stockholder or optionholder.

   For United States federal income tax purposes, gain or loss realized from the portion of the cash received by a continuing investor that is deemed for federal income tax purposes to be provided by BWAY in exchange for a portion of such continuing investor's BWAY common stock will generally be taxed in the manner described above under "Special Factors--Material Federal Income Tax Consequences--Stockholders and Optionholders other than Continuing Investors." Gain realized by a continuing investor from the receipt of common stock of BCO Holding and cash that is deemed for federal income tax purposes to be provided by BCO Holding in exchange for the remaining portion of such continuing investor's shares of BWAY common stock will be subject to federal income tax to the extent of the cash deemed received from BCO Holding; loss from this remaining portion cannot be recognized for federal income tax purposes. There is a risk, however, that the entire gain realized by such a continuing investor will have to be recognized to the extent of the cash actually received with respect to the continuing investor's BWAY common stock in connection with the exchange and that the entire loss realized by such continuing investor will not be allowed.

   For United States federal income tax purposes, continuing investors should not recognize any gain or loss upon the exchange of options to acquire BWAY common stock for options to acquire BCO Holding common stock. There is a risk, however, that the receipt of an option to acquire BCO Holding common stock with an exercise price that is significantly in-the-money at the time of the merger will be treated as the receipt of stock and cause the recipient to recognize ordinary income at such time. Continuing investors who receive cash in exchange for a portion of their options to acquire BWAY common stock and exchange the balance for options to acquire BCO Holding common stock will generally recognize ordinary income equal to the gross amount of cash received upon cancellation of their options, as described above under the heading "Special Factors--Material Federal Income Tax Consequences--Stockholders and Optionholders other than Continuing Investors."

   BWAY and its Subsidiaries

   The merger will cause an "ownership change" for purposes of Section 382 of the Internal Revenue Code. As a result, BWAY and its subsidiaries' use of pre-merger tax net operating losses and certain other tax attributes will be limited following the merger. However, because neither BWAY nor its subsidiaries expects to have significant federal net operating losses available to be carried forward to post-merger tax years, this limitation is

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

not expected to have a material impact on them. In addition, BWAY should be entitled to take a tax deduction with respect to (1) any options to acquire BWAY common stock cashed out in the merger and (2) the exercise of any options to acquire BCO Holding common stock issued in connection with the merger (the amount of such deduction being equal to the excess of the fair market value of the BCO Holding common stock at the time of exercise over the exercise price). Subsequent to the merger, BWAY and its subsidiaries will join the consolidated group that includes BCO Holding. The merger should not cause any other material federal tax consequences to BWAY or its subsidiaries.

Anticipated Accounting Treatment

   The merger is intended to be accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, "Business Combinations" and Emerging Issues Task Force Issue No. 88-16 "Basis in Leveraged Buyout Transactions." The purchase will be recorded as a partial change in basis of BWAY's assets and liabilities based upon the fair values at the effective time of the merger. The excess purchase price over the allocated values is expected to result in additional intangible assets.

Potential Fraudulent Conveyance Challenge to the Merger

   The incurrence of indebtedness by BWAY as part of the financing of the merger and the payment to BWAY stockholders of $20.00 in cash for each share of BWAY common stock in connection with the merger may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of BWAY or its subsidiaries. Under these laws, if a court were to find that, at the time of the merger and the related financings:

  . such indebtedness was incurred and the payments by BWAY were made with the intent of hindering, delaying or defrauding current or future creditors; or

  . BWAY received less than reasonably equivalent value or fair consideration in connection with the merger or the related financings, and BWAY either
     (1) was insolvent or was rendered insolvent by reason of the merger or the related financings, (2) was engaged, or was about to engage, in a business or transactions for which its assets constituted unreasonably small capital, or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, then such court could determine that the cash payment of $20.00 per share to BWAY stockholders violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent conveyance laws. Such a determination could permit the bankruptcy trustee or debtor in possession or unpaid creditors to rescind the $20.00 per share cash payment and recover such $20.00 per share cash payment from BWAY stockholders who received such cash consideration.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. However, BWAY would be considered insolvent if, at the time it incurs the indebtedness, either:

  . the sum of its liabilities, including contingent liabilities, is greater than its assets, at a fair valuation; or

  . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

   There can be no assurance as to what standards a court would use to determine whether BWAY was solvent at the relevant time. None of the counsel for BWAY, BCO Holding, BCO Acquisition or the lenders will express an opinion as to the applicability of federal or state fraudulent transfer and conveyance laws. It is a condition to the merger that BWAY receive an opinion from an independent advisor stating that, immediately after the effective time of the merger, BWAY will not be insolvent, will have assets sufficient to pay its debts and will not have unreasonably small capital with which to engage in its business.

Rights of Dissenting Stockholders

   Under Section 262 of the Delaware General Corporation Law, which we sometimes refer to as the "DGCL," any holder of BWAY common stock that does not wish to accept $20.00 per share in cash for the stockholder's shares of BWAY common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the stockholder's shares of BWAY common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

   The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is attached in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of BWAY common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of BWAY common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

   Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to stockholders, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any stockholder that wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Annex C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of BWAY common stock, BWAY believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by BWAY. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

   Filing Written Demand. Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

  . as more fully described below, the stockholder must deliver to BWAY a written demand for appraisal of the stockholder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform BWAY of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares;

  . the stockholder must not vote the stockholder's shares of BWAY common stock in favor of the merger agreement and the merger at the special meeting; and, as a result, a stockholder that submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

  . the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder that is the record holder of shares of BWAY common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

   The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

   Only a stockholder of record of shares of BWAY common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of BWAY common stock registered in that stockholder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of BWAY common stock owned and that the stockholder intends to demand appraisal of the stockholder's BWAY common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares of BWAY common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

   Any stockholder that has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

   Any stockholder may withdraw its demand for appraisal and accept $20.00 per share by delivering to BWAY a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $20.00 per share.

   A stockholder that elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, Attention: Corporate Secretary.

   Notice by BWAY. Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of BWAY who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger. Under the merger agreement, BWAY has agreed to give BCO Holding and BCO Acquisition prompt notice of any demands for appraisal of shares of BWAY common stock received by BWAY and the opportunity to participate in all negotiations and proceedings with respect to any such demands.

   Within 120 days after the effective time of the merger, any former stockholder of BWAY who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

   Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder that has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of BWAY common stock held by all such stockholders. BWAY is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as BWAY has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

   A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

   Determination of Fair Value. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

   Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be less than, equal to or more than the $20.00 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

   In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

   The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

   Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder's statutory appraisal rights.

Litigation Challenging the Merger

   On October 2, 2002, a civil action was filed in the Superior Court of Fulton County of the State of Georgia. The plaintiff purports to represent a putative class of the public stockholders of BWAY (excluding any person or entity related to or affiliated with any of the defendants). Named as defendants in the complaint are BWAY, all members of the BWAY board of directors and James Milton (a former director and executive officer of BWAY). The plaintiff alleges, among other things, that the individual defendants have breached their fiduciary duties of due care and loyalty to BWAY's public stockholders and failed to exercise ordinary care and diligence in the exercise of their fiduciary duties by failing to announce an active auction, open bidding or other procedures to maximize shareholder value. In addition, the complaint alleges that Mr. Ergas and Mr. Hayford, who have agreed to exchange some of their BWAY equity interests for equity interests of BCO Holding, have used inside information for their own benefit and to the detriment of BWAY's public stockholders. The complaint seeks injunctive relief, monetary damages, costs and other relief. BWAY believes that this lawsuit is without merit and intends to defend against it vigorously. To that end, on December 9, 2002, all of the defendants filed a motion to prevent the plaintiff from moving forward with discovery in the lawsuit. In addition, on December 16, 2002, all of the defendants filed a motion attacking the sufficiency of plaintiff's complaint and requesting that it be dismissed.

Estimated Fees and Expenses

   Estimated fees and expenses to be incurred by BWAY in connection with the merger are approximately as follows:

         Financing fees and expenses (1)................... $14,925,000
         Financial advisory fees and expenses..............  10,276,000
         Legal, accounting and consulting fees and expenses   4,130,000
         SEC filing fees...................................      18,000
         Proxy solicitation, printing and mailing costs....      50,000
         Miscellaneous expenses............................     432,000
                                                            -----------
            Total.......................................... $29,831,000
                                                            ===========

--------
(1) Includes an estimated aggregate premium above principal and accrued interest of $5,125,000 to be paid in connection with the repurchase or redemption of BWAY's $100 million outstanding 101/4% Senior Subordinated Notes due 2007.

   BWAY, as the surviving company, will be responsible for all of the foregoing fees and expenses if the merger occurs. If the merger is not completed, each of BWAY, on the one hand, and BCO Holding and BCO Acquisition, on the other, would pay its own fees and expenses, provided that BWAY would be obligated under certain circumstances to reimburse BCO Holding and BCO Acquisition for certain of their expenses or to pay a termination fee. See the discussion under the heading "The Merger Agreement--Termination of the Merger Agreement--Effects of Terminating the Merger Agreement" on page 74.

Provisions for Unaffiliated Security Holders

   No provision has been made to grant unaffiliated stockholders of BWAY access to the corporate files of BWAY or any other party to the merger or to obtain counsel or appraisal services at the expense of BWAY or any other such party.

                             THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Structure of the Merger

   At the effective time of the merger, BCO Acquisition will merge with and into BWAY and the separate corporate existence of BCO Acquisition will end. BWAY will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger.

   The certificate of incorporation and bylaws of BWAY, each as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation and bylaws of BWAY, as the surviving corporation. The directors of BCO Acquisition (together with Jean-Pierre Ergas and Warren Hayford) will, from and after the effective time of the merger, be the directors of BWAY, as the surviving corporation, until their successors are duly elected and qualified. The officers of BWAY immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of BWAY, as the surviving corporation, until they are removed, are replaced or resign.

When the Merger Becomes Effective

   BWAY and BCO Acquisition will file a certificate of merger with the Secretary of State of the State of Delaware on the second business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied on the closing date), unless BWAY and BCO Acquisition agree to another date in writing. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later date or time as BWAY and BCO Acquisition agree and specify in the certificate of merger.

Effect of the Merger on the Capital Stock and Stock Options of BWAY and BCO Acquisition

   At the effective time of the merger:

  . each share of BWAY common stock issued and outstanding immediately prior to the effective time of the merger (other than (1) the shares of BWAY common stock owned by BWAY or any direct or indirect wholly-owned subsidiary of BWAY, (2) the shares of BWAY common stock owned by BCO Holding or BCO Acquisition, including as a result of the exchange of BWAY common stock by the continuing investors, and (3) the shares of BWAY common stock held by dissenting stockholders) will be converted into the right to receive $20.00 in cash;

  . each share of BWAY common stock owned by BWAY or any direct or indirect wholly-owned subsidiary of BWAY will be cancelled and will cease to exist, and no consideration will be paid in exchange for it;

  . each share of BWAY common stock owned by BCO Holding or BCO Acquisition (including as a result of the exchange of BWAY common stock for BCO Holding common stock by the continuing investors) will be cancelled and will cease to exist, and no consideration will be paid in exchange for it;

  . each share of BWAY common stock owned by a dissenting stockholder will be treated as described under the heading "Dissenters' Rights" on page 62; and

  . each share of BCO Acquisition capital stock will be converted into and become one share of common stock of BWAY, as the surviving corporation.

   Except for options exchanged by the continuing investors for BCO Holding stock options, each option granted to any present or former employee, consultant or director of BWAY to acquire BWAY common stock, which is outstanding immediately prior to the effective time of the merger, will be canceled in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of:

  .  the number of shares of BWAY common stock subject to the option, and

  . the excess, if any, of $20.00 over the exercise price per share of the option.

   Options with an exercise price per share equal to or greater than $20.00 will be canceled without any payment.

   At the effective time of the merger, the options to be exchanged by continuing investors will be exchanged, in accordance with the terms and provisions of the applicable exchange agreement, into options to purchase shares of BCO Holding common stock. BWAY's Fourth Amended and Restated 1995 Long-Term Incentive Plan will, at the effective time of the merger, be assumed by BCO Holding and will, after the effective time of the merger, continue to be in effect as the BCO Holding 1995 Long-Term Incentive Plan. The new options to acquire BCO Holding common stock will be fully vested and will continue to be subject to the terms and conditions of such plan (except as otherwise provided in an applicable exchange agreement).

Payment for BWAY Common Stock in the Merger

   At the effective time of the merger, BCO Holding will cause BWAY to deposit with First Union National Bank (or any other bank or trust company reasonably acceptable to BWAY), in trust for the benefit of the holders of BWAY common stock, sufficient cash to pay those holders the amounts they are entitled to receive under the merger agreement. After the effective time of the merger, there will be no further transfers in the records of BWAY or its transfer agent of certificates representing BWAY common stock and, if any certificates are presented to BWAY for transfer, they will be cancelled against payment of the merger consideration.

   As soon as reasonably practicable after the effective time of the merger, the paying agent will mail (and make available for collection by hand) to each record holder of BWAY common stock a letter of transmittal and instructions for use in effecting the surrender of their BWAY common stock certificates in exchange for $20.00 per share in cash. You should not send in your BWAY common stock certificates until you receive the letter of transmittal.

   If payment is to be made to a person other than the person in whose name the BWAY common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

   Any portion of the payment fund held by the paying agent that remains undistributed to the stockholders of BWAY six months after the effective time of the merger will be repaid to BWAY, as the surviving corporation, and any stockholders of BWAY who have not properly surrendered their stock certificates will thereafter look, only as general creditors, to BWAY for payment of their claim for the amount due to them under the merger agreement.

Dissenters' Rights

   The merger agreement provides that any issued and outstanding shares of BWAY common stock held by a person who has not voted to adopt the merger agreement and who properly demands appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law will not be converted into a right to receive cash, but will, as of the effective time of the merger, be converted into the right to receive such consideration as may be determined to be due pursuant to Section 262 of the Delaware General Corporation Law. See the discussion under the heading "Special Factors--Rights of Dissenting Stockholders" on page 57 for further information. If, after the effective time of the merger, the holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of BWAY common stock will be deemed to have been converted, at the effective time of the merger, into the right to receive $20.00 per share in cash, without interest.

Representations and Warranties

   BWAY has made certain representations and warranties in the merger agreement to BCO Holding and BCO Acquisition, including as to:

  .  corporate existence and power;

  .  corporate authorization;

  .  required consents and approvals and absence of violations;

  .  capitalization;

  .  subsidiaries;

  .  SEC filings;

  .  financial statements and the absence of undisclosed liabilities;

  .  disclosure documents;

  .  absence of certain changes;

  .  taxes;

  .  employee benefit plans;

  .  environmental matters;

  .  litigation and compliance with laws;

  .  intellectual property;

  .  material contracts;

  .  related party transactions;

  .  indebtedness and available cash;

  .  real estate and other assets;

  .  labor relations and employment;

  .  insurance;

  .  the opinion of the special committee's financial advisor;

  .  finders' and other fees;

  .  the amendment of BWAY's rights plan; and

  .  anti-takeover statutes.

   Each of BCO Holding and BCO Acquisition has made certain representations and warranties in the merger agreement to BWAY, including as to:

  .  corporate existence and power;

  .  authorization;

  .  required consents and approvals and absence of violations;

  .  litigation;

  .  capitalization;

  .  disclosure documents;

  .  BCO Holding's and BCO Acquisition's operations;

  .  financing commitments;

  .  management arrangements;

  .  finders' and other fees; and

  .  no registration.

   The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Agreements Relating to BWAY's Interim Operations

   BWAY has agreed that until completion of the merger, BWAY and its subsidiaries will carry on their businesses in the usual, regular and ordinary course of business consistent with past practice and will use reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses will not be impaired in a manner that would have a material adverse effect on BWAY at the effective time of the merger. BWAY has also agreed that it will, and will cause its subsidiaries to, comply in all material respects with all applicable laws and regulations applicable to their financial statements, accounting practices, corporate governance, businesses and operations.

   In addition, BWAY has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to completion of the merger, do any of the following without the prior written consent of BCO Holding:

  . enter into any new material line of business or incur or commit to any capital expenditures, except for (1) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously delivered to BCO Holding, (2) additional capital expenditures up to an aggregate amount of $500,000 and (3) other capital expenditures consented to by BCO Holding, such consent not to be unreasonably withheld;

  . declare, set aside or pay any dividend or other distribution with respect to any of its capital stock;

  .  split, combine or reclassify any of its capital stock;

  . issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;


  . repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

  . issue, deliver or sell (1) any shares of its capital stock, (2) any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote or (3) any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock or voting debt;

  . amend its certificate of incorporation, by-laws or other governing documents or any material term of any outstanding security;

  . acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, any business or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than, among other things, acquisitions of inventory, equipment or raw materials in the ordinary course of business;

  . sell, dispose of, transfer or divest any assets, businesses or divisions, other than, among other things, (1) sales or dispositions of unused or obsolete assets, (2) sales or dispositions of inventory in the ordinary course of business, and (3) the sale or disposition of BWAY's closed manufacturing facility located in Farmers Branch, Texas;

  .  create, assume or otherwise consensually incur any lien on any asset;

  . relinquish, waive or release any material contractual or other right or claim;

  .  settle any material action, suit, claim, investigation or other proceeding;

  . knowingly dispose of or permit to lapse any rights in any material intellectual property;


  . knowingly disclose to any person (other than BWAY's employees, directors and agents) or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the signing of the merger agreement;

  . make any loans, advances (other than business travel advances to officers and prepaid expenses in the ordinary course of business) or capital contributions to, or investments in, any other person or entity;

  . except as contemplated by the senior debt, bridge facility and equity commitment letters discussed under the heading "Special Factors--Financing of the Merger" on page 50, incur or enter into any agreement to incur any "indebtedness" (which includes, among other things, indebtedness for borrowed money, purchase money indebtedness, capital lease obligations, project financing, banker's acceptances, letters of credit and hedging obligations) or issue or sell any debt securities or warrants or rights to acquire any debt securities, other than, among other things, indebtedness incurred in the ordinary course of business under BWAY's existing senior credit facility in an aggregate amount not to exceed the maximum amount authorized under that agreement at any time outstanding;

  . pay or commit to pay any severance or termination pay, except as required to be paid pursuant to the terms of an existing employee benefits plan;

  . enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director, officer or key employee;

  . increase or commit to increase any employee benefits payable to any director, officer or employee (including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments) except, in the case of employees other than officers and directors, in the ordinary course of business or as required by an existing employee benefits plan or any collective bargaining agreement;

  .  adopt or commit to adopt any additional employee benefits plan;

  . make any contribution to any employee benefits plan, other than regularly scheduled contributions and contributions required pursuant to the terms of any employee benefits plan;

  . amend or extend or commit to amend or extend any employee benefits plan in any material respect;

  . change in any material respect its methods of accounting or accounting practice as in effect at September 30, 2001, except for any such change as required by reason of a change in SEC guidelines or generally accepted accounting principles;

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  .  change its fiscal year;

  . make or rescind any material tax election or settle or compromise any audit, examination, litigation, proceeding or matter in controversy relating to taxes;

  . make any change to its method of reporting income, deductions or other tax items;

  . enter into any contracts, agreements or arrangements that limit or restrain BWAY or that would, after the effective time of the merger, limit or restrict BCO Holding or BWAY from engaging or competing in any business or in any geographic area or location;

  . redeem the rights under BWAY's rights agreement, amend, modify or terminate the rights agreement other than to render the rights inapplicable to the merger agreement and the merger, or take any action which would allow any person other than BCO Holding or BCO Acquisition or any of their affiliates to become the beneficial owner of 15% or more of BWAY common stock without triggering the rights agreement;

  . alter the corporate structure or ownership of BWAY or any of its subsidiaries; or

  . agree, authorize or enter into any commitment to take any of the foregoing actions.

No Solicitation of Competing Proposals

   The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, BWAY will not, and BWAY will direct its officers, directors, affiliates, advisors, representatives or other agents not to:

  . solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an "Acquisition Proposal" (as defined below on page 67),

  . participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to BWAY or afford access to BWAY's properties, books or records to, any person that has made an Acquisition Proposal or to any person in contemplation of an Acquisition Proposal, or

  . accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than customary confidentiality and standstill agreements) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring BWAY to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

   However, BWAY may take any of the actions described in the second bullet point of the prior paragraph if, at any time prior to the holding of the vote of BWAY's stockholders to approve the merger agreement and the merger:

  . BWAY has received an unsolicited bona fide written Acquisition Proposal from a third party, and

  . the special committee determines in good faith, after consultation with its independent financial and legal advisors, that such Acquisition Proposal could realistically result in a "Superior Proposal" (as defined below on page 67).

   In such a case, the merger agreement requires BWAY to (1) provide notice to BCO Holding of the identity of the person making such Acquisition Proposal and its material terms and conditions prior to or promptly after commencing any such actions, (2) not disclose any information to such person without entering into a customary confidentiality and standstill agreement and (3) promptly provide to BCO Holding and BCO Acquisition any non-public information concerning BWAY provided to such other person. In addition, BWAY would be required to keep BCO Holding and BCO Acquisition generally informed of the status of and material developments respecting any Acquisition Proposal reasonably likely to result in a Superior Proposal (including the identity of the parties and price involved).

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   BWAY will be permitted to keep any other person who has made such
Acquisition Proposal generally informed of the status and material developments respecting any material amendments to the merger agreement. In addition, nothing in the merger agreement will prohibit BWAY and the BWAY board from taking and disclosing to BWAY's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act.

   For purposes of the merger agreement, the term "Acquisition Proposal" means any offer or proposal regarding:

  . a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving BWAY or any of its material subsidiaries,

  . the acquisition or purchase of 30% or more of any class of equity securities of BWAY or any of its material subsidiaries, or

  . any tender offer (including self-tenders) or exchange offer or stock purchase that if completed would result in any person beneficially owning 30% or more of any class of equity securities of BWAY or any of its material subsidiaries, or a substantial portion of the assets of BWAY.

   For purposes of the merger agreement, the term "Superior Proposal" means a proposal:

  .  made by a third party to enter into:

     (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BWAY as a result of which either (a) BWAY's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or its ultimate parent entity) or (b) the individuals comprising the BWAY board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction,

     (2) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of BWAY, in a single transaction or a series of related transactions, or

     (3) the acquisition, directly or indirectly, by a person or entity of beneficial ownership of 50% or more of the BWAY common stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is

  . otherwise on terms which the special committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel):

     (1) would, if consummated, result in a transaction that is more favorable to BWAY's stockholders entitled to receive the merger consideration under the merger agreement (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the merger agreement,

     (2) is with a person or entity that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction, and

     (3) is capable of being, and is reasonably likely to be, completed without undue delay.

Debt Tender Offer

   The merger agreement provides that, at such time as requested by BCO Holding and BCO Acquisition (provided that BCO Holding and BCO Acquisition will coordinate with BWAY regarding such timing), BWAY

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will commence an offer to purchase its 101/4% Senior Subordinated Notes due
2007, and a related solicitation of consents regarding covenant amendments to its indenture to permit the completion of the merger without breach or default of the indenture or the terms of the notes, on terms and conditions that are in accordance with the indenture, applicable law and otherwise reasonably acceptable to BCO Holding and BCO Acquisition. The price BWAY will offer for the purchase of the notes will be no less than the applicable redemption price for the notes in effect on the date of the merger agreement. BCO Holding agreed that, without BWAY's prior consent, the debt tender offer will not be completed, and no amounts will be payable by BWAY to the holders of notes in connection with the debt tender offer, pursuant to its offer to purchase or consent solicitation or otherwise (unless BCO Holding agrees to reimburse BWAY for any amounts so paid), unless the merger has been completed. Subject to the terms and conditions of the merger agreement and the terms and conditions of the debt tender offer, BWAY will accept for payment and pay for the notes contemporaneously with, and contingent upon, the effective time of the merger.

Financing Covenants

   The merger agreement provides that:

  . BCO Holding and BCO Acquisition will use reasonable best efforts to obtain the financing set forth in (1) the senior debt commitment letter from Deutsche Bank Trust Corporation, (2) the bridge facility commitment letter from Deutsche Bank Trust Company Americas (or substitute debt financing with one or more other nationally recognized financial institutions if, and only if, the substitute financing would not reasonably be expected to delay completion of the merger past February 28, 2003 and prevent the delivery of a required solvency letter) and (3) the equity commitment letter from Kelso;

  . BCO Holding will provide prompt written notice to BWAY of (1) Kelso's refusal or intended refusal to provide the financing described in the equity commitment letter and (2) Deutsche Bank's refusal or intended refusal to provide the financing described in the senior debt commitment letter or the bridge facility commitment letter, and/or any other lender's intended refusal to provide the financing contemplated by any substitute debt financing (in which case BCO Holding will use reasonable best efforts to find substitute financing as promptly as possible); and

  . BWAY will provide all necessary cooperation reasonably requested by BCO Holding in connection with the arrangement of the financing.

   See the discussion under the heading "Special Factors--Financing of the Merger" on page 50 for more information about these commitment letters.

   If all conditions to the merger described under the headings "Closing Conditions for Each Party" and "Additional Closing Conditions for BCO Holding and BCO Acquisition" on pages 72 and 73 (other than BCO Holding's financing condition) have been satisfied or waived, and all conditions to the bridge facility commitment letter have been satisfied or waived, BCO Holding and BCO Acquisition will be obligated to take all actions reasonably necessary and appropriate to obtain their bridge financing by no later than February 28, 2003 so as to result in the satisfaction of BCO Holding's financing condition. However, BCO Holding and BCO Acquisition will not be obligated to obtain those proceeds at any time prior to February 28, 2003. Because BWAY Finance has issued the $200 million of senior subordinated notes as described under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51, and deposited the proceeds of the offering into the escrow described below, BWAY does not believe that BCO Holding and BCO Acquisition will need to obtain the bridge financing under the bridge commitment letter in order to complete the merger.

   At any time before the closing of the merger, the proceeds of the subordinated debt financing contemplated in connection with the merger may be closed into escrow such that such proceeds are held by BWAY Finance, a newly formed wholly-owned subsidiary of BCO Holding. At or immediately prior to such escrow closing, BCO

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Holding (or an affiliate of BCO Holding) and BWAY will each pay to BWAY Finance one-half of an amount (which we refer to as the "Breakage Amount") sufficient to cover:

  . accrued interest on the escrowed debt from the date of the escrow closing to and including February 28, 2003, net of income earned from investing the proceeds in permitted investments, and

  . any repayment premium applicable to the escrowed debt in the event that the merger agreement is terminated or the merger is not completed by the date specified by the terms of the escrowed debt.

However, in no event will BWAY's payment to BWAY Finance exceed $3 million, and any excess of the Breakage Amount over $6 million will be paid to BWAY Finance by BCO Holding (or an affiliate of BCO Holding).

   At or immediately prior to the effective time of the merger and subject to the completion of the merger, BWAY will assume the indebtedness of BWAY Finance, plus any accrued and unpaid interest, and receive the proceeds of the offering of such indebtedness held by BWAY Finance, and BWAY Finance will be released from all obligations under the escrowed debt.

   If the merger agreement is terminated or the merger is not completed by the date specified by the terms of the escrowed debt, any escrowed debt (plus any applicable repayment premium) will be repaid in full by BWAY Finance and any amount held by BWAY Finance after that repayment will be distributed in equal parts to BCO Holding and BWAY; provided that first the excess, if any, of the Breakage Amount over $6 million will be distributed solely to BCO Holding. The merger agreement provides that (1) any repayment premium will not exceed 1% of the principal amount of the escrowed debt; (2) placement agent fees or discounts or commitments will be payable on the escrowed debt only at the effective time of the merger and (3) BWAY Finance will invest the proceeds only in specified permitted investments.

   If the proceeds of the subordinated debt financing (together with the Breakage Amount) plus the income earned thereon are not enough to repay in full the escrowed debt (plus any applicable repayment premium), BWAY and BCO Holding will each pay one-half of the shortfall to BWAY Finance to enable it to repay such amount to the applicable debtholders.

   As described above under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51, BWAY Finance completed its offering of the senior subordinated notes contemplated in connection with the merger and placed the proceeds from the offering, together with the Breakage Amount, in escrow with the trustee under the indenture governing the notes. For more information concerning the terms of the senior subordinated notes, the funding of the Breakage Amount, and certain related matters, see the discussion under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51.

Indemnification and Insurance of BWAY Directors and Officers

   The merger agreement provides that:

  . all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger (including all rights to advancement of expenses) existing on the date of the merger agreement in favor of directors and officers of BWAY under BWAY's charter or by-laws or in any indemnification agreement provided or made available to BCO Holding and BCO Acquisition will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors or officers; and

  . for six years after the effective time of the merger, BWAY will provide officers' and directors' liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by BWAY's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in effect on the date of the merger agreement

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     (although BWAY will not be required to expend more than an amount per year equal to 250% of the current annual premiums paid by BWAY for such insurance to maintain or procure such insurance coverage).

Employee Matters

   The merger agreement provides that:

  . BWAY, as the surviving corporation, will take all necessary actions to implement certain employee-benefits related agreements, arrangements and other transactions that have been pre-approved by BCO Holding;

  . for a period of at least one year following the closing of the merger, BWAY, as the surviving corporation, will provide all persons who are BWAY employees at the closing of the merger, while employed by BWAY, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such persons as of the date of the merger agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation);

  . BWAY will continue to provide and recognize all accrued but unused vacation as of the closing of the merger; and

  . any pre-existing condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by BWAY after the closing of the merger will be waived for persons employed by BWAY at the closing of the merger, and persons employed by BWAY at the closing of the merger will be credited with service for all purposes under such newly established plans.

Other Agreements

   The merger agreement provides that:

  . BWAY will duly call and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action upon the merger agreement and the merger;

  . the BWAY board of directors must recommend approval of the merger agreement and the merger by BWAY's stockholders (although the BWAY board may determine not to make or may determine to withdraw, modify or change such recommendation if the special committee determines in good faith, after consultation with its independent legal and financial advisors, that BWAY has received a Superior Proposal (as defined on page 67) and the failure to take that action could reasonably be expected to result in a breach of the BWAY board's fiduciary duties);

  .  upon reasonable advance notice, BWAY must:

     (1) give BCO Holding, BCO Acquisition, their potential financing sources and their counsel, financial advisors, affiliates, auditors and other authorized representatives reasonable access during normal business hours to BWAY's offices, properties, books and records,

     (2) furnish to the representatives of BCO Holding and BCO Acquisition such financial and operating data and other information relating to BWAY and its operations as they may reasonably request, and

     (3) instruct its employees, counsel and financial advisors to cooperate with BCO Holding and BCO Acquisition in their investigation of BWAY's business;

  . upon the terms and subject to the conditions of the merger agreement, BWAY, BCO Holding and BCO Acquisition will each use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger;

  .  BWAY, BCO Holding and BCO Acquisition will cooperate with one another:

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     (1) in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts of BWAY, in connection with the completion of the merger, and

     (2) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing any required information and seeking timely to obtain any such actions, consents, approvals or waivers;

  . BWAY will, and each of BCO Holding and BCO Acquisition will, cause its "ultimate parent entity" to file with the Department of Justice and the Federal Trade Commission forms required under the Hart-Scott-Rodino Act and, subject to certain limitations, to use its reasonable best efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the Hart-Scott-Rodino Act that is necessary to complete the merger;

  . neither BWAY, BCO Holding, BCO Acquisition nor any of their affiliates will issue any press release or public announcement regarding the merger without the prior approval of the other parties, except to the extent required by law or any national securities exchange and after reasonable prior notice to the other parties;

  . BWAY, BCO Holding and BCO Acquisition will each act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

  . until the effective time of the merger, BWAY will promptly notify BCO Holding and BCO Acquisition of:

     (1) any notice from any person alleging that its consent is or may be required in connection with the merger,

     (2) any notice from any governmental entity in connection with the merger, and

     (3) any action, suit, charge or complaint commenced or, to BWAY's knowledge, threatened against BWAY which is material to BWAY or which relates to the completion of the merger;

  . BWAY, BCO Holding and BCO Acquisition will promptly notify each other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any closing condition described under the heading "Conditions to the Merger" on page 72;

  . BWAY, BCO Holding and BCO Acquisition will engage an appraisal firm of national reputation reasonably acceptable to BCO Holding and BWAY to deliver a letter addressed to the special committee, BCO Acquisition and, if requested by them, the lenders providing the senior debt and bridge facility financing (and on which the special committee shall be entitled to rely) indicating that immediately after the effective time of the merger BWAY (1) will not be insolvent and will have assets sufficient to pay its debts and (2) will not have unreasonably small capital with which to engage in its business;

  . Prior to the closing of the merger, BWAY will comply with the applicable requirements of the New Jersey Industrial Site Recovery Act, including determining the applicability of and obtaining the necessary approvals for each property subject to that statute that will allow the merger to be completed;

  . Until the effective time of the merger, BWAY will prepare and file and will use reasonable best efforts to have recorded all assignments and other documents in the United States Patent and Trademark Office, the United States Copyright Office or such other filing offices as may be required to (1) record BWAY as the owner of specified intellectual property and (2) release any and all liens on that intellectual property that do not secure a permitted post-closing BWAY obligation; and

  . BWAY will use reasonable best efforts to obtain specified third party consents.

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Conditions to the Merger

   Closing Conditions for Each Party

   The obligations of BWAY, BCO Holding and BCO Acquisition to complete the merger are subject to the satisfaction or waiver of the following conditions:

  . the approval of the merger agreement and the merger by the stockholders of BWAY;

  . any applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated (which expiration occurred on November 14, 2002) and all consents, approvals and actions of, filings with, and notices to, all governmental entities required of BCO Holding, BCO Acquisition, BWAY or any of their respective affiliates in connection with the merger shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a material adverse effect on BWAY, BCO Holding or BCO Acquisition;

  . no judgment, injunction, order, decree, statute, law, rule or regulation shall prohibit the merger; and

  . BWAY, the special committee, BCO Acquisition and, if requested by them, the lenders providing the bridge facility financing shall have received the appraisal letter described in the 11/th/ bullet point under the heading "Other Agreements" on page 70.

   Additional Closing Conditions for BWAY

   BWAY's obligation to complete the merger is subject to satisfaction or waiver of the following additional conditions:

  . the representations and warranties of BCO Holding and BCO Acquisition contained in the merger agreement shall be true and correct in all respects when made and as of the closing of the merger as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), without giving effect to any materiality qualifications contained in such representations and warranties, except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect on BCO Holding or BCO Acquisition;

  . BCO Holding and BCO Acquisition shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the closing of the merger;

  . BWAY shall have received certificates signed by an executive officer of each of BCO Holding and BCO Acquisition to the effect that the conditions described in the two prior bullet points have been satisfied; and

  . no suit, action or proceeding by any governmental entity seeking to enjoin the merger shall have been commenced (and be pending) against BCO Holding or BCO Acquisition, BWAY or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (1) to prevent or restrain the merger in a manner which would have a material adverse effect on BWAY, BCO Holding or BCO Acquisition, (2) material damages in connection with the transactions contemplated by the merger agreement which would have a material adverse effect on BWAY, BCO Holding or BCO Acquisition, (3) any other remedy in connection with the transactions contemplated hereby which would have a material adverse effect on BWAY, BCO Holding or BCO Acquisition, or (4) to impose material liability on any of the foregoing persons in connection with the merger (we refer to each of these clauses (1) to (4) as a "Material Adverse Consequence").

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   Additional Closing Conditions for BCO Holding and BCO Acquisition

   BCO Holding's and BCO Acquisition's obligations to complete the merger are subject to satisfaction or waiver of the following additional conditions:

  . the representations and warranties of BWAY in the merger agreement shall be true and correct in all respects when made and as of the closing of the merger as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), without giving effect to any materiality qualifications contained in such representations and warranties, except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a material adverse effect on BWAY;

  . BWAY shall have performed in all material respects each of its agreements and covenants in the merger agreement that are required to be performed by it at or prior to the closing of the merger;

  . BCO Holding and BCO Acquisition shall have received certificates signed by an executive officer of BWAY to the effect that the conditions described in the two prior bullet points have been satisfied or waived;

  . no suit, action or proceeding by any governmental entity shall have been commenced (and be pending) against BCO Holding or BCO Acquisition, BWAY or any of their affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking a Material Adverse Consequence (as defined above on page 72);

  . the transactions contemplated by the exchange agreements by and between BCO Holding and each of Jean-Pierre Ergas, Warren Hayford and Mary Lou Hayford shall have been completed;

  . BWAY shall have received the financing proceeds under the senior debt commitment letter and the bridge facility commitment letter, or the financing proceeds of any substitute debt financing, in either case in the amounts and on the terms and conditions set forth in those letters or upon substantially equivalent terms and conditions, and to the extent any of the terms and conditions are not as so set forth or as substantially equivalent, on terms and conditions reasonably satisfactory to BCO Holding (because the escrow closing of subordinated debt financing described under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51 has occurred, BWAY believes that the condition described in this bullet point as it relates to the financing proceeds of the subordinated debt financing contemplated by the bridge facility commitment letter will be satisfied);

  . at least 51% of the aggregate principal amount of BWAY's 10 1/4% Senior Subordinated Notes due 2007 shall have been tendered to BWAY and not withdrawn pursuant to the debt tender offer, as of immediately prior to the effective time of the merger, and requisite consents shall have been obtained from the holders of the notes agreeing to amendments to the indenture to permit the completion of the merger without breach or default of the indenture or the terms of the notes, in a manner reasonably acceptable to BCO Holding and BCO Acquisition;

  . BWAY shall have received and delivered to BCO Holding and BCO Acquisition valid resignations, effective as of immediately following the effective time of the merger, of each member of BWAY's board other than Jean-Pierre Ergas and Warren Hayford;

  . BWAY shall have delivered to BCO Holding and BCO Acquisition a statement certifying that shares of BWAY common stock are not "United States real property interests" under the Internal Revenue Code; and

  . holders of no more than 15% of the issued and outstanding shares of BWAY common stock as of the effective time of the merger shall have exercised their dissenters' rights.

Termination of the Merger Agreement

   Circumstances Under Which Any Party Can Terminate the Merger Agreement

   BCO Holding, BCO Acquisition and BWAY can mutually agree to terminate the merger agreement at any time. Either BCO Holding, BCO Acquisition or BWAY can also terminate the merger agreement at any time if:

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  .  the merger shall not have occurred on or before February 28, 2003 (but no party can terminate the merger agreement on this basis if its failure to fulfill any obligation or other breach under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before February 28, 2003);

  . any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

  . the approval by BWAY stockholders required for the completion of the merger shall not have been obtained at the special meeting.

   Circumstances Under Which BCO Holding or BCO Acquisition Can Terminate the Merger Agreement

   BCO Holding and BCO Acquisition can also terminate the merger agreement at any time if:

  . the BWAY board, prior to a vote of the stockholders approving the merger agreement and the merger, shall have (1) approved or recommended an Acquisition Proposal (as defined on page 67) or resolved to take, or announced an intention to take, any such action, (2) within 20 business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (3) below) or (3) recommended acceptance of (or indicated or announced that it is unable to take a position, will remain neutral or express no opinion with respect to) or, within 18 business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of BWAY common stock or resolved to take, or announced an intention to take, any such action;

  . the BWAY board shall have determined not to make or shall have determined to withdraw, modify or change its recommendation that BWAY's stockholders approve the merger agreement and the merger, or the BWAY board shall have determined not to solicit proxies; or

  . there is an intentional breach by BWAY of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under the heading "Conditions to the Merger--Additional Closing Conditions for BCO Holding and BCO Acquisition" on page 73 and which has not been cured (or is not capable of being cured) within 20 business days following receipt by BWAY of written notice from BCO Holding and BCO Acquisition of the breach.

   Circumstances Under Which BWAY Can Terminate the Merger Agreement

   BWAY can also terminate the merger agreement at any time:

  . if there is an intentional breach by BCO Holding or BCO Acquisition of any representation, warranty, covenant or agreement in the merger agreement that would give rise to a failure of a condition described in any of the first two bullet points under the heading "Conditions to the Merger--Additional Closing Conditions for BWAY" on page 72 and which has not been cured (or is not capable of being cured) within 20 business days following receipt by BCO Holding or BCO Acquisition of written notice from BWAY of the breach; or

  . in order to recommend, approve or accept a Superior Proposal (as defined on page 67) (provided that BWAY has complied in all material respects with the provisions described under the heading "No Solicitation of Competing Proposals" on page 66).

   Effects of Terminating the Merger Agreement

   Subject to the adjustments described in the last paragraph of this section, BWAY must pay Kelso (or its designees) a $6 million termination fee and must reimburse Kelso for all out-of-pocket expenses of Kelso and its affiliates (including fees and expenses of financial advisors, outside legal counsel and accountants) incurred in connection with the merger and the proposed financing of the merger (including any Breakage Amount (as defined on page 69)) up to a maximum amount of $4 million if BWAY terminates the merger agreement pursuant to the second bullet point under the heading "Circumstances Under Which BWAY Can Terminate the Merger Agreement" on page 74.

   BWAY must pay Kelso all of its out-of-pocket expenses, up to a maximum amount of $4 million, if the merger agreement is terminated by:

  . BCO Holding or BCO Acquisition pursuant to any of the bullet points under the heading "Circumstances Under Which BCO Holding or BCO Acquisition Can Terminate the Merger Agreement" on page 74, or

  . BWAY, BCO Holding or BCO Acquisition pursuant to the first or third bullet point under the heading "Circumstances Under Which Any Party Can Terminate the Merger Agreement" on page 73,

provided that, on or before the date of any termination described in this paragraph, an Acquisition Proposal (as defined on page 67) with respect to BWAY shall have been publicly announced, disclosed or otherwise communicated to the special committee or the BWAY board.

   In addition to any amounts payable to Kelso under the previous paragraph, BWAY must pay Kelso a $6 million termination fee if the merger agreement is terminated by:

  . BCO Holding or BCO Acquisition pursuant to any of the bullet points under the heading "Circumstances Under Which BCO Holding or BCO Acquisition Can Terminate the Merger Agreement" on page 74, or

  . BWAY, BCO Holding or BCO Acquisition pursuant to the first or third bullet point under the heading "Circumstances Under Which Any Party Can Terminate the Merger Agreement" on page 73,

provided that, (1) on or before the date of any termination described in this paragraph, an Acquisition Proposal (as defined on page 67) with respect to BWAY shall have been publicly announced, disclosed or otherwise communicated to the special committee or the BWAY board and (2) within 12 months of that termination BWAY or a third party completes, or BWAY enters into a definitive agreement with a third party for, a transaction that would qualify as either an Acquisition Proposal or, in the case of a termination pursuant to the first bullet point under the heading "Circumstances Under Which Any Party Can Terminate the Merger Agreement" on page 73 only, a Superior Proposal under the merger agreement.

   Notwithstanding anything described in this section to the contrary, because the escrow closing of subordinated debt financing described under the heading "Special Factors--Financing of the Merger--Senior Subordinated Notes" on page 51 has occurred, the termination fee that may be payable under the merger agreement has been reduced from $6 million to $3 million and the maximum amount of Kelso's expenses payable under the merger agreement has been increased from $4 million to $7 million.

Fees and Expenses

   Except as otherwise described under the heading "Effects of Terminating the Merger Agreement" on page 74, all costs and expenses incurred in connection with the merger agreement and the merger will paid by the party incurring such expenses.

Modification or Amendment of the Merger Agreement

   Any provision of the merger agreement may be amended, modified or waived by BWAY, BCO Holding or BCO Acquisition, acting through their respective boards of directors, prior to the closing of the merger. However, no such amendment, modification or waiver by BWAY will be effective unless it is authorized by the special committee and, after the approval of the merger agreement and the merger by BWAY's stockholders, there shall not be made any amendment that by law requires the further approval by BWAY's stockholders without such further approval.

                             THE VOTING AGREEMENTS

   Each of Jean-Pierre Ergas, Warren Hayford and Mary Lou Hayford has entered into a separate voting agreement with BCO Holding under which he or she has agreed to vote (or cause to be voted) all of their shares of BWAY common stock (constituting in the aggregate approximately 23.4% of the outstanding shares of BWAY common stock entitled to vote at the meeting) at any annual, special or other meeting of BWAY stockholders:

  . in favor of the approval of the merger agreement, the merger and the other transactions contemplated thereby and any actions required in furtherance thereof;

  . against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of BWAY under the voting agreement, the merger agreement or any other agreement contemplated by the voting agreement or the merger agreement;

  .  against:

     (1) any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving BWAY or any subsidiary of BWAY whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of BWAY and its subsidiaries, taken as a whole,

     (2) the acquisition or purchase of 30% or more of any class of equity securities of BWAY or any subsidiary of BWAY whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of BWAY and its subsidiaries, taken as a whole,

     (3) any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by BWAY) that if completed would result in any person beneficially owning 30% or more of any class of equity securities of BWAY or any subsidiary of BWAY whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of BWAY and its subsidiaries, taken as a whole, or a substantial portion of the assets of, BWAY or any of its subsidiaries taken as a whole, other than the transactions contemplated by the merger agreement, or

     (4) any other proposal for action or agreement that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the completion of the merger;

  . against any change in the composition of the BWAY board of directors, other than as contemplated by the merger agreement; and

  . against any amendment to the certificate of incorporation or by-laws of BWAY, other than as contemplated by the merger agreement.

   Under his or her voting agreement, Mr. Ergas, Mr. Hayford and Mrs. Hayford have each agreed to irrevocably appoint BCO Holding and each of its executive officers, from and after September 30, 2002 until the earlier to occur of the effective time of the merger and the termination of their voting agreement, as his or her attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of his or her shares of BWAY common stock on the matters and in the manner described above.
   Each of Mr. Ergas', Mr. Hayford's and Mrs. Hayford's voting agreement will terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms, (2) an agreement of BCO Holding and either Mr. Ergas, Mr. Hayford or Mrs. Hayford, respectively, to terminate their voting agreement, (3) a determination of the BWAY board of directors to not make or to withdraw, modify or change its recommendation of the approval of the merger agreement and the merger and (4) the completion of the merger.

                              THE SPECIAL MEETING

Purpose, Time and Place

   This proxy statement is furnished to you in connection with the solicitation of proxies by the BWAY board of directors for the special meeting of stockholders to be held at 3:00 p.m., Atlanta time, on February 6, 2003, at the Crowne Plaza Ravinia, 4355 Ashford-Dunwoody Road, Atlanta, Georgia, and any adjournment or postponement thereof.

   At the special meeting, the stockholders of BWAY will consider and vote upon a proposal to approve and adopt the merger agreement and the merger. The stockholders also will be asked to consider and vote upon such other business as may properly come before the special meeting.

   The special committee has determined that the merger agreement and the merger are advisable and substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders who are entitled to receive the merger consideration (including the stockholders who are not continuing investors) and recommended the merger agreement and the merger to the full BWAY board of directors. Based on the recommendation of the special committee, the BWAY board of directors has unanimously determined that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, BWAY and its stockholders (including the stockholders who are not continuing investors), and recommended that the stockholders approve and adopt the merger agreement and the merger. See "Special Factors--Reasons for the Merger; Recommendation of the Special Committee and the Board of Directors" on page 27.

Record Date; Voting Rights

   The close of business on December 19, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Only the record holders of BWAY common stock on that date are entitled to vote at the special meeting. On the record date, there were 8,761,259 shares of BWAY common stock outstanding and entitled to vote at the special meeting, which were held by approximately 54 stockholders of record. Each such share entitles the holder thereof to one vote.

Quorum; Required Vote

   The holders of a majority of the outstanding shares of BWAY common stock entitled to vote must be present in person or represented by proxy at the BWAY special meeting in order for a quorum to be present and for business to be conducted. BWAY intends to count shares of BWAY common stock whose holders are present in person at the special meeting but not voting, and shares of BWAY common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the BWAY special meeting for purposes of determining whether a quorum exists for the transaction of business. Without specific instructions from their customers, brokers holding shares of BWAY common stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting. Shares of BWAY common stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

   Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of BWAY common stock outstanding on the record date. The merger is not subject to a vote of a majority of those stockholders of BWAY that are not continuing investors. In determining whether the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the effect of a vote against the merger agreement. Accordingly, the BWAY board urges the BWAY stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

   Mr. Ergas, Mr. Hayford and Mrs. Hayford have agreed to vote all of the shares of BWAY common stock (constituting in the aggregate approximately 23.4% of the outstanding shares of BWAY common stock entitled to vote at the special meeting) owned by them in favor of the approval and adoption of the merger agreement at the special meeting. See "The Voting Agreements" on page 76. As of the record date, directors and executive officers of BWAY and their affiliates were the owners of an aggregate of 2,583,279 shares of BWAY common stock, which constitute approximately 29.5% of the shares then outstanding and eligible to vote.

Proxies; Solicitation

   All shares represented by properly executed proxies for BWAY common stock that are received in time for the special meeting and which have not been revoked will be voted in accordance with the instructions indicated in such proxies. Proxies which do not contain voting instructions will be voted in favor of the approval and adoption of the merger agreement. In addition, the persons designated in such proxies will have the discretion to vote on matters incident to the conduct of the special meeting. If BWAY proposes to adjourn the special meeting, the persons named in the proxy card will vote all shares for which they have authority (other than those that have been voted against the approval and adoption of the merger agreement) in favor of such adjournment.

   The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a previously submitted proxy at any time before it is voted by either (1) delivering written notice of revocation to Corporate Secretary, BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, (2) executing and delivering a subsequently dated proxy that is received prior to the meeting or (3) voting your shares in person at the meeting. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

   BWAY will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of BWAY may solicit proxies from BWAY stockholders by telephone or telegram, or in person, but will receive no additional compensation for these services. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of BWAY common stock held of record by such persons, and BWAY will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the solicitation. BWAY has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee not to exceed $6,500.

                          INFORMATION CONCERNING BWAY

   BWAY is a Delaware corporation that is the leading North American manufacturer of steel containers for paint, coffee and other consumer and industrial products. BWAY's product offerings include a wide variety of steel containers such as paint, coffee, aerosol and specialty cans which are used by its customers to package a diverse range of end-use products which, in addition to paint and coffee, include household and personal care products, automotive after-market products, paint thinners and driveway and deck sealants. BWAY also provides its customers with metal shearing, coating and decorative services through its material center services business. A detailed description of BWAY's businesses is contained in its Annual Report on Form 10-K for the year ended September 30, 2001, which is incorporated by reference in this proxy statement. See "Additional Information--Where You Can Find More Information" on page 86.

   The mailing address and telephone number of the principal executive offices of BWAY is 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, (770) 645-4800.

  INFORMATION CONCERNING BCO HOLDING, BCO ACQUISITION, BWAY FINANCE AND OTHER
                         PARTICIPATING BWAY AFFILIATES

BCO Holding, BCO Acquisition and BWAY Finance

   BCO Holding is a corporation formed under the laws of the state of Delaware and is controlled by Kelso Investment Associates VI, L.P. and KEP VI, LLC, affiliates of Kelso & Company, L.P. It was established solely for the purpose of acquiring shares of BWAY common stock in connection with the merger. At the closing of the merger, all of the outstanding equity interests of BCO Holding will be owned by these affiliates of Kelso and each of the continuing investors. The business address and telephone number of BCO Holding are: c/o Kelso & Company, L.P., 320 Park Avenue, New York, New York 10022, (212) 751-3939.

   BCO Acquisition is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of BCO Holding. It was established solely for the purpose of merging with and into BWAY. The business address and telephone number of BCO Acquisition are identical to the business address and telephone number of BCO Holding.

   BWAY Finance is a corporation formed under the laws of the state of Delaware and is a wholly-owned subsidiary of BCO Holding. It was established solely for the purpose of issuing debt securities to finance the merger. The business address and telephone number of BWAY Finance are identical to the business address and telephone number of BCO Holding.

   Set forth below are the names of each director and executive officer of BCO Holding, BCO Acquisition and BWAY Finance. Each such person is a citizen of the United States, and has held his present position as set forth below since BCO Holding's and BCO Acquisition's incorporation. The business address and telephone number of each such person is: c/o Kelso & Company, L.P., 320 Park Avenue, New York, New York 10022, (212) 751-3939.

Name                  Present Principal Position
----                  --------------------------
Thomas R. Wall, IV... President and Director
David I. Wahrhaftig.. Vice President, Treasurer and Director
James J. Connors II.. Vice President, Secretary and Director
Stanley de J. Osborne Vice President, Assistant Treasurer and Assistant Secretary
Howard A. Matlin..... Vice President

Kelso Investment Associates VI, L.P.

   Kelso Investment Associates VI, L.P., a Delaware limited partnership, is a private investment fund formed by Kelso. Kelso Investment Associates VI, L.P.'s general partner is Kelso GP VI, LLC.

Kelso GP VI, LLC

   Kelso GP VI, LLC is a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso Investment Associates VI, L.P. Kelso GP VI, LLC is managed and controlled by substantially the same individuals who are the principals of Kelso & Company, L.P. and has the same principal executive offices as Kelso & Company, L.P.

KEP VI, LLC

   KEP VI, LLC, a Delaware limited liability company, is a private investment fund formed by Kelso. KEP VI, LLC is managed and controlled by substantially the same individuals who are the principals of Kelso & Company, L.P. and has the same principal executive offices as Kelso & Company, L.P.

Jean-Pierre Ergas

   Jean-Pierre Ergas became Chairman and Chief Executive Officer of BWAY in January 2000. Mr. Ergas has served as a director of BWAY since August 1995 and served as Vice-Chairman of the BWAY board from July 1999 to December 1999. Mr. Ergas served as Executive Vice President, Europe of Alcan Aluminium Limited, President of Alcan Europe Limited, Executive Chairman of British Alcan Aluminium plc and Chief Executive Officer of Alcan Deutschland GmbH from June 1996 to December 1999. Mr. Ergas served as Senior Advisor to the Chief Executive Officer of Alcan Aluminium Limited from January 1995 to June 1996 and served as a Trustee in Residence of DePaul University from February 1994 to December 1994. Prior thereto, Mr. Ergas served as Senior Executive Vice President of Pechiney S.A. and as a member of the Pechiney Group Executive Committee from 1987 to January 1994 and also held several management positions with various subsidiaries of Pechiney S.A., serving as: Chief Executive Officer of American National Can Company from 1989 to January 1994 and Chairman of the Board from 1991 to January 1994; Chief Executive Officer of Cegedur Pechiney from 1982 to 1988 and Chairman of the Board from 1987 to 1988; Chief Executive Officer of Cebal S.A. from 1974 to 1982 and Chairman of the Board during 1982; and Marketing Manager for Pechiney Aluminum from 1967 to 1974. Mr. Ergas is a trustee of DePaul and AUP Universities and a director of Dover Corporation and Compagnie Plastic Omnium. Mr. Ergas is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

Warren Hayford

   Warren Hayford became non-executive Vice-Chairman of the BWAY board of directors in December 1999. From 1989 until December 1999, Mr. Hayford served as Chairman of the Board and Chief Executive Officer of BWAY. Mr. Hayford has held a number of senior positions within the packaging industry over the past
35 years including President and Chief Operating Officer of Gaylord Container Corporation ("Gaylord"), a manufacturer of paper packaging products, 1986 to 1988, and Vice Chairman of Gaylord, 1988 through 1992. Mr. Hayford also served as a director of Gaylord from 1986 to 2002. Prior to Gaylord, Mr. Hayford served as President and a director of Gencorp, Inc., President and a director of Navistar International Corporation and Executive Vice President and a director of the Continental Group, Inc. Mr. Hayford is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

Mary Lou Hayford

   Mrs. Hayford is the wife of Warren Hayford, Vice-Chairman of the BWAY board of directors. Mrs. Hayford is a citizen of the United States. Her business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and her business telephone number is (770) 645-4800.

Kevin Kern

   Kevin Kern has been Vice President of Administration and Chief Financial Officer of BWAY since February 2001. From May 1995 until February 2001, Mr. Kern served as Vice President, Corporate Controller of BWAY. From 1991 to May 1995, Mr. Kern was Controller of McKechnie Plastics Components, Inc. From 1981 to 1991, Mr. Kern was employed by Ernst & Young, most recently as a Senior Audit Manager from 1988 to 1991. Mr. Kern is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

Thomas Eagleson

   Thomas Eagleson has served as Executive Vice President Manufacturing/Engineering of BWAY since July 2000. Prior thereto, Mr. Eagleson held the positions of Senior Vice President of American National Can from 1993 to 1998, Vice President Manufacturing Food/General Line from 1990 to 1993, Vice President Manufacturing Beverage from 1988 to 1990, Vice President Metal Integration Metal Container from 1987 to 1988, Vice President Manufacturing Food/General Line of National Can Corp from 1985 to 1987 and Manager of Manufacturing Food/General Line of National Can Corp from 1983 to 1985. From 1970 to 1983, Mr. Eagleson held positions of increasing responsibility within the manufacturing organization of National Can Corp. Mr. Eagleson is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

Kenneth Roessler

   Kenneth Roessler has served as Executive Vice President of Sales and Marketing of BWAY since March 2000. From June 1993 to February 2000, Mr. Roessler served in various senior management positions with Southcorp Packaging USA, including Vice President of Sales and Marketing from 1998 to February 2000, Vice President and General Manager from 1995 to 1998 and Vice President and Chief Financial Officer from June 1993 through 1995. Prior to June 1993, Mr. Roessler held senior management positions with Berwind Corporation. Mr. Roessler is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

Jeffrey O'Connell

   Jeffrey O'Connell has been Vice President and Treasurer of BWAY since May 1997 and has served as Secretary of BWAY since May 2001. From June 1996 to May 1997, Mr. O'Connell served as Assistant Treasurer of BWAY. From June 1995 to June 1996, Mr. O'Connell served as Vice President of Finance of Macmillan Bloedel Packaging Inc. From October 1994 to June 1995, Mr. O'Connell served as Director of Financial Planning of BWAY. Prior thereto, Mr. O'Connell served as Vice President of Administration of Mead Coated Board Division of The Mead Corporation. Mr. O'Connell is a citizen of the United States. His business address is c/o BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350 and his business telephone number is (770) 645-4800.

   None of the persons or entities discussed under the heading "Information Concerning BCO Holding, BCO Acquisition, BWAY Finance and Other Participating BWAY Affiliates" was, during the past five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was, during the past five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree of final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                    MARKET PRICES AND DIVIDEND INFORMATION

   BWAY common stock is listed on the New York Stock Exchange, trading under the symbol "BY." The table below sets forth, for the periods and dates indicated, the range of high and low per share sales prices for BWAY common stock as reported in the consolidated transaction reporting system.

                                                         High   Low
                                                        ------ ------
           Fiscal Year Ending September 30, 2001
              First quarter............................ $ 5.31 $ 2.75
              Second quarter...........................   4.13   3.35
              Third quarter............................   7.00   2.60
              Fourth quarter...........................   7.00   5.20
           Fiscal Year Ending September 29, 2002
              First quarter............................ $11.40 $ 6.27
              Second quarter...........................  13.07   9.96
              Third quarter............................  16.75  12.45
              Fourth quarter...........................  16.75  13.40
           Fiscal Year Ending September 28, 2003
              First quarter............................ $19.75 $13.90
              Second quarter (through January 6, 2003).  19.76  19.80

   The closing prices of BWAY common stock on September 30, 2002 (the last trading day before BWAY announced the execution of the merger agreement) and January 6, 2003 (the most recent practicable day before the date of this proxy statement) were $13.90 and $19.79, respectively.

   BWAY did not declare any cash dividends on BWAY common stock during fiscal years 2001 or 2002 or the first quarter of fiscal year 2003 and has no intention to pay cash dividends in the foreseeable future. BWAY is restricted in its ability to pay dividends under the terms of its existing senior credit facility, its indenture and the merger agreement. After the merger, BWAY will be a private company wholly owned by BCO Holding and it is not anticipated that BWAY will regularly pay dividends.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of BWAY common stock as of December 19, 2002 by (1) each stockholder known by BWAY to own beneficially five percent or more of the outstanding shares of BWAY common stock, (2) each continuing investor, (3) each director of BWAY, (4) each "named executive officer" of BWAY and (5) all directors and executive officers of BWAY as a group. As of December 19, 2002, there were 8,761,259 shares of BWAY common stock outstanding. To the knowledge of BWAY, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated in a footnote, the business address of each person is BWAY's corporate address.

                                                 Number of Shares of
                                                         BWAY
                                                     Common Stock      Percent of
     Name and Address of Beneficial Owner       Beneficially Owned (1) Class (2)
     ------------------------------------       ---------------------- ----------

Jean-Pierre Ergas (3)..........................         614,777            6.7%
Warren Hayford (4).............................       2,249,608           24.7
Mary Lou Hayford (5)...........................       1,821,273           20.8
Kevin Kern (6).................................          65,240              *
Thomas Eagleson (7)............................         120,711            1.4
Kenneth Roessler (8)...........................         115,454            1.3
Jeffrey O'Connell (9)..........................          66,820              *
Thomas Donahoe (10)............................          90,000            1.0
Alexander Dyer (11)............................         203,047            2.3
John Jones (12)................................         110,000            1.2
John Puth (13).................................         150,970            1.7
John Stirrup (14)..............................         368,319            4.1
BCO Holding (15)...............................       2,513,168           27.3
Dimensional Fund Advisors, Inc. (16)...........         701,650            8.0
Putnam Investments, LLC (17)...................         725,752            8.3
All Directors and Executive Officers as a Group
  (11 persons).................................       4,154,946           40.2

--------
   *Less than one percent.
 (1) The number of shares includes shares of BWAY common stock subject to options held by the indicated person, whether or not currently vested, since all options will become vested upon completion of the merger.
 (2) Shares subject to options are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
 (3) The shares of BWAY common stock beneficially owned by Mr. Ergas include 476,700 shares subject to options and 28,077 shares held under BWAY's 401(k) plan.
 (4) The shares of BWAY common stock beneficially owned by Mr. Hayford include 1,821,273 shares owned directly by his wife, Mary Lou Hayford, and 92,918 shares owned directly by Mr. Hayford. In addition, the shares of BWAY common stock beneficially owned by Mr. Hayford include 335,417 shares subject to options. Mr. Hayford disclaims beneficial ownership of the shares owned directly by his wife.
 (5) The shares of BWAY common stock beneficially owned by Mrs. Hayford do not include 92,918 shares owned directly by her husband, Warren Hayford, and do not include 335,417 shares subject to options owned directly by her husband.
 (6) The shares of BWAY common stock beneficially owned by Mr. Kern include 41,033 shares subject to options and 18,707 shares held under BWAY's 401(k) plan.

 (7) The shares of BWAY common stock beneficially owned by Mr. Eagleson include 120,000 shares subject to options and 711 shares held under BWAY's 401(k) plan.
 (8) The shares of BWAY common stock beneficially owned by Mr. Roessler include 95,000 shares subject to options and 10,454 shares held under BWAY's 401(k) plan.
 (9) The shares of BWAY common stock beneficially owned by Mr. O'Connell include 29,700 shares subject to options and 10,307 shares held under BWAY's 401(k) plan.
(10) The shares of BWAY common stock beneficially owned by Mr. Donahoe include 82,500 shares subject to options.
(11) The shares of BWAY common stock beneficially owned by Mr. Dyer include 4,800 shares owned directly by his wife and 86,700 shares subject to options.
(12) The shares of BWAY common stock beneficially owned by Mr. Jones include 7,000 shares owned by his wife as trustee of a trust for the benefit of Mr. Jones' wife and children. In addition, the shares of BWAY common stock beneficially owned by Mr. Jones include 82,500 shares subject to options. Mr. Jones disclaims beneficial ownership of the shares owned by his wife as trustee of this trust.
(13) The shares of BWAY common stock beneficially owned by Mr. Puth include 86,700 shares subject to options.
(14) The shares of BWAY common stock beneficially owned by Mr. Stirrup include 135,417 shares subject to options.
(15) On October 10, 2002, BCO Holding filed a Schedule 13D reporting that it may be deemed to have acquired beneficial ownership of 2,523,268 shares of BWAY common stock pursuant to the separate voting agreements BCO Holding entered into with each of Mr. Ergas, Mr. Hayford and Mrs. Hayford. In its
     Schedule 13D, BCO Holding expressly disclaims any beneficial ownership of the shares of BWAY common stock covered by the voting agreements.
(16) Based solely upon a Schedule 13G, dated February 12, 2002, filed by Dimensional Fund Advisors Inc. ("Dimensional"), Dimensional has sole voting and sole dispositive power with respect to 701,650 shares of BWAY common stock. Dimensional expressly disclaims that it is the beneficial owner of such securities. Dimensional's address is 1299 Ocean Avenue, 11/th/ Floor, Santa Monica, California 90401.
(17) Based solely upon a Schedule 13G, dated February 13, 2002, filed jointly by each of Putnam Investments, LLC. ("Putnam Investments"), Putnam Investment Management, LLC. ("Putnam Management") and Putnam Advisory Company, LLC. ("Putnam Advisory"), the shares of BWAY common stock shown as beneficially owned by Putnam Investments are owned by two wholly-owned subsidiaries of Putnam Investments, Putnam Management (which owns 169,900 shares) and Putnam Advisory (which owns 555,852). For purposes of the reporting requirements of the Exchange Act, Putnam Investments may be deemed to be a beneficial owner of such securities; however, Putnam Investments expressly disclaims that it is the beneficial owner of such securities. Putnam Investments' address is One Post Office Square, Boston, Massachusetts 02109.

           TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS

   The following table indicates, with respect to any purchases of BWAY common stock made by BWAY, BCO Holding, BCO Acquisition, BWAY Finance, Kelso Investment Associates VI, L.P., KEP VI, LLC, Kelso GP, VI, LLC, Jean-Pierre Ergas, Warren Hayford, Mary Lou Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell, or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates during any quarterly period since September 30, 2000, the range of prices paid for such shares, the number of shares purchased and the average purchase price for such shares for each quarterly period since September 30, 2000 (excluding information on any purchases of BWAY common stock made before such person became an affiliate of BWAY):

                                           Number                     Average
                                          of Shares                   Purchase
     Purchaser        Quarterly Period    Purchased   Range of Prices  Price
     ---------     ---------------------- ---------   --------------- --------
 BWAY Corporation. Quarter ended 12/31/00   81,900      $3.00-$5.25    $4.51
                   Quarter ended 4/1/01    122,612      $3.70-$4.00    $3.97
                   Quarter ended 7/1/01    324,600      $2.79-$5.39    $2.87
                   Quarter ended 9/30/01    37,900      $5.99-$6.98    $6.46
                   Quarter ended 3/31/02    34,100     $9.99-$11.60    $10.76
 Jean-Pierre Ergas Quarter ended 12/31/00    2,362(a)   $4.50-$5.06    $4.76
                   Quarter ended 7/1/01     10,000      $2.95-$2.99    $2.95
                   Quarter ended 9/30/01     2,231(a)   $6.19-$6.60    $6.39
                   Quarter ended 12/30/01    2,690(a)   $6.70-$9.75    $7.95
                   Quarter ended 3/31/02     5,213(a)  $10.33-$12.40   $10.60
                   Quarter ended 6/30/02     1,696(a)  $12.46-$16.25   $14.00
                   Quarter ended 9/29/02       162(a)     $14.90       $14.90
 Kevin Kern....... Quarter ended 7/1/01        553(a)      $5.20       $5.20
                   Quarter ended 9/30/01     6,637(b)   $5.90-$6.92    $6.42
                   Quarter ended 12/30/01    1,246(c)   $6.40-$9.75    $7.70
                   Quarter ended 3/31/02     1,812(a)  $10.33-$12.40   $10.61
                   Quarter ended 6/30/02       628(a)  $12.46-$16.25   $13.99
                   Quarter ended 9/29/02       603(a)  $13.88-$15.00   $14.57
                   Quarter ended 12/29/02      453(a)  $19.24-$19.68   $19.40
 Thomas Eagleson.. Quarter ended 12/30/01      179(a)      $9.75       $9.75
                   Quarter ended 3/31/02       319(a)  $10.33-$12.40   $10.60
                   Quarter ended 6/30/02       121(a)  $12.46-$16.25   $13.94
                   Quarter ended 9/29/02        93(a)     $14.90       $14.90
 Jeffrey O'Connell Quarter ended 6/30/02     8,444(d)  $4.44-$11.05    $6.83
 Alexander Dyer... Quarter ended 7/1/01     10,600         $2.80       $2.80
                   Quarter ended 12/30/01    7,900     $8.59-$11.27    $10.67
                   Quarter ended 3/31/02     7,277     $9.99-$12.75    $11.17
 John Jones....... Quarter ended 7/1/01     17,000      $3.00-$3.45    $3.14
 John Puth........ Quarter ended 7/1/01      5,000         $3.09       $3.09

--------
(a) Represents shares purchased under BWAY's 401(k) plan through regular payroll deductions.
(b) Includes 1,337 shares purchased under BWAY's 401(k) plan through regular payroll deductions.
(c) Includes 1,046 shares purchased under BWAY's 401(k) plan through regular payroll deductions.
(d) Represents shares acquired upon exercise of BWAY stock options having exercise prices between $4.44-$11.05 and an average exercise price of $6.83.

   Except as described below, there were no transactions in shares of BWAY common stock that were effected during the past 60 days by BWAY, BCO Holding, BCO Acquisition, BWAY Finance, Kelso Investment Associates VI, L.P., KEP VI, LLC, Kelso GP VI, LLC, Jean-Pierre Ergas, Warren Hayford, Mary Lou Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell, or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates.

                             Number of Shares   Price Per Description of
       Name         Date   of BWAY Common Stock   Share    Transaction
       ----       -------- -------------------- --------- --------------
       Kevin Kern 11/14/02         152           $19.30         (a)
                  12/17/02         149           $19.68         (a)

--------
(a) Represents shares purchased under BWAY's 401(k) plan through regular payroll deductions.

                            ADDITIONAL INFORMATION

BWAY Stockholder Proposals

   BWAY will hold its 2003 annual meeting of BWAY stockholders only if the merger is not completed. In the event that the 2003 annual meeting is held, stockholders wishing to submit a proposal to be considered for inclusion in the proxy material for BWAY's 2003 annual meeting must send it to the Office of the Corporate Secretary, BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia 30350, and the Corporate Secretary must have received any such proposal on or before September 20, 2002. BWAY will consider only proposals meeting the requirements of applicable SEC rules.

Where You Can Find More Information

   BWAY, BCO Holding, BCO Acquisition and BWAY Finance, among others, have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This document does not contain all of the information set forth in the Schedule 13E-3 and its exhibits, certain parts of which are omitted in accordance with the rules and regulations of the SEC. BWAY is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the SEC. You may read and copy that information at the public reference room of the SEC located at:

                               Public Reference Room
                               450 Fifth Street, N.W.
                               Room 1024
                               Washington, D.C. 20549

   Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including BWAY, that file electronically with the SEC. The address of that site is http://www.sec.gov. BWAY's filings with the SEC are also available from commercial document retrieval services.

   You can also inspect reports, proxy statements and other information about BWAY at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

   The SEC allows BWAY to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

   This proxy statement incorporates by reference the documents listed below that BWAY has previously filed with the SEC. The documents contain important information about BWAY and its financial condition. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

BWAY'S Filings with the SEC                Period
---------------------------                ------
Annual Report on Form 10-K................ Year ended September 29, 2002
Current Reports on Form 8-K............... Filed on October 3, 2002 and November 8, 2002
Definitive Proxy Statement on Schedule 14A Filed on January 22, 2002

   The description of the BWAY common stock set forth in BWAY's registration statement on Form 8-A (File No. 001-12415) filed with the SEC on November 5, 1996 and the description of the BWAY preferred share purchase rights set forth in BWAY's registration statement on Form 8-A (File No. 001-12415) filed with the SEC on November 5, 1996, including any amendments or reports filed with the SEC for the purpose of updating such descriptions are each incorporated herein by reference.

   BWAY incorporates by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the BWAY stockholders' meeting. Those documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. BWAY will file amendments to the
Schedule 13E-3 with the SEC to include as an exhibit to the Schedule 13E-3 any of these additional documents that we may file between the date of this proxy statement and the date of the BWAY stockholders' meeting.

   BWAY has supplied all information contained or incorporated by reference in this proxy statement relating to BWAY, its subsidiaries and their respective officers, directors and affiliates, and BCO Holding has supplied all such information relating to BCO Holding, BCO Acquisition, Kelso and their respective officers, directors and affiliates (other than Jean-Pierre Ergas, Warren Hayford, Kevin Kern, Thomas Eagleson, Kenneth Roessler and Jeffrey O'Connell solely in their respective capacities as directors and/or officers of
BWAY).

   You can obtain any of the documents incorporated by reference in this document through BWAY or from the SEC's web site at the address described above. Documents incorporated by reference are available from BWAY without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from BWAY at the following address and telephone number:

                             Corporate Secretary
                             BWAY Corporation
                             8607 Roberts Drive, Suite 250
                             Atlanta, Georgia 30350
                             Telephone: 770-645-4800

   If you would like to request documents, please do so by January 30, 2003 to receive them before the meeting. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   BWAY has not authorized anyone to give any information or make any representation about the merger or BWAY that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation described in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

   This proxy statement, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of BWAY, as well as certain information relating to the merger, including, without limitation, statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. Those forward-looking statements represent management's current judgment on what the future holds. Those forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following known risks and uncertainties:

  .  expected sales not materializing;

  .  labor unrest;

  .  changes in market price or demand;

  .  changes in raw material costs or availability;

  .  loss of business from customers;

  .  unanticipated expenses;

  .  delays in implementing cost reduction initiatives;

  .  changes in financial markets;

  .  customers switching to alternative packaging materials;

  .  potential equipment malfunctions;

  .  BWAY's inability to complete the merger; and

  .  the other factors discussed in BWAY's other filings with the SEC.

   There is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going-private transaction such as the merger. As a result, the reports which are incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to the historical financial statements contained in BWAY's Annual Report on Form 10-K for the fiscal year ended September 29, 2002 filed with the SEC, which is incorporated herein by reference. The unaudited pro forma consolidated balance sheet as of September 29, 2002 was prepared as if the merger and the related transactions described below had occurred on such date. The unaudited pro forma consolidated statements of operations for the fiscal year ended September 29, 2002 give effect to the merger and the related transactions described below as if they had occurred as of October 1, 2001. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable, and are described in the accompanying notes. The pro forma statements should not be considered indicative of actual balance sheet data or results that would have been achieved had the merger and the related transactions described below been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the notes thereto contained in BWAY's Annual Report on Form 10-K for the fiscal year ended September 29, 2002 filed with the SEC, which is incorporated herein by reference.

   On September 30, 2002, BCO Holding, BCO Acquisition and BWAY entered into the merger agreement, which provides for the merger of BCO Acquisition and BWAY, with BWAY continuing as the surviving corporation. Upon completion of the merger and the related transactions, BWAY will be controlled by Kelso. Pursuant to the merger agreement, each of our stockholders and option holders will receive $20.00 in cash for each share of BWAY common stock and $20.00 per share for each outstanding option, less the applicable option exercise price, except that each continuing investor will exchange a portion of his or her equity interests in BWAY for equity interests in BCO Holding immediately prior to the merger.

   The merger and related transactions require total cash and other consideration of approximately $330.3 million, which will be used to fund the cash consideration payable to our stockholders and option holders under the merger agreement, to consummate the debt tender offer for, and if necessary, the expected redemption of, our outstanding 101/4% Senior Subordinated Notes due 2007, and to pay fees and expenses related to the merger and related transactions. These related transactions include an equity contribution of approximately $79.9 million in cash by affiliates of Kelso and approximately $20.3 million at fair value of rollover equity from the continuing investors. Financing is expected to be provided through the new senior credit facility of $90.0 million, up to $30.0 million of which may be used to finance a portion of the merger and related transactions. Additionally, $200.0 million in financing is expected in connection with the assumption by BWAY of the 10% Senior Subordinated Notes due 2010 issued into escrow by BWAY Finance. As of September 29, 2002, the financing and equity proceeds would be used to: (1) repurchase or redeem $100.0 million in debt related to our outstanding 10 1/4% Senior Subordinated Notes due 2007, (2) pay accrued interest thereon of approximately $4.8 million, (3) acquire BWAY common stock and certain outstanding options for approximately $195.6 million in the merger and (4) pay transaction fees and expenses of approximately $29.8 million.

   The merger will be accounted for as a purchase in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations" and Emerging Issues Task Force, or EITF, Issue No. 88-16, "Basis in Leveraged Buyout Transactions." The total cost of the merger will be allocated as a partial change in basis to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the merger. The excess of the purchase price over the historical basis of the net assets acquired has been allocated in the accompanying unaudited pro forma financial information based on preliminary valuation estimates and certain assumptions that management believes are reasonable. As a result, the actual allocation is subject to the valuation of our assets and liabilities being finalized. Therefore, the actual allocation of purchase price and the resulting effect on income from operations may differ from the pro forma amounts included herein.

                       BWAY CORPORATION AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                           As of September 29, 2002
                            (Dollars in thousands)

                                                            Pro Forma
                                               Historical  Adjustments   Pro Forma
                                               ---------- -----------    ---------
                   ASSETS
Current assets:
   Cash and equivalents.......................  $ 19,490   $      --     $ 19,490
   Accounts receivable........................    51,005          --       51,005
   Inventories, net...........................    44,394      1,486 (b)    45,880
   Deferred tax asset.........................     5,388          --        5,388
   Assets held for sale.......................     1,023          --        1,023
   Other......................................     2,062          --        2,062
                                                --------   ---------     --------
   Total current assets.......................   123,362       1,486      124,848
                                                --------   ---------     --------
Property, plant and equipment, net............   106,820          --      106,820
                                                --------   ---------     --------
Other assets:
   Goodwill...................................    67,968     35,238 (b)   103,206
   Intangibles, net...........................     4,191      93,579(b)    97,770
   Deferred financing fees, net...............     3,345     21,818 (b)    25,163
   Other......................................     1,000          --        1,000
                                                --------   ---------     --------
   Total other assets.........................    76,504     150,635      227,139
                                                --------   ---------     --------
Total assets..................................  $306,686   $ 152,121     $458,807
                                                ========   =========     ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable...........................  $ 66,333   $      --     $ 66,333
   Accrued salaries and wages.................     9,885          --        9,885
   Accrued interest...........................     4,797      (4,797)(a)       --
   Accrued rebates............................     6,208          --        6,208
   Other......................................    15,672      (3,171)(b)   12,501
                                                --------   ---------     --------
   Total current liabilities..................   102,895      (7,968)      94,927
                                                --------   ---------     --------
Long-term liabilities:
   10 1/4% senior subordinated notes due 2007.   100,000    (100,000)(a)       --
   10% senior subordinated notes due 2010.....        --    200,000 (a)   200,000
   Revolving credit facility..................        --     30,000 (a)    30,000
   Deferred income taxes......................    18,865      29,304(b)    48,169
   Other......................................    12,278      (1,865)(b)   10,413
                                                --------   ---------     --------
   Total long-term liabilities................   131,143     157,439      288,582
                                                --------   ---------     --------
Commitments and contingencies
   Stockholders' equity.......................    72,648       2,650(c)    75,298
                                                --------   ---------     --------
Total liabilities and stockholders' equity....  $306,686   $ 152,121     $458,807
                                                ========   =========     ========

   See accompanying notes to unaudited pro forma consolidated balance sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                           As of September 29, 2002
                            (Dollars in thousands)

   The pro forma financial data has been derived by the application of pro forma adjustments to our historical financial statements as of the date noted.

   (a) Sources and uses of funds for the merger and the related transactions are as follows:

Sources and Uses
----------------
Sources:
   Bank borrowings under new credit facility............................ $ 30,000
   New 10% senior subordinated notes due 2010...........................  200,000
   Equity provided by Kelso affiliates(1)...............................   79,910
                                                                         --------
                                                                         $309,910
                                                                         ========
Uses:
   Cash merger consideration............................................ $175,282
   Accrued interest.....................................................    4,797
   $100.0 million retirement of outstanding 10 1/4% senior subordinated notes due 2007.....................................................  100,000
   Estimated transaction fees and expenses..............................   29,831
                                                                         --------
                                                                         $309,910
                                                                         ========

   (b) The preliminary allocation of purchase price to fair value of net assets acquired in connection with the merger is as follows:

Purchase Price Allocation
-------------------------
Cash purchase price......................................................... $175,282
Fair value of continuing investor rollover equity contribution(2)...........   20,349
                                                                             --------
   Total consideration...................................................... $195,631
Direct acquisition costs....................................................    8,013
                                                                             --------
   Total consideration and direct acquisition costs.........................  203,644
Less historical cost of net asset value acquired............................  (72,648)
                                                                             --------
                                                                             $130,996
Less excess of fair value over predecessor basis(3).........................  (24,961)
                                                                             --------
                                                                              106,035
   Debt issuance costs......................................................   21,818
                                                                             --------
   Excess purchase price over net asset value............................... $127,853
                                                                             ========
Preliminary allocation of excess purchase price over net assets acquired and related purchase accounting adjustments:(4)
   Inventory................................................................    1,486
   Deferred income taxes....................................................  (29,304)
   Goodwill.................................................................   35,238
   Intangible assets........................................................   93,579
   Current taxes payable and current portion of deferred gain on sale
     leaseback..............................................................    3,171
   Long-term portion of deferred gain on sale leaseback.....................    1,865
   Deferred financing costs.................................................   21,818
                                                                             --------
       Total................................................................ $127,853
                                                                             ========

--------
(1) The amount of equity to be provided by the Kelso affiliates may change based on BWAY's net debt level at closing and the amount of the actual transaction fees and expenses.
(2) The implied fair value of equity interests issued to the continuing investors is based upon a purchase price of $20.00 per share, which is the cash price paid by Kelso and its affiliates for their respective equity interest.
(3) Represents adjustments to decrease the fair value of interests retained by the continuing investors in order to reflect their carryover basis in such interests in accordance with EITF 88-16.
(4) See Note (a) to unaudited pro forma consolidated statement of operations.

   The final appraisal and purchase price allocation is expected to be finalized within one year after the completion of the merger. For purposes of this pro forma presentation, management has estimated that fair values of depreciable assets approximate historical values.

   (c) The net adjustment to stockholders' equity is reconciled as follows:

Stockholders' Equity Adjustment
-------------------------------
Implied fair value of equity issued to Kelso and the continuing investors $100,259
Less excess of fair value over predecessor basis.........................  (24,961)
                                                                          --------
Pro forma stockholders' equity...........................................   75,298
Less historical stockholders' equity.....................................  (72,648)
                                                                          --------
   Net adjustment........................................................ $  2,650
                                                                          ========

                       BWAY CORPORATION AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     Fiscal Year ended September 29, 2002
                            (Dollars in thousands)

                                                        Pro Forma       Pro
                                            Historical Adjustments     Forma
                                            ---------- -----------   --------
  Net sales................................  $527,601   $     --     $527,601
                                             --------   --------     --------
  Costs, expenses and other:
     Cost of products sold.................   456,788         --      456,788
     Depreciation and amortization.........    19,582      9,777(a)    29,359
     Selling and administrative expense....    14,179        495(b)    14,674
     Merger-related transaction costs......     1,478         --        1,478
     Restructuring and impairment charge...     1,250         --        1,250
     Interest expense, net.................    13,109     11,546(c)    24,655
     Other, net............................      (597)        --         (597)
                                             --------   --------     --------
     Total costs, expenses and other.......   505,789     21,818      527,607
                                             --------   --------     --------
  Income (loss) before income taxes........    21,812    (21,818)          (6)
  Provision (benefit) for income taxes.....     9,556     (8,727)(d)      829
                                             --------   --------     --------
  Net income (loss)........................  $ 12,256   $(13,091)    $   (835)
                                             ========   ========     ========
  Basic earnings (loss) per common share...  $   1.41   $  (1.50)    $  (0.09)
                                             ========   ========     ========
  Diluted earnings (loss) per common share.  $   1.33   $  (1.42)    $  (0.09)
                                             ========   ========     ========
  Other Data and Ratios:
  EBITDA, as defined(e)....................  $ 56,634   $   (495)    $ 56,139
  Net cash provided by operating activities    46,063     (7,224)      38,839
  Net cash used in investing activities....    (9,528)        --       (9,528)
  Net cash used in financing activities....   (17,330)        --      (17,330)
  Cash interest expense, net...............    11,720      9,818       21,538
  Capital expenditures.....................    10,586         --       10,586
  Ratio of earnings to fixed charges(f)....     2.46x         --           --


    See accompanying notes to unaudited pro forma consolidated statement of operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

   The unaudited pro forma consolidated statement of operations exclude non-recurring expenses of approximately $892,000 (net of a tax benefit of $594,000) related to the purchase accounting adjustment to fair value inventory which is expected to be expensed in the first quarter following the merger and $1.1 million (net of $800,000 tax benefit) related to the write-off of certain financing fees.

   (a) We have not yet completed the final analysis of fair value of our net assets in order to determine the allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of the net tangible assets acquired has been presented as an adjustment to the total intangible assets in the accompanying pro forma balance sheet. For purposes of the unaudited pro forma financial statements, we have estimated that approximately 50% of the excess purchase price will be allocated to identifiable intangible assets with an average composite life of approximately 10 years. The remaining excess will be allocated to goodwill, which has an indefinite life. In the event that final appraisals determine that other material amortizable intangibles exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma statement of income. For example, if the amount allocated to amortizable intangibles increased from 50% to 60%, pro forma amortization expense for the year ended September 29, 2002, would increase by approximately $1.6 million.

   (b) Represents an annual advisory fee to be paid to Kelso.

   (c) The pro forma adjustment to interest expense reflects the interest expense on the new 10% senior subordinated notes due 2010, estimated interest expense relating to the new credit facility, and the amortization of related debt issuance costs, less the historical interest expense incurred by BWAY under pre-existing debt arrangements. Pro forma cash interest expense would have been approximately $21.5 million for the twelve month period ended September 29, 2002.

       A 0.125% increase or decrease in the assumed interest rate applicable to our new credit facility would change the pro forma interest expense and income before taxes by approximately $38,000 for the year ended September 29, 2002.

   (d) Represents the estimated tax effect of the pro forma adjustments.

   (e) "EBITDA" means income from operations before depreciation and amortization, restructuring and impairment charges, gain on curtailment of post-retirement benefits, other, net and transaction expenses.

   (f) For purposes of determining the ratio of earnings to fixed charges, "earnings" are defined as earnings (loss) before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases, which is representative of the interest factor. For pro forma 2002, our fixed charges exceeded our earnings by $6,000.

                                    ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                             BCO HOLDING COMPANY,

                             BCO ACQUISITION, INC.

                                      and

                               BWAY CORPORATION

                        Dated as of September 30, 2002

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I
                                  THE MERGER

Section 1.1  The Merger....................................................  A-5
Section 1.2  Closing.......................................................  A-5
Section 1.3  Effective Time................................................  A-6

                                  ARTICLE II
                             EFFECTS OF THE MERGER

Section 2.1  Effects of the Merger.........................................  A-6
Section 2.2  Certificate of Incorporation..................................  A-6
Section 2.3  By-laws.......................................................  A-6
Section 2.4  Officers......................................................  A-6
Section 2.5  Directors.....................................................  A-6
Section 2.6  Cancellation of Treasury Shares and Holding Shares............  A-6
Section 2.7  Conversion of Company Common Stock............................  A-6
Section 2.8  Conversion of the Capital Stock of Acquisition Sub............  A-7
Section 2.9  Option Cash Out...............................................  A-7
Section 2.10 Exchange Options..............................................  A-7
Section 2.11 Shares of Dissenting Stockholders.............................  A-7
Section 2.12 Exchange of Certificates......................................  A-7

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Corporate Existence and Power................................. A-10
Section 3.2  Corporate Authorization....................................... A-10
Section 3.3  Consents and Approvals; No Violations......................... A-11
Section 3.4  Capitalization................................................ A-11
Section 3.5  Subsidiaries.................................................. A-12
Section 3.6  SEC Documents................................................. A-13
Section 3.7  Financial Statements; No Undisclosed Liabilities.............. A-13
Section 3.8  Proxy Statement; Other Filings................................ A-13
Section 3.9  Absence of Material Adverse Changes, etc...................... A-14
Section 3.10 Taxes......................................................... A-14
Section 3.11 Employee Benefit Plans........................................ A-15
Section 3.12 Environmental Matters......................................... A-16
Section 3.13 Litigation; Compliance with Laws.............................. A-17
Section 3.14 Intellectual Property......................................... A-18
Section 3.15 Material Contracts............................................ A-19
Section 3.16 Related Party Transactions.................................... A-20
Section 3.17 Indebtedness; Company Cash.................................... A-20
Section 3.18 Real Estate; Assets........................................... A-21
Section 3.19 Labor Relations and Employment................................ A-21
Section 3.20 Insurance..................................................... A-22
Section 3.21 Opinion of Financial Advisors................................. A-22
Section 3.22 Finders' and Other Fees....................................... A-22
Section 3.23 Rights Amendment.............................................. A-22
Section 3.24 State Takeover Statutes....................................... A-23

                               Table of Contents
                                  (continued)

                                                                            Page
                                                                            ----

                                  ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF HOLDING AND ACQUISITION SUB

Section 4.1  Corporate Existence and Power................................. A-23
Section 4.2  Authorization................................................. A-23
Section 4.3  Consents and Approvals; No Violations......................... A-23
Section 4.4  Litigation.................................................... A-24
Section 4.5  Capitalization................................................ A-24
Section 4.6  Proxy Statement............................................... A-24
Section 4.7  Acquiror Entity's Operations.................................. A-25
Section 4.8  Financing..................................................... A-25
Section 4.9  Management Arrangements....................................... A-25
Section 4.10 Brokers....................................................... A-25
Section 4.11 No Registration............................................... A-25

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

Section 5.1  Conduct of the Business of the Company........................ A-25
Section 5.2  Stockholders' Meeting; Proxy Material......................... A-29
Section 5.3  Access to Information......................................... A-29
Section 5.4  No Solicitation............................................... A-30
Section 5.5  Debt Offer.................................................... A-31
Section 5.6  Director and Officer Liability................................ A-32
Section 5.7  Reasonable Best Efforts....................................... A-33
Section 5.8  Certain Filings............................................... A-33
Section 5.9  Public Announcements.......................................... A-34
Section 5.10 State Takeover Laws........................................... A-34
Section 5.11 Certain Notifications......................................... A-34
Section 5.12 Financing..................................................... A-34
Section 5.13 Solvency Letter............................................... A-36
Section 5.14 ISRA Requirements............................................. A-36
Section 5.15 Intellectual Property Filings................................. A-36
Section 5.16 Third Party Consents.......................................... A-36
Section 5.17 Advisory Fees, etc............................................ A-37
Section 5.18 Employees and Employee Benefit Plans.......................... A-37

                                  ARTICLE VI
  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CONSUMMATE THE TRANSACTIONS

Section 6.1  Conditions to Each Party's Obligations........................ A-37
Section 6.2  Conditions to the Company's Obligation to Consummate the
             Merger........................................................ A-38
Section 6.3  Conditions to Holding's and Acquisition Sub's Obligations to
               Consummate the Merger....................................... A-38

                               Table of Contents
                                  (continued)

                                                                            Page
                                                                            ----

                                  ARTICLE VII
                                  TERMINATION

Section 7.1  Termination................................................... A-40
Section 7.2  Effect of Termination......................................... A-41
Section 7.3  Fees and Expenses............................................. A-41

                                 ARTICLE VIII
                                 MISCELLANEOUS

Section 8.1  Notices....................................................... A-42
Section 8.2  Survival of Representations, Warranties and Covenants......... A-43
Section 8.3  Certain Definitions; Interpretation........................... A-43
Section 8.4  Headings...................................................... A-43
Section 8.5  Amendments, Modification and Waiver........................... A-44
Section 8.6  Successors and Assigns........................................ A-44
Section 8.7  Specific Performance.......................................... A-44
Section 8.8  Governing Law................................................. A-44
Section 8.9  Severability.................................................. A-44
Section 8.10 Third Party Beneficiaries..................................... A-44
Section 8.11 Entire Agreement.............................................. A-44
Section 8.12 Counterparts; Fax Signatures; Effectiveness................... A-45

   AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2002 (this "Agreement"), by and among BCO Holding Company, a Delaware corporation ("Holding"), BCO Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), and BWAY Corporation, a Delaware corporation (the "Company").

   WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the unanimous recommendation of a special committee thereof consisting solely of disinterested directors (the "Special Committee"), has approved and declared advisable this Agreement and the transactions contemplated hereby, and has determined that the merger of Acquisition Sub with and into the Company (the "Merger"), with the Company remaining as the surviving corporation (the "Surviving Corporation"), whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and the associated Rights (as defined in Section 3.23), other than Treasury Shares, Dissenting Shares and Holding Shares (each as defined herein), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $20.00 per share, is fair to, and in the best interests of, the holders of such shares of Company Common Stock;

   WHEREAS, concurrently with the execution and delivery of this Agreement, each of Mary Lou Hayford, Warren J. Hayford and Jean-Pierre Ergas is entering into a voting agreement with Holding, in the form of Exhibit A hereto (collectively, the "Voting Agreements"), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the shares of Company Common Stock owned by him or her for approval of the transactions contemplated hereby;

   WHEREAS, Mary Lou Hayford, Warren J. Hayford, Jean-Pierre Ergas and certain other members of the Company's management designated or to be designated by Holding have each entered into, or prior to the Effective Time will enter into, an agreement with Holding, in the form of Exhibit B hereto (collectively, the "Exchange Agreements"), pursuant to which, among other things, each such person shall exchange (collectively, the "Share Exchanges"), immediately prior to the Effective Time, each share of Company Common Stock specified therein for that number of shares of common stock, par value $.01 per share, of Holding (the "Holding Common Stock") specified therein; and

   WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

   NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in
Section 1.3), Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

   Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto (the "Closing Date").

   Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall execute and acknowledge a certificate of merger (the "Certificate of Merger") and file it with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Acquisition Sub shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                                  ARTICLE II
                             EFFECTS OF THE MERGER

   Section 2.1 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

   Section 2.2 Certificate of Incorporation. The certificate of incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

   Section 2.3 By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein, by applicable law or the Certificate of Incorporation.

   Section 2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until they are removed, are replaced or resign.

   Section 2.5 Directors. From and after the Effective Time, the directors of Acquisition Sub shall become directors of the Surviving Corporation and shall serve on the Surviving Corporation's Board of Directors together with any Continuing Directors (as defined below), until their respective successors are duly elected and qualified. The Company shall use its reasonable best efforts to obtain and deliver to Holding and Acquisition Sub the valid resignation, effective as of immediately prior to the Effective Time, of each director of the Company (other than the Continuing Directors). For purposes of this Agreement, "Continuing Directors" shall mean Warren J. Hayford and Jean-Pierre Ergas.

   Section 2.6 Cancellation of Treasury Shares and Holding Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock that is owned by the Company or by any direct or indirect wholly-owned Subsidiary of the Company (the "Treasury Shares") or by Holding or Acquisition Sub (including as a result of the transactions contemplated by the Exchange Agreements) (the "Holding Shares") shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

   Section 2.7 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares, Holding Shares and Dissenting Shares) shall be converted into the right to receive $20.00 in cash (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.12, without interest.

   Section 2.8 Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   Section 2.9 Option Cash Out. Except for Exchange Options (as defined below), each option granted to any present or former employee, consultant or director of the Company or any Subsidiary of the Company to acquire Company Common Stock, which is outstanding immediately prior to the Effective Time (each, an "Option"), shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and
(ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option (the "Option Cash Out"); provided, however, that in the event that the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary, including the amendment of stock option plans and other equity-related plans, programs or policies, and shall use its reasonable best efforts to obtain any necessary consent of each holder of Options, to give effect to the treatment of Options pursuant to this Section 2.9.

   Section 2.10 Exchange Options. At the Effective Time, the Options subject to the Exchange Agreements (each such Option, an "Exchange Option") shall be exchanged, in accordance with the terms and provisions of the applicable Exchange Agreement, into options to purchase shares of Holding Common Stock. The Company's Fourth Amended and Restated 1995 Long-Term Incentive Plan (the "Company's Option Plan") will, at the Effective Time, be assumed by Holding and shall, after the Effective Time, continue to be in effect as the Holding 1995 Long-Term Incentive Plan. The Exchange Options shall continue to be subject to the terms and conditions of such plan (except as otherwise provided in an applicable Exchange Agreement). Prior to the Closing, the Company shall take or cause to be taken any and all actions necessary, including the amendment of stock option plans and other equity-related plans, programs or policies, and shall use its reasonable best efforts to obtain any necessary consent of each holder of Exchange Options, to give effect to the treatment of Exchange Options pursuant to this Section 2.10.

   Section 2.11 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.7, but shall, as of the Effective Time, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.7. The Company shall give Holding and Acquisition Sub (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Holding, such consent not to be unreasonably withheld, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

   Section 2.12 Exchange of Certificates.

   (a) Paying Agent. Prior to the Effective Time, First Union National Bank, or such other bank or trust company reasonably acceptable to the Company and having a capital and surplus of at least $1,000,000,000, shall be designated by Holding to act as the Paying Agent (the "Paying Agent") for payment of the Merger Consideration.

   (b) Deposit with Paying Agent. As of the Effective Time, Holding shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock (each, a "Holder"), cash in the amount equal to the aggregate Merger Consideration which Holders of Company Common Stock are entitled to receive pursuant to this Article II, with irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Surviving Corporation or the Surviving Corporation's transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.12(c), (d) and (e) hereof, any such deposit of funds shall be irrevocable.

   (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Holding and the Surviving Corporation may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7 hereof), in each case, to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder of a Certificate, provided that payment by hand is permissible by the Paying Agent) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. After the Effective Time, there shall be no further transfer in the records of the Surviving Corporation or its transfer agent of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration.

   (d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.12 (the "Merger Fund") that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates, who have not theretofore complied with this Section 2.12 shall thereafter look, as general creditors thereof, only to the Surviving Corporation for payment of their claim, if any, for the cash to which such holders may be entitled at such time, subject to escheat and abandoned property and similar laws.

   (e) No Liability. None of Holding, Acquisition Sub, the Surviving Corporation, any of their respective affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

   (f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by the Surviving Corporation; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation.

   (g) Transfer Taxes. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.10(i) hereof) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

   (h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

   (j) Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all Holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration and the Option Cash Out shall each be equitably adjusted to eliminate the effects of such event.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except (i) as set forth in the corresponding section of the Company's Disclosure Schedule delivered concurrently with the delivery of this Agreement (the "Company Disclosure Schedule"), it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is readily apparent that the matters so disclosed are applicable to such other sections, (ii) as disclosed in the Company SEC Documents (as defined in Section 3.6) filed prior to the date of this Agreement, or (iii) as expressly contemplated, or expressly permitted, under this Agreement, the Voting Agreements, the Exchange Agreements or any other agreement contemplated hereby or thereby, the Company hereby represents and warrants to Holding and to Acquisition Sub as follows:

   Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate or other power, as the case may be, required to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to Holding and Acquisition Sub true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect. As used herein, the term "Company Material Adverse Effect" shall mean with respect to any one or more changes, circumstances, events or effects that, individually or in the aggregate, have, or (other than in the case of prospects) are reasonably likely to have, a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed to constitute a Company Material Adverse
Effect: (a) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (b) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market, and (c) any adverse change, event, development, circumstance, effect or offset arising from or relating to (1) general business or economic conditions, (2) the general line or aerosol packaging industries, unless, in any such case, such change, event, development, circumstance, effect or offset materially and disproportionately affects the Company (relative to other similar companies), (3) this Agreement or the transactions contemplated hereby or the announcement thereof, (4) any change in U.S. generally accepted accounting principles ("GAAP") which the Company is required to adopt, or (5) the availability or cost of financing to Holding or Acquisition Sub, to the extent that, in the case of the preceding clause (c)(5), such change, event, development, circumstance or effect is unrelated to the Company's business, or (ii) the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby.

   Section 3.2 Corporate Authorization.

   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof), to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject to the approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Holding and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, those Holders who are entitled to receive the Merger Consideration. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, the Holders and (ii) has recommended approval by the stockholders of the Company of this Agreement and the Merger.

   (c) Under applicable law and the Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the

Company Board in accordance with the by-laws of the Company, applicable law and this Agreement, at the Special Meeting (as defined herein), voting together as a single class is the only vote required to approve this Agreement and the transactions contemplated hereby, including the Merger. The provisions of
Article IX, Section 1(a) of the Certificate of Incorporation are inapplicable to the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will require the supermajority vote of the Holders as described therein.

Section 3.3 Consents and Approvals; No Violations.

   (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby will, subject to the approval of the Holders, as set forth in Section 3.2(c) and as contemplated by Section 5.2, (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company or any Subsidiary thereof; (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a third party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Material Contract (as defined herein) or any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound (collectively, the "Company Contracts") or
(iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as hereinafter defined) to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, obligations, defaults, breaches, rights or violations that would not, in the aggregate, have a Company Material Adverse Effect.

   (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational, provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) filings to maintain the good standing of the Company, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the "Trust Indenture Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and the filing of documents, if any, required to be filed in connection with the consummation of the transactions contemplated hereby with the relevant authorities of other states in which the Company is qualified to do business, and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have a Company Material Adverse Effect.

   Section 3.4 Capitalization. The authorized capital stock of the Company consists of 24,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share, of the Company (the "Company Preferred Stock"). As of September 20, 2002, there were (i) 8,708,626 shares of Company
Common Stock, including associated Rights, issued and outstanding (and there were an additional 1,142,376 shares of Company Common Stock, including associated Rights, held in the treasury of the Company), and (ii) no shares of Company Preferred Stock issued and outstanding. Since September
20, 2002, no shares of capital stock of the Company have been issued, except pursuant to the exercise of Options outstanding on such date. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 20, 2002, except for (i) up to 1,930,364 shares of Common Stock, including associated Rights, reserved for issuance pursuant to outstanding Options and rights granted under the Company's Option Plan and having such respective exercise prices per share of Common Stock as are set forth in Section 3.4 of the Company Disclosure Schedule and (ii) shares of Company Common Stock and Company Preferred Stock reserved for issuance upon exercise of the Rights, there were not, and as of the date hereof, there are not, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. As of the date hereof, except as set forth in the preceding sentences of this
Section 3.4 or as contemplated by this Agreement or as a result of the exercise of Options outstanding as of September 20, 2002, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (d) no stock appreciation, phantom equity or other equity-based rights issued by the Company that have value based on the capital stock or other voting securities of the Company (the items in clauses (a), (b), (c) and (d) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

   Section 3.5 Subsidiaries.

   (a) Each Subsidiary of the Company that is actively engaged in any business or owns any non de minimis assets or has any non de minimis liabilities (contingent or otherwise) (each, an "Active Company Subsidiary") (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized),
(ii) has all necessary powers required to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means, with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.5 of the Company Disclosure Schedule.

   (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitation on voting rights other than pursuant to, or permitted under, the Company's senior credit facility. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such Subsidiaries, other than pursuant to, or permitted under, the Company's senior credit facility. For purposes of this Agreement, "Lien" shall mean any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

   (c) Section 3.5 of the Company Disclosure Schedule sets forth all Persons in which the Company or a Subsidiary of the Company owns 10% or more of the outstanding voting or equity interest, the owner thereof and the amount thereof so owned.

   Section 3.6 SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 2000 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in
Section 3.7), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

   Section 3.7 Financial Statements; No Undisclosed Liabilities.

   (a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (iii) are in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount).

   (b) Except (1) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2001, (2) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Documents filed with the SEC after the filing date of the Form 10-K and prior to the date hereof, (3) for liabilities and obligations incurred since June 30, 2002 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement, or (4) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which would not, in the aggregate, have a Company Material Adverse Effect.

   Section 3.8 Proxy Statement; Other Filings. None of the information contained in the Proxy Statement (as defined in Section 5.2(b)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the Holders, at the time of the Special Meeting (as defined in Section 5.2(a)), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as defined in Section 5.2(b)) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Holding, Acquisition Sub or their respective affiliates (including Kelso & Company, L.P. ("Kelso")) based on information supplied by Holding, Acquisition Sub or their respective affiliates (including Kelso) for inclusion or incorporation by reference in the Proxy Statement or
Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Holding, Acquisition Sub or their respective affiliates (including Kelso) based on information supplied by Holding, Acquisition Sub or their respective affiliates (including Kelso) for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

   Section 3.9 Absence of Material Adverse Changes, etc. Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since June 30, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of this Agreement.

   Section 3.10 Taxes.

   (a) (i) Except for such matters as would not have a Company Material Adverse Effect, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in the manner prescribed by law, and all such Tax Returns are true, complete and accurate in all material respects; (ii) all Taxes due and owing (whether or not reflected on any Tax Return) by the Company or any Subsidiary of the Company have been timely paid, or adequately reserved or properly accounted for in accordance with GAAP; (iii) there is no presently pending, scheduled or commenced audit, examination, deficiency, refund litigation, proposed adjustment, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any Subsidiary of the Company; (iv) except for such matters as would not have a Company Material Adverse Effect, there are no liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for liens for Taxes not yet due and payable; and (v) the Company and each of its Subsidiaries has duly and timely withheld in all material respects all Taxes (including employee-related Taxes) required to be withheld and such withholding Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes.

   (b) Except for such matters as would not have a Company Material Adverse Effect, no agreement or other document waiving, extending, or having the effect of waiving or extending, the statute of limitations, the period of assessment or collection of any Taxes on or in respect of the Company or its Subsidiaries, and no power of attorney with respect to any such Taxes has been filed with any Governmental Entity which waiver, extension or power of attorney is currently in effect. Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has requested or been granted an extension of time (other than an automatic extension not requiring the consent of any Governmental Entity) for filing any Tax Return to a date later than the date of this Agreement.

   (c) The statutes of limitations for the federal income Tax Returns of the Company and the Subsidiaries of the Company have expired or otherwise have been closed for all taxable periods ending on or before the end of the Company's fiscal year ended September 27, 1998.

   (d) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the 5-year period ending on the date hereof.

   (e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or any of its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

   (f) Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign law) in its current or in any future taxable period by reason of a change in accounting method.

   (g) No written claim against or in respect of the Company or any Subsidiary (other than a claim that has been finally settled) has been made by any governmental authority during the period from January 1, 1995 until the date of this Agreement in a jurisdiction where the Company or any Subsidiary does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by that jurisdiction, that the Company or any Subsidiary is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction.

   (h) During the period from January 1, 1995 until the date of this Agreement, neither the Company nor any Subsidiary has received or applied for a Tax ruling and has not entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or similar provision of state or local law which closing agreement currently is in effect.

   (i) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement, declaration, form or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

Section 3.11 Employee Benefit Plans.

   (a) The Company has heretofore delivered or made available to Acquisition Sub true and complete copies of each "employee benefit plan" as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), and (i) each material employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any member of its "controlled group," within the meaning of Section 414(b), (c) or (m) of the Code (together, the "Company Group"), for the benefit of any employee or former employee of the Company Group (collectively, the "Plans"); (ii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle; and (iii) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter, all current summary plan descriptions, all material communications received from or sent to the IRS, the PBGC (as defined below) or the Department of Labor (including a written description of any oral communication), any actuarial study of any post-employment life or medical benefits provided under any such Plan, any statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any, and all amendments and modifications to any such document.

   (b) Schedule 3.11 of the Company Disclosure Schedule contains a true and complete list of all Plans.

   (c) Schedule 3.11 of the Company Disclosure Schedule under the heading "Vesting Plans" contains a true and complete list of all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the transactions contemplated hereby (either alone or in combination with other events). The consummation of the transactions contemplated hereby will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an "excess parachute payment" as defined in section 280G of the Code.

   (d) No member of the Company Group has any legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company Group, except as may be required by law or under an applicable collective bargaining agreement.

   (e) No member of the Company Group has incurred, or reasonably expects to incur, (i) any material liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, (ii) any material liability under Section 4201 et seq. of ERISA in connection with any Plan that is a Multiemployer Plan, or (iii) any material liability (including as a result of any indemnification obligation) under Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans. To the knowledge of the Company, no Multiemployer Plan is in reorganization or insolvent. For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, (ii) "PBGC" means the Pension Benefit Guaranty Corporation and (iii) "Multiemployer Plan" means a multiemployer plan within the meaning of section 4001(a)(3) of ERISA.

   (f) Each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan, all applicable collective bargaining agreements and all applicable laws, including but not limited to ERISA and the Code, except where such noncompliance would not have a Company Material Adverse Effect, and no governmental audits, actions, suits or claims are pending or, to the knowledge of the Company, threatened which, if adversely resolved, would have a Company Material Adverse Effect.

   (g) Each of the Plans which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and the Company has no knowledge of an occurrence of an event since the date of such determination letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. No Plan is a "multiple employer plan" for purposes of sections 4063 or 4064 of ERISA.

   (h) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which any member of the Company Group is required to pay on or before the Closing Date under the terms of each of the Plans and Section 412 of the Code. None of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans ended prior to the date of this Agreement.

   (i) No employee, director or consultant is or will become entitled to death or medical post-employment benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by Section 4980B of the Code or similar state law.

   Section 3.12 Environmental Matters.

   (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, approvals and other governmental authorizations required for its operations under applicable Environmental Laws (all of the foregoing, the "Environmental Permits"), except for such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke or modify any such Environmental Permit, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except for such failures to maintain in effect, such appeal, or other actions, or such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

   (b) There is no pending or, to the knowledge of the Company, threatened claim, lawsuit, or proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, which, if adversely resolved, would have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law, the adverse consequences of which written notice would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to any potential liability under or noncompliance with any applicable Environmental Law, except for such liability or noncompliance that would not, in the aggregate, have a Company Material Adverse Effect.

   (c) With respect to the real property that is currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, there have been no Releases of Hazardous Substances on, under, above or from any of such real property except for those that would not, in the aggregate, have a Company Material Adverse Effect.

   (d) Neither the Company nor any of its Subsidiaries has entered into any written agreement that would reasonably be expected to require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

   (e) To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, within the next five years, will be required to expend monies for capital improvements in order to comply or maintain compliance with applicable Environmental Laws, except for such expenditures that would not have a Company Material Adverse Effect.

   (f) The Company has provided to Acquisition Sub all material environmental assessments, compliance audits, studies, written allegations of noncompliance or liability and other material documents in its possession, custody or control materially bearing on liabilities (i) arising from the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto or (ii) relating to the Release of Hazardous Substances by the Company or its Subsidiaries or any predecessors in interest.

   (g) For purposes of this Agreement (i) "Environmental Laws" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or public health (but excluding occupational safety and health), including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances as the foregoing are enacted and in effect on or prior to the date hereof, (ii) "Hazardous Substance" shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance", "hazardous material", "hazardous waste", "pollutant", "toxic substance", "hazardous material waste", or "contaminant" or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which contains asbestos, petroleum or petroleum products, and (iii) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

   Section 3.13 Litigation; Compliance with Laws.

   (a) There is no action, suit, charge, complaint, grievance or proceeding pending (each, an "Action") against, or to the knowledge of the Company overtly threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, or, to the knowledge of the Company, any other Person with respect to which, in whole or in part, the Company or any Subsidiary of the Company is liable or has agreed to indemnify such other Person, before any court or arbitrator or any Governmental Entity, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

   (b) The Company and its Subsidiaries are (and since September 30, 2000 have been) in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, including the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, except for such failures to be in compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all governmental licenses, permits, authorizations, consents and approvals (collectively, "Licenses") required to carry on their respective business as now conducted and all such Licenses are in full force and effect, other than any such Licenses the failure of which to have or to be in full force and effect would not, in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings regarding, any of their material Licenses, except for any revocations or terminations that would not, in the aggregate, have a Company Material Adverse Effect.

   Section 3.14 Intellectual Property.

   (a) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) used in or necessary for the conduct, in all material respects, of the business of the Company and its Subsidiaries as such business is currently conducted. Set forth on Section 3.14 of the Company Disclosure Schedule under the heading "Company Intellectual Property" is a true and complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries ("Company Intellectual Property") and all licenses (other than "shrinkwrap" or "clickwrap" software licenses) and other agreements to which the Company or any of its Subsidiaries is a party providing for the use of or limiting the use of material Intellectual Property (collectively, the "Intellectual Property Licenses").

   (b) (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and have not been cancelled, and all the material owned Intellectual Property is free of all Liens, and has not been abandoned; (ii) the Company and its Subsidiaries do not, to the knowledge of the Company, infringe or otherwise violate, and neither the Company nor any of its Subsidiaries has received any written or overt notice of potential infringement or other violation of, the Intellectual Property rights of any third party in any material respect; (iii) no third party is challenging, or, to the knowledge of the Company, infringing on or otherwise materially violating any right of the Company or any of its Subsidiaries in or to any Intellectual Property owned or licensed by the Company or any of its Subsidiaries; (iv) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned or used by the Company in any respect except for those that would not, in the aggregate, have a Company Material Adverse Effect; and (v) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company's or any of its Subsidiaries' rights in and to, any Intellectual Property, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

   (c) For purposes of this Agreement, "Intellectual Property" shall mean all rights provided under U.S. state and foreign law relating to intellectual property, including all (a) patents, patent applications, patent disclosures, and all rights related thereto including all reissues, divisions, and continuations; (b) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (c) copyrights and copyrightable works, including computer applications, programs, software, databases, Internet websites, and related items; (d) trademarks, service marks, trade names, trade dress, and domain names, and the goodwill of the business symbolized thereby, and all common-law rights relating thereto; and (e) trade secrets and other confidential information, (f) all registrations, applications and recordings for any of the foregoing, and (g) licenses of any of the foregoing.

   (d) Except as set forth in Section 3.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' ownership or use of any Company Intellectual Property or any Intellectual Property under the Intellectual Property Licenses.

Section 3.15 Material Contracts.

   (a) As used herein, "Material Contracts" shall mean all "material contracts" described in Item 601(b)(10) of Regulation S-K (other than this Agreement) to which the Company or its Subsidiaries is a party or may be bound on the date hereof and that are required to be filed with the SEC ("S-K Contracts") and the following additional contracts to which the Company or any of its Subsidiaries is a party:

      (i) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon (i) the revenues or income of the Company or any of its Subsidiaries or (ii) the revenues or income of any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, in each case involving aggregate annual payments by the Company or any of its Subsidiaries of more than $150,000;

      (ii) all contracts and agreements that (i) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any key executives of the Company or any of its Subsidiaries, to compete in any line of business or with any Person or in any geographic area or location or during any period of time,
   (ii) require the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of the Company's or any of its Subsidiaries' requirements or needs, (iii) limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to solicit any customers or clients of the other parties thereto, or (iv) require the Company or any of its Subsidiaries to provide to the other parties thereto "most favored nations" pricing;

      (iii) all (or, in the case of the Company and persons other than officers, all written) contracts, understandings, transactions, agreements and arrangements between the Company (and all material contracts, understandings, transactions, agreements and arrangements between any of its Subsidiaries), on the one hand, and any of their respective officers or directors (or any of such Person's affiliates) on the other hand (each such contract, a "Related Party Agreement"), except for Related Party Agreements that are immaterial, and all collective bargaining agreements to which the Company or any Subsidiary is a party;

      (iv) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries of more than $150,000 per year with any third party;

      (v) all voting or other agreements governing how any shares of Company Common Stock shall be voted;

      (vi) all acquisition, merger, asset purchase or sale agreements related to the acquisition or sale of a business (each such agreement, an "Acquisition or Divestiture Agreement"), except for any Acquisition or Divestiture Agreement (a) providing for consideration of less than $250,000,
   (b) not including continuing indemnification obligations on the part of the Company or any of its Subsidiaries or (c) entered into prior to September 30, 1992 (other than Acquisition or Divestiture Agreements with Owens-Illinois Group, Inc.).

      (vii) all material agreements of the Company or any of its Subsidiaries with any Governmental Entities or with any customers or suppliers;

      (viii) all material Intellectual Property Licenses; or

      (ix) other agreements that are material to the Company or any of its Subsidiaries or the operation of its or their business.

   (b) Set forth in Section 3.15 of the Company Disclosure Schedule is a true and complete list as of the date of this Agreement of all Material Contracts.

   (c) All Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. None of the Company, its Subsidiaries, or, to the knowledge of the Company, the other parties thereto, has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and failures which would not result in a Company Material Adverse Effect.

   Section 3.16 Related Party Transactions. There are no contracts (other than expired contracts or contracts terminated in accordance with their terms), commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (i), (ii) and (iii) for such contracts, commitments, agreements, arrangements or other transactions involving less than $50,000.

   Section 3.17 Indebtedness; Company Cash.

   (a) Except for (i) Indebtedness (as defined herein) described in the notes to the Company's unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended June 30, 2002 (the "Latest Form 10-Q"), (ii) Indebtedness included in the amount set forth under total liabilities on the balance sheet included in the Latest Form 10-Q, (iii) Indebtedness of the Company to any of its wholly owned Subsidiaries or of any Subsidiary of the Company to the Company, (iv) Indebtedness incurred under the Company's senior credit facility and the Company's Indenture dated as April 11, 1997 (the "Indenture") and (v) other Indebtedness not in excess of $250,000 in the aggregate, the Company and its Subsidiaries have no outstanding Indebtedness and no contracts, agreements, understandings or other obligations relating to Indebtedness, other than Indebtedness incurred after the date hereof in compliance with Section 5.1(j) hereof.

   (b) For the purposes of this Agreement, "Indebtedness" means, without duplication, (i) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) any purchase money indebtedness of the Company and its Subsidiaries for purchases of property or assets, (iii) any lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company and Subsidiaries effected through "special purpose entities" and any synthetic leases and project financing, (v) any obligations of the Company or its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables or for the benefit of the administrator of the Company's self-insured workers compensation program), (vi) any liability of the Company or its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) the obligations pursuant to any class of preferred stock (other than Company Preferred Stock) and any dividends accrued thereon,
(viii) any indebtedness referred to in clauses (i) through (vii) above of any Person or entity other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its Subsidiaries and (ix) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated hereby; provided, however, that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest). In addition to the foregoing, "Indebtedness" also includes any indebtedness that will become due or owing as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

   (c) As of the date hereof, the Company and its Subsidiaries had cash and cash equivalents on hand of not less than $18 million.

   Section 3.18 Real Estate; Assets.

   (a) The Company or one of its Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Subsidiaries (the "Company Fee Property") and a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property") pursuant to a lease set forth on Section
3.18 of the Company Disclosure Schedule (the "Company Leases"), in each case where any such real property is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all Company Real Property which is necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted. To the Company's knowledge,
(i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the Company Lease relating thereto, except for any failure which would not, in the aggregate, have a Company Material Adverse Effect, (ii) each Company Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder) which would have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as would not, in the aggregate, have a Company Material Adverse Effect.

   (b) The Company Fee Property is not subject to any Liens or other encumbrances (collectively, "Property Restrictions"), except for: (i) any such Property Restrictions for taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Company Real Property is stayed, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning, building, environmental or similar restrictions, (iii) easements, licenses, covenants, conditions, minor title defects, mechanic's liens, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown on a current title report or survey or similar report or listing and any other matters of record, provided the same would not, in the aggregate, have a Company Material Adverse Effect, (iv) Liens pursuant to, or permitted under, the Company's senior credit facility, or (v) where the existence of any such Property Restrictions, in the aggregate, would not have a Company Material Adverse Effect.

   (c) All of the leasehold interests, properties and assets (other than Company Real Property) owned by the Company or any of its Subsidiaries are free and clear of all Liens, except (i) as set forth in Section 3.18 of the Company Disclosure Schedule, (ii) for Liens pursuant to, or permitted under, the Company's senior credit facility or (iii) for Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

   Section 3.19 Labor Relations and Employment.

   (a) Except as would not, in the aggregate, have a Company Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage, concerted refusal to work overtime or lockout actually pending, or to the knowledge of the Company, overtly threatened or being carried out against the Company or its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries; (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (v) there has not occurred, to the knowledge of the Company, a substantial union organizing event at one or more facilities of the Company or its domestic Subsidiaries in respect of which there is a reasonable risk that such event would have a material adverse impact on the labor costs of the Company and its Subsidiaries taken as a whole.

   (b) The Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, which, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress which would, in the aggregate, have a Company Material Adverse Effect.

   Section 3.20 Insurance. All insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties (the "Insurance Policies") are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.

   Section 3.21 Opinion of Financial Advisors. The Special Committee has received the opinion of William Blair & Company to the effect that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company who are entitled to receive such Merger Consideration pursuant to
Section 2.7, and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be delivered to, Holding and Acquisition Sub. The Company has been authorized by William Blair & Company to include such opinion in its entirety in the Proxy Statement.

   Section 3.22 Finders' and Other Fees. Except for William Blair & Company, whose fees will be paid by the Company, and Deutsche Bank Securities Inc., whose fees will be paid by Acquisition Sub, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Holding, Acquisition Sub or any of Holding's or Acquisition Sub's affiliates upon consummation of the transactions contemplated hereby.

   Section 3.23 Rights Amendment. The Company and the Company Board have taken all necessary action to render the Rights Agreement inapplicable to the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof. For purposes of this Agreement, "Rights Agreement" means the Rights Agreement, dated June 9, 1995, as amended, between the Company and Harris Trust and Savings Bank, as

Rights Agent, and "Rights" shall have the meaning specified therein. Except for the Rights Agreement, neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement.

   Section 3.24 State Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any state law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. Based, in part, on information provided by Holding to the Company on or prior to the date hereof, the action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on "business combinations" set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                          HOLDING AND ACQUISITION SUB

   Each of Holding and Acquisition Sub (each, an "Acquiror Entity") hereby jointly and severally represents and warrants to the Company as follows:

   Section 4.1 Corporate Existence and Power. Each Acquiror Entity is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power required to carry on its business as now conducted. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where failures to be so qualified or licensed or in good standing would not, in the aggregate, have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity has heretofore delivered or made available to the Company true and complete copies of its organizational documents, as currently in effect. As used herein, the term "Acquiror Entity Material Adverse Effect" shall mean any one or more changes, circumstances, events or effects that, individually or in the aggregate, have or (other than in the case of prospects) are reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, prospects, result of operations or financial condition of the Acquiror Entities, taken as a whole, provided that none of the following shall be deemed to constitute an Acquiror Entities Material Adverse Effect: (a) any adverse change, event, development, circumstance, effect or offset relating to
(1) general business or economic conditions or (2) the industries in which the Acquiror Entities operate, unless, in each case, such change, event, development, circumstance, effect or offset disproportionately affects the Acquiror Entities (relative to other similar companies) or (3) this Agreement or the transactions contemplated hereby, and (4) any adverse change, event, development, circumstance or effect existing from or relating to any change in GAAP, or (ii) the ability of either Acquiror Entity, taken as a whole, to consummate the transactions contemplated hereby.

   Section 4.2 Authorization. Each Acquiror Entity has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized and this Agreement has been approved by the Board of Directors of each Acquiror Entity, and no other proceedings on the part of either Acquiror Entity is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   Section 4.3 Consents and Approvals; No Violations.

   (a) Neither the execution and delivery of this Agreement nor the performance by either Acquiror Entity of its obligations hereunder nor the consummation by either Acquiror Entity of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of such Acquiror Entity; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which such Acquiror Entity is a party or by which it or its assets is bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection
(b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clauses
(ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

   (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Acquiror Entity or the performance by either Acquiror Entity of its obligations hereunder, except (i) filings to maintain the good standing of such Acquiror Entity; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act, the Trust Indenture Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and
(vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

   Section 4.4 Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of either Acquiror Entity, overtly threatened against either Acquiror Entity, at law or in equity, that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of stockholders of the Company, that challenges or otherwise seeks damages with respect to such transactions shall not in and of itself be deemed to have such effect). Neither Acquiror Entity is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Acquiror Entity Material Adverse Effect.

   Section 4.5 Capitalization. As of the date of this Agreement, (i) the authorized capital stock of Holding consists of 1,000 shares of Holding Common Stock, all of which are issued and outstanding and are owned by Kelso and one or more affiliates thereof, and (ii) the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value of $.01 per share, all of which are issued and outstanding and owned by Holding. All the issued and outstanding shares of capital stock of, or other ownership interests in, each Acquiror Entity have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

   Section 4.6 Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective affiliates (including Kelso) specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information relating to either Acquiror Entity or its respective affiliates (including Kelso) and supplied or to be supplied by either Acquiror Entity or its respective affiliates (including Kelso) specifically for inclusion in or incorporation by reference to the Schedule 13E-3, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

   Section 4.7 Acquiror Entity's Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Exchange Agreements, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

   Section 4.8 Financing. Holding and Acquisition Sub have previously delivered to the Company the following: (i) a fully executed commitment letter (the "Senior Debt Letter") from Deutsche Bank (the "Bank") and accepted by Holding, providing the detailed terms and conditions upon which the Bank has committed to provide the entire senior secured revolving credit portion of the financing required in connection with the Merger, (ii) a fully executed commitment letter (the "Bridge Facility Commitment Letter") from the Bank and accepted by Holding with respect to the terms and conditions upon which the Bank has committed to provide the senior bridge loan portion of the financing required in connection with the Merger and (iii) a fully executed letter (the "Equity Commitment Letter") from Kelso and accepted by Holding with respect to the equity portion of the financing required in connection with the Merger (the Equity Commitment Letter, together with the Senior Debt Letter and the Bridge Facility Commitment Letter, the "Financing Letters"). The financing contemplated by the Financing Letters (the "Financing"), together with the roll-over equity, excess cash and option proceeds referred to therein, are sufficient to pay the aggregate Merger Consideration and Option Cash Out, repay or repurchase the Senior Notes and pay all fees and expenses to be paid by Holding, Acquisition Sub, the Company or any of their respective affiliates related to the transactions contemplated hereby. The Financing Letters are in full force and effect as of the date hereof. The obligations to fund the commitments under the Financing Letters are not subject to any condition other than as set forth in the Financing Letters. Holding is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Letters inaccurate or that causes the Financing Letters to be ineffective with respect to Holding, Acquisition Sub or the Merger or that precludes or that is reasonably likely to preclude the satisfaction of the conditions set forth in the Financing Letters. All commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof have been paid.

   Section 4.9 Management Arrangements. Attached to the Exchange Agreements are true and correct copies of term sheets relating to the participation of certain members of Company's management in the transactions contemplated by this Agreement. Holding will provide the Company with true and correct copies of the forms of the agreements relating to the foregoing as soon as such forms are prepared and agreed to by Holding and the other parties thereto.

   Section 4.10 Brokers. Except as provided in Section 5.16, no broker, finder or investment banker (other than Deutsche Bank Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by Kelso or either Acquiror Entity.

   Section 4.11 No Registration. Assuming that each party to an Exchange Agreement is an "accredited investor," no registration is required under any federal or state securities laws in connection with the offer, sale or issuance of shares of stock and/or options pursuant to the Exchange Agreements.

                                   ARTICLE V
                           COVENANTS OF THE PARTIES

   Section 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as (i) expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 to the Company Disclosure Schedule, (iii) as required by a Governmental Entity of competent jurisdiction, (iv) to the extent pre-approved in writing by Holding prior to, or contemporaneously with, this Agreement, or (v) to the extent that Holding shall otherwise consent in writing):

   (a) Ordinary Course.

      (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

      (ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Holding prior to the date of this Agreement, (y) capital expenditures not covered by clause (x) up to an aggregate amount of $500,000 or (z) such other capital expenditures consented to by Holding, such consent not to be unreasonably withheld.

      (iii) The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, including the Sarbanes-Oxley Act of 2002, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

   (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to (i) other than pursuant to the Rights Agreement, declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

   (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Shares (and associated Rights) upon the exercise of Options outstanding on the date of this Agreement in accordance with the terms of the Plans in effect as of the date of this Agreement, (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company, or (iii) issuances pursuant to the Rights Agreement.

   (d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries.

   (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company ("Add-On Acquisitions"), other than (1) acquisitions of inventory, equipment or raw materials in the ordinary course of business consistent with past practice or (2) any other acquisition by the Company (i) for cash in an aggregate amount for all such other acquisitions not to exceed $250,000 and (ii) which does not make it materially more difficult to obtain, or cause any material delay in obtaining, any approval or authorization required in connection with the transactions contemplated hereby under any Regulatory Law (as defined in Section 5.8(d) hereof). Nothing in this
Section 5.1(e) shall prohibit the Company from continuing to investigate and explore the desirability and availability of additional Add-On Acquisitions.

   (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries but excluding excess or obsolete assets and sales of inventory in the ordinary course of business), businesses or divisions other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) sales or dispositions of unused or obsolete assets, (iii) sales or dispositions of inventory in the ordinary course of business, (iv) the sale or disposition of the Company's closed manufacturing facility located in Farmers Branch, Texas and (v) sales or dispositions for which neither the fair market value of the assets disposed of nor the total consideration, including liabilities assumed, received by the Company or its Subsidiaries in the aggregate exceeds $250,000.

   (g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to, or permitted under, the Company's senior credit facility, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which, in the aggregate, would not have a Company Material Adverse Effect.

   (h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other material right or claim, (ii) settle any material action, suit, claim, investigation or other material proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee, director or agent of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except in the ordinary course of business consistent with past practice or pursuant to judicial order or process or as required by law or regulation.

   (i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances (other than business travel advances to officers and prepaid expenses in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than (i) in connection with actions permitted by Section 5.1(e) hereof, (ii) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (iii) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth on Section 5.1(i) of the Company Disclosure Schedule or (iv) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $250,000.

   (j) Indebtedness. Except as contemplated by the Financing Letters, the Company shall not, and shall not permit any of its Subsidiaries to, incur or enter into any agreement to incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, except (1) Indebtedness incurred in the ordinary course of business consistent with past practices under the Company's existing senior credit facility in an aggregate amount not to exceed the maximum amount authorized under that agreement at any time outstanding, (2) any Indebtedness for borrowed money or guarantees of Indebtedness for borrowed money acquired in connection with any Add-On Acquisition permitted under Section 5.1(e), provided that the Company shall promptly notify Holding of any such Add-On Acquisition,
(3) Indebtedness under the Indenture and the Senior Subordinated Notes (as defined in Section 5.5(a)) and (4) any continuation, extension, refinancing, renewal or replacement (a "Refinancing") of any existing Indebtedness or any Indebtedness permitted by this Section 5.1(j) other than a Refinancing of the Company's senior credit facility or the Indenture.

   (k) Compensation; Severance. Except (i) as required by law or (ii) to satisfy contractual obligations existing on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (a) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (b) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (c) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan or any collective bargaining agreement), (d) adopt or make any commitment to adopt any additional employee benefit plan, except as may be required pursuant to any collective bargaining agreement, (e) make any contribution, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof, to any Plan and (f) amend or extend or make any commitments to amend or extend any Plan in any material respect.

   (l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at September 30, 2001, except for any such change as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) make or rescind any material Tax election or settle or compromise any audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any of its Subsidiaries, except for the Company's contemplated election to use "Simplified LIFO" for federal and state Tax purposes and for other settlements and compromises not to exceed $250,000 in the aggregate, or (iv) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that in the case of matters described in clauses (iii) and (iv) above, Holding shall not unreasonably withhold its consent.

   (m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contracts, agreements or arrangements that limit or restrain the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that would, after the Effective Time, limit or restrict Holding, the Surviving Corporation or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location.

   (n) Rights Agreement. The Company shall not (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Holding or Acquisition Sub or any of their respective affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a "Distribution Date" or a "Stock Acquisition Date" (as each such term is defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person.

   (o) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, except for changes in the corporate structure or ownership of the Company's Subsidiaries which (i) do not increase the Tax liability of the Company or its Subsidiaries and (ii) do not adversely affect (a) the ability to obtain, or the terms of, the Financing and (b) the ability of the Company and its Subsidiaries to transfer assets and liabilities among the Company's Subsidiaries or to the Company and except for the liquidation, termination or dissolution of BWAY Foreign Sales Corporation.

   (p) Prohibited Activities. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise permitted by this Agreement.

   Section 5.2 Stockholders' Meeting; Proxy Material.

   (a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through the Company Board and in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall solicit proxies in favor of approval of this Agreement and the Merger. The Company Board shall recommend approval of the Agreement and the Merger by the Company's stockholders (the "Company Recommendation"); provided that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) not to make or may withdraw, modify or change such recommendation (a "Change in Recommendation"), and (ii) not to solicit proxies in favor of this Agreement and the Merger if, in the case of both clauses (i) and (ii), the Special Committee has determined in good faith, after consultation with its independent legal and financial advisors, that the Company has received a Superior Proposal and (b) failure to take such action could reasonably be expected to result in a breach of the Company Board's fiduciary duties under applicable law. The Company may, if it receives a written bona fide unsolicited Acquisition Proposal (as defined in Section 5.4(b) hereof), delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such time as is necessary for the Company Board to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

   (b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company's stockholders (as amended or supplemented, the "Proxy Statement"), and the parties hereto shall prepare a Schedule 13E-3 filing (as amended or supplemented, the "Schedule 13E-3"). Holding, Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its reasonable best efforts to have the Proxy Statement, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

   (c) The Company shall as promptly as practicable notify Holding and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last sentence of Section 5.2(a), the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide Holding and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

   Section 5.3 Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Holding, Acquisition Sub, its potential financing sources and its and their respective counsel, financial advisors, affiliates, auditors and other authorized representatives (collectively, "Acquiror's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror's Representatives such financial and operating data and other information (including all

Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Holding and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate applicable laws or the terms of any Company Contract. Without limiting the foregoing, Holding, Acquisition Sub and the Acquiror's Representatives shall be allowed to conduct a Phase I environmental investigation of the Company, its Subsidiaries and their properties (the "Environmental Investigation"), but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation. The Company and its Subsidiaries shall reasonably cooperate with Holding, Acquisition Sub and the Acquiror's Representatives in connection with the Environmental Investigation, including, but not limited to, making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, its Subsidiaries and their properties and making available relevant documents related to such matters. Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement, dated as of June 28, 2002, by and between the Company and Kelso (the "Confidentiality Agreement"). Neither Holding nor Acquisition Sub shall, and Holding and Acquisition Sub shall cause each of the Acquiror's Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

   Section 5.4 No Solicitation.

   (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through affiliates, advisors, agents or other intermediaries), and the Company shall direct its and its Subsidiaries' respective officers, directors, affiliates, advisors, representatives or other agents of the Company (and be responsible for non-compliance by any of the foregoing with their directions) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement, as defined in the last sentence of Section 5.4(b)) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Notwithstanding the previous sentence, if at any time prior to the holding of the vote of the Company's stockholders to approve the Merger, (a) the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and (b) the Special Committee determines in good faith, after consultation with its independent financial and legal advisors, that such Acquisition Proposal could realistically result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of this Section 5.4(a); provided that the Company (A) will provide notice to Holding of the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof prior to or promptly after commencing any such actions, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement (as defined hereafter) and (C) will promptly provide to Holding and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Holding and Acquisition Sub. The Company shall keep Holding and Acquisition Sub generally informed of the status of and material developments respecting any Acquisition Proposal reasonably likely to result in a Superior Proposal (including the identity of the parties and price involved) and shall provide notice to Holding of its intent to terminate this Agreement pursuant to Section 7.1(i), it being understood that the Company shall be entitled to terminate this Agreement in accordance with Section 7.1(i) immediately after the giving of such notice. Holding agrees that the Company may keep other Persons who have made such Acquisition Proposal generally informed of the status and material developments respecting any material amendments to this Agreement. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

   (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined hereafter) or the acquisition or purchase of 30% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by the Company) that if consummated would result in any Person beneficially owning 30% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the transactions contemplated hereby. For purposes of this Agreement, "Superior Proposal" means a proposal made by a third party to enter into (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company's stockholders prior to such transaction (by virtue of their ownership of Company Common Stock) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (ii) otherwise on terms which the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (a) would, if consummated, result in a transaction that is more favorable to its stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (b) is with a Person that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction and (c) is capable of being, and is reasonably likely to be, completed without undue delay. As used herein, "Material Subsidiary" means any Subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, an "Acceptable Confidentiality Agreement" shall mean a confidentiality and standstill agreement in customary form.

   Section 5.5 Debt Offer.

   (a) At such time as requested by Holding and Acquisition Sub (provided that Holding and Acquisition Sub shall coordinate with the Company regarding such timing), the Company shall commence an offer to purchase, accompanied by related solicitations of consent regarding covenant amendments to the Indenture to permit the consummation of the Merger and the other transactions contemplated hereby without breach or default of the Indenture or the terms of the Senior Subordinated Notes (as defined below), the Company's outstanding 101/4% senior subordinated notes due 2007 (the "Senior Subordinated Notes"), on such terms and conditions as are in accordance with the Indenture, applicable law and otherwise reasonably acceptable to Holding and Acquisition Sub, in the exercise of their reasonable judgment; provided that the price so offered for the purchase of the Senior Subordinated Notes (the "Tender Price") shall be no less than the redemption price for such Senior Subordinated Notes in effect on the date hereof as provided in the Indenture (the "Debt Offer"). The Company shall waive any of the conditions to the Debt Offer and make any other changes in the terms and conditions of the Debt Offer as may be reasonably requested by Holding and Acquisition Sub, and the Company shall not, without Holding's and Acquisition Sub's prior consent, which shall not be unreasonably withheld or delayed, waive any material condition to the Debt Offer, or make any changes to the terms and conditions of the Debt Offer.

Notwithstanding the foregoing, Holding agrees that without the Company's prior consent the transactions contemplated by the Debt Offer shall not be consummated, and in connection therewith no amounts shall be payable by the Company to the holders of Senior Subordinated Notes in connection with such Debt Offer, pursuant to any offer to purchase or consent solicitation or otherwise (unless Holding provides an undertaking to reimburse the Company for any amounts so paid), unless the Merger has been consummated. In connection therewith, the Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offer, it will accept for payment, and pay for, the Senior Subordinated Notes contemporaneously with, and contingent upon, the Effective Time.

   (b) Promptly following the date of this Agreement, the Company shall prepare, subject to reasonable advice and comments of Holding and Acquisition Sub, an offer to purchase the Senior Subordinated Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). In the event that this Agreement is terminated, the Company will have the right to amend the Offer Documents without Holding's consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Holding and Acquisition Sub, such review, comment and approval not to be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Holding and Acquisition Sub under paragraph (a) above to do so.

   (c) If at any time prior to the Effective Time any information relating to the Company or the transactions contemplated hereby should be discovered by the Company, Holding or Acquisition Sub, which should be set forth in an amendment or supplement to the documents mailed to holders of Senior Subordinated Notes in connection with the Debt Offer so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes.

   Section 5.6 Director and Officer Liability.

   (a) Holding and Acquisition Sub agree that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters (or similar constitutive documents) or by-laws or in any indemnification agreement provided or made available to Holding and Acquisition Sub prior to the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable law or the Indemnitee affected thereby otherwise consents in writing thereto.

   (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

   (c) This Section 5.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

   (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6.

   (e) The obligations of the Company and the Surviving Corporation under this
Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee.

   Section 5.7 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby.

   Section 5.8 Certain Filings.

   (a) Holding, Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the
Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated hereby and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, the Company shall, and Holding and Acquisition Sub shall, cause its "ultimate parent entity" to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) business days of the date of this Agreement, and, subject to Section 5.8(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated hereby. Without limiting the provisions of this Section 5.8, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable.

   (b) Subject to Section 5.8(c) hereof, (i) the Company, Holding and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Holding and Acquisition Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

   (c) Each of the Company, Holding and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity; (ii) unless required by applicable law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable; (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine); and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including without limitation any filings necessary or appropriate under the provisions of any Regulatory Law.

   (d) "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

   Section 5.9 Public Announcements. None of the Company, Holding, Acquisition Sub, or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.

   Section 5.10 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation (other than Section 203 of the DGCL) is or may become applicable to the transactions contemplated hereby, the Company, Holding and Acquisition Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

   Section 5.11 Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Holding and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, and (iii) any Action commenced or, to the Company's knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

   Section 5.12 Financing.

   (a) Holding and Acquisition Sub shall use their reasonable best efforts to obtain the Financing as set forth in the Financing Letters; provided, however, that notwithstanding anything in this Agreement to the contrary,

Holding and Acquisition Sub shall be entitled to obtain, in their sole discretion, substitute debt financing ("Substitute Debt Financing") with one or more other nationally recognized financial institutions if, and only if, such substitute financing would not (i) reasonably be expected to delay the consummation of the Merger past February 28, 2003 and (ii) prevent the delivery of the solvency letter contemplated by Section 5.13.

   (b) Holding shall provide prompt written notice to the Company of (i) Kelso's refusal or stated intent to refuse to provide the financing described in the Equity Commitment Letter, (ii) the Bank's refusal or stated intent to refuse to provide the financing described in the Senior Debt Letter or Bridge Facility Commitment Letter, and/or any other lender's stated intent to refuse to provide the financing contemplated by any Substitute Debt Financing, and, in each case, the stated reasons therefor. In any such event, Holding shall use its reasonable best efforts to find substitute financing for such financing as promptly as possible; provided, that any such substitute financing shall be on terms and conditions substantially similar to the terms and conditions of the financing so substituted.

   (c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Holding in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof), including by making available to Holding and such lenders and their representatives, personnel (including for participation in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Holding or such lenders and by cooperating with lenders under the Financing Letters in achieving a timely offering and/or syndication of the Financing (or such substitutions, replacements or refinancings) reasonably satisfactory to Holding and such lenders. Without limiting the generality of Section 5.12(e), the Company agrees to attend an organizational meeting relating to the subordinated debt financing contemplated in connection with the Merger promptly after the date hereof and to use reasonable best efforts to complete an offering memorandum relating to such subordinated debt financing within 30 days of the date hereof.

   (d) Each of Holding and Acquisition Sub agrees that, if all conditions to Closing set forth in Sections 6.1 and 6.3 (other than the conditions set forth in Section 6.3(f)) have been satisfied or waived, and all conditions to the senior bridge loan portion of the Financing set forth in the Bridge Facility Commitment Letter have been satisfied or waived, Holding and Acquisition Sub will take all actions reasonably necessary and appropriate to obtain, by no later than the Termination Date, the proceeds available to Holding and Acquisition Sub pursuant to the Bridge Facility Commitment Letter, so as to result in the satisfaction of the conditions set forth in Section 6.3(f); provided, however that Holding and Acquisition Sub shall not be obligated to obtain such proceeds at any time prior to the Termination Date and provided, further, that there shall be no such obligation if an Escrow Closing (as defined in Section 5.12(e)) has theretofore occurred.

   (e) At any time prior to consummation of the Merger, the proceeds of the subordinated debt financing contemplated in connection with the Merger may be closed into escrow such that such proceeds are held by a newly formed corporation (the "EscrowCo") formed at the direction of Holding (such closing, an "Escrow Closing"). At or immediately prior to such Escrow Closing, Holding (or an affiliate of Holding) and the Company shall each pay to EscrowCo one-half of an amount (the "Breakage Amount") sufficient to cover (i) accrued interest on the EscrowCo Debt (as defined below) from the Escrow Closing to and including the Termination Date (as defined in Section 7.1(b)), net of income earned by EscrowCo from investing the proceeds of the subordinated debt financing in Permitted Investments (as defined below) to be determined by the Company and Holding prior to the deposit of the Breakage Amount with EscrowCo and (ii) any repayment premium applicable thereto in the event that this Agreement is terminated by the parties in accordance with its terms or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt; provided, however, that in no event will the Company's payment to EscrowCo exceed $3,000,000 and provided, further, that any excess of the Breakage Amount over $6,000,000 shall be paid to EscrowCo by Holding (or an affiliate of Holding). At or immediately prior to the Effective Time and subject to consummation of the Merger, (i) the Surviving Corporation shall assume the indebtedness of EscrowCo plus any accrued and unpaid interest thereon (the

"EscrowCo Debt") and receive the proceeds held by EscrowCo and (ii) EscrowCo shall be released from all obligations with respect thereto. In the event that this Agreement is terminated by the parties in accordance with its terms, or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt, any EscrowCo Debt (plus any applicable repayment premium) shall be repaid in full by EscrowCo and any amount held by EscrowCo after the repayment of any EscrowCo Debt in accordance with this sentence shall be distributed in equal parts to Holding (or, at its direction, one or more of its affiliates) and the Company; provided, however, that first the excess, if any, of the Breakage Amount (prior to any such repayment) over $6,000,000 shall be distributed solely to Holding (or, at its direction, one or more of its affiliates). The parties hereto agree that (i) any applicable repayment premium shall in no event exceed 1% of the principal amount of the EscrowCo Debt; (ii) placement agent fees or discounts or commitments shall be payable with respect to the EscrowCo Debt only at the Effective Time and (iii) EscrowCo shall invest the proceeds of its borrowings in Permitted Investments. In the event that (A) the proceeds of the subordinated debt financing together with the Breakage Amount plus (B) the income earned thereon are not enough to repay in full the EscrowCo Debt (plus any applicable repayment premium), the Company and Holding (or an affiliate of Holding) shall each pay one-half of such shortfall to EscrowCo to enable it to repay such amount to the applicable debtholders. As used herein, "Permitted Investments" shall mean United States treasury securities (without regard to maturity) and investments in time deposits, certificates of deposit or money market deposits maturing within 90 days of the date of acquisition thereof and entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital in excess of $500 million.

   Section 5.13 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Acquisition Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Holding and the Company to deliver a letter addressed to the Special Committee, Acquisition Sub and, if requested by them, the lenders providing the Financing (and on which the Special Committee shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, the Company (i) will not be insolvent and will have assets sufficient to pay its debts and (ii) will not have unreasonably small capital with which to engage in its business.

   Section 5.14 ISRA Requirements. Prior to the Closing Date, the Company shall comply with the applicable requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended ("ISRA"), including determining the applicability of and obtaining the necessary approvals for each property subject to ISRA that will allow the transactions contemplated hereby to be completed. The Company shall reasonably consult with Holding with respect to any required ISRA filings and strategy. The Company shall allow Holding to comment on such filings (including any environmental reports provided in connection with such filings) and the Company shall incorporate all reasonable comments provided by Holding. The Company shall provide Holding with copies of all environmental reports and all correspondence to and from the New Jersey Department of Environmental Protection with respect to ISRA compliance.

   Section 5.15 Intellectual Property Filings. Between the date hereof and the Effective Time, the Company shall prepare and file or cause to be prepared and filed and shall thereafter use reasonable best efforts to have recorded, all assignments and other documents in the United States Patent and Trademark Office, the United States Copyright Office or such other filing offices, domestic or foreign in form and substance reasonably satisfactory to Holding and Acquisition Sub as may be required to (i) record the Company as the record and beneficial owner of any of the Intellectual Property subject to registrations and applications identified in Section 5.15 of the Company Disclosure Schedule as owned by the Company or any of its Subsidiaries (regardless of the name in which such owned Intellectual Property is currently held) and (ii) release any and all Liens thereon to the extent that such Liens do not, as of the Effective Time, secure a permitted post-closing obligation of the Company.

   Section 5.16 Third Party Consents. Between the date hereof and the Effective Time, the Company shall use reasonable best efforts to obtain the third party consents set forth in Part 2 of Section 3.3 of the Company Disclosure Schedule.

   Section 5.17 Advisory Fees, etc. The Company acknowledges that, in the event the Closing occurs, Holding shall cause the Company to (i) pay to Kelso a fee of $4,950,000 in connection with the transactions contemplated hereby and (ii) enter into a financial advisory agreement with Kelso with respect to services to be provided by Kelso or certain of its related parties to the Company in return for certain financial advisory fees (the amount of which shall be determined by Kelso not to exceed $495,000 per annum), to be paid annually to Kelso by the Company, which agreement shall also provide for reimbursement of Kelso's and such related parties' expenses and indemnification by the Company of Kelso and such related parties, in each case with respect to both the transactions contemplated hereby, including the Financing (and any substitution, replacement or refinancing thereof), and any services to be provided by Kelso or any related party to the Company on a going forward basis.

   Section 5.18 Employees and Employee Benefit Plans.

   (a) The Surviving Corporation will take all necessary actions to implement the employee-benefits related agreements, arrangements and other transactions pre-approved by Holding in writing prior to, or contemporaneously with, this Agreement pursuant to the first paragraph of Section 5.1.

   (b) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the "Affected Employees"), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing contained in this
Section 5.18 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Company shall continue to provide and recognize all accrued but unused vacation as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees, and Affected Employees shall be credited with service with the Company for all purposes under such newly established plans.

   (c) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Company shall continue to be liable for any workers' compensation or similar workers' protection claims of any Affected Employee incurred prior to the Closing Date.

                                  ARTICLE VI
                     CONDITIONS TO THE OBLIGATIONS OF THE
                    PARTIES TO CONSUMMATE THE TRANSACTIONS

   Section 6.1 Conditions to Each Party's Obligations. The respective obligations of the Company, Holding and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

   (a) The affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date approving the Agreement and the Merger shall have been obtained at the Special Meeting (the "Required Company Vote");

   (b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Holding, Acquisition Sub, the Company or any of their respective affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect; and

   (c) No judgment, injunction, order, decree, statute, law, rule or regulation shall prohibit the consummation of any of the transactions contemplated hereby.

   (d) The Company, the Special Committee, Acquisition Sub and, if requested by them, the lenders providing the Bridge Financing shall have received the letter referred to in Section 5.13 or Acquisition Sub shall have provided to the Company, the Special Committee and such lenders, if requested, from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Company, the Special Committee and Acquisition Sub.

   Section 6.2 Conditions to the Company's Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

   (a) The representations and warranties of Holding and Acquisition Sub contained in Article IV hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Acquiror Entity Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have an Acquiror Entity Material Adverse Effect. Without limiting the foregoing, the representations of Holding and Acquisition Sub contained in the first sentence of Section 4.1 and Section 4.2 shall be true and correct in all respects with regard to any such representations containing the qualifications "materially" or "material" or any other qualifications based on such terms or based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date).

   (b) Holding and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

   (c) The Company shall have received certificates signed by an executive officer of each of Holding and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied; and

   (d) No suit, action or proceeding by any Governmental Entity seeking to enjoin the Merger shall have been commenced (and be pending) against Holding or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or restrain the transactions contemplated hereby in a manner which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (ii) material damages in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (iii) any other remedy in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, or (iv) to impose material liability on any of the foregoing Persons in connection with the transactions contemplated hereby (each of clauses (i)-(iv), a "Material Adverse Consequence").

   Section 6.3 Conditions to Holding's and Acquisition Sub's Obligations to Consummate the Merger. The obligations of Holding and Acquisition Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

   (a) The representations and warranties of the Company contained in Article III hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term "Company Material Adverse Effect," except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a Company Material Adverse Effect. Without limiting the foregoing, the representations of the Company contained in the first sentence of Section 3.1, in Section 3.2, in Section 3.4, in Section 3.17, in Section 3.21, in Section 3.22 and in Section 3.24 shall be true and correct in all respects with regard to any such representations containing the qualifications "materially" or "material" or any other qualifications based on such terms or based on the defined term Company Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

   (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

   (c) Holding and Acquisition Sub shall have received certificates signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

   (d) No suit, action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Holding or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking a Material Adverse Consequence;

   (e) The transactions contemplated by the Exchange Agreements by and between the Company and each of Jean-Pierre Ergas, Warren J. Hayford and Mary Lou Hayford shall have been consummated;

   (f) The Company shall have received the financing proceeds under the Financing Letters (other than the equity portion of the Financing under the Equity Commitment Letter), or the financing proceeds of any Substitute Debt Financing, in either such case in the amounts and on the terms and conditions set forth in the Financing Letters or upon terms and conditions which are substantially equivalent thereto, and to the extent any of the terms and conditions are not as so set forth or as substantially equivalent, on terms and conditions reasonably satisfactory to Holding; provided, that if an Escrow Closing has occurred with respect to an amount as great as that set forth in the Bridge Facility Commitment Letter and if the Surviving Corporation shall have assumed the EscrowCo Debt and received the proceeds held by EscrowCo and EscrowCo shall have been released from the EscrowCo Debt in accordance with the terms thereof, the condition set forth in this Section 6.3(f) as it relates to the financing proceeds of the subordinated debt financing contemplated by the Bridge Facility Commitment Letter shall be deemed satisfied;

   (g) At least 51% of the aggregate principal amount of the Senior Subordinated Notes shall have been tendered to the Company and not withdrawn, as of immediately prior to the Effective Time, provided, that such tender shall have occurred in accordance with the terms and conditions of the Debt Offer and at a price no less than the Tender Price, and requisite consents shall have been obtained from the holders of the Senior Subordinated Notes agreeing to the execution and delivery of a supplemental indenture amending the terms and provisions of the Indenture to permit the consummation of the Merger and the other transactions contemplated hereby without breach or default of the Indenture or the terms of the Senior Subordinated Notes, in a manner reasonably acceptable to Holding and Acquisition Sub;

   (h) The Company shall have received, and delivered copies to Holding and Acquisition Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company Board other than the Continuing Directors;

   (i) The Company shall have delivered to Holding and Acquisition Sub a statement conforming with the requirements of Treasury Regulation section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute "United States real property interests" under section 897(c) of the Code. Such statement shall be complete, accurate and valid on the Closing Date; and

   (j) The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

                                  ARTICLE VII
                                  TERMINATION

   Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing.

   (a) By mutual written consent of Holding, Acquisition Sub and the Company;

   (b) By the Company, Holding or Acquisition Sub if the Closing shall not have occurred on or before February 28, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

   (c) By the Company, Holding or Acquisition Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

   (d) By the Company, Holding or Acquisition Sub if the approval by the stockholders of the Company required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the Required Company Vote upon the taking of such vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

   (e) By Holding or Acquisition Sub, if the Company Board, prior to obtaining the Required Company Vote, shall have (i) approved or recommended an Acquisition Proposal or resolved to take, or announced an intention to take, any such action, or (ii) within twenty business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (iii) below) or (iii) recommended acceptance of (or indicated or announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within eighteen business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of the Company or resolved to take, or announced an intention to take, any such action;

   (f) By Holding or Acquisition Sub, if the Company Board shall have effected a Change in Recommendation or shall have determined not to solicit proxies pursuant to Section 5.2(a)(ii);

   (g) By the Company, if there is an intentional breach by Holding or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within 20 business days following receipt by Holding or Acquisition Sub, as the case may be, of written notice from the Company of such breach;

   (h) By Holding or Acquisition Sub, if there is an intentional breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in
Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within 20 business days following receipt by the Company of written notice from Holding and Acquisition Sub of such breach; or

   (i) By the Company, in order to recommend, approve or accept a Superior Proposal; provided, however, that prior to such termination the Company must have complied in all material respects with all provisions contained in Section 5.4.

   The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

   Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company, Holding or Acquisition Sub as provided in
Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Holding or Acquisition Sub or their respective officers or directors, except as provided in this Article VII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor Holding or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

   Section 7.3 Fees and Expenses.

   (a) The Company agrees to pay Kelso (or its designees) the sum of $6,000,000 (the "Termination Fee") and to reimburse Kelso (or its designees) for all out-of-pocket expenses of Kelso and its affiliates (the "Expenses"), including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transactions contemplated hereby and fees and expenses incurred in connection with the proposed financing of the Merger, including, without limitation, any Breakage Amount, up to a maximum amount of Expenses of $4,000,000, if this Agreement is terminated by the Company pursuant to Section 7.1(i) hereof.

   (b) The Company agrees to pay Kelso (or its designees) the Expenses, up to a maximum amount of Expenses of $4,000,000, if this Agreement is terminated by
(i) Holding or Acquisition Sub pursuant to Section 7.1(e) or 7.1(f) hereof or
(ii) the Company, Holding or Acquisition Sub pursuant to Section 7.1(b),
Section 7.1(d) or Section 7.1(h) hereof; provided, that, on or before the date of any such termination described in this Section 7.3(b), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board.

   (c) In addition to the amounts payable to Kelso (or its designees) under
Section 7.3(b), the Company agrees to pay Kelso (or its designees) the Termination Fee if this Agreement is terminated by (i) Holding or Acquisition Sub pursuant to Section 7.1(e) or 7.1(f) hereof or (ii) the Company, Holding or Acquisition Sub pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(h) hereof; provided, that, (I) on or before the date of any such termination described in this Section 7.3(c), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board and (II) within twelve months of any such termination the Company or a third party consummates, or the Company enters into a definitive agreement with a third party for, a transaction that would qualify as (A) an Acquisition Proposal, or, (B) in the case of termination pursuant to Section 7.1(b) only, a Superior Proposal, hereunder.

   (d) Notwithstanding anything in Sections 7.3(a), (b) or (c) to the contrary, if an Escrow Closing occurs, then the Termination Fee will be $3,000,000 and the maximum amount of Expenses payable pursuant to Sections 7.3(a) or (b) will be $7,000,000.

   (e) Any payment required to be made pursuant to Section 7.3(a), (b) or (c) shall be made (X) concurrently with a termination by the Company giving rise to the payments provided for in Section 7.3(a) or Section 7.3(b)(ii), (Y) not more than three business days after a termination by Holding or Acquisition Sub giving rise to the payments provided for in Section 7.3(b), or (Z) not more than three business days after the satisfaction of the conditions provided for in Section 7.3(c). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

   (f) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                 ARTICLE VIII
                                 MISCELLANEOUS

   Section 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (iii) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

   If to the Company, to:

   BWAY Corporation
   8607 Roberts Drive, Suite 250
   Atlanta, Georgia 30350-2230
   Attention: Jean-Pierre Ergas
           Kevin Kern
   Telephone: (770) 645-4800
   Facsimile: (770) 587-0186

   with a copy (which shall not constitute notice) to:

   Kirkland & Ellis
   Aon Center
   200 East Randolph Drive
   Chicago, Illinois 60601
   Attention: William S. Kirsch, P.C.
   Telephone: (312) 861-2288
   Facsimile: (312) 861-2200

   If to the Special Committee, to:

   J.W. Puth & Associates
   5215 Old Orchard Road, Suite 440
   Skokie, Illinois 60077
   Attention: John W. Puth
    Chairman of the Special Committee
   Telephone: (847) 967-4390
   Facsimile: (847) 967-4398
   with a copy (which shall not constitute notice) to:

   Sidley Austin Brown & Wood LLP
   Bank One Plaza
   10 South Dearborn Street
   Chicago, Illinois 60603
   Attention: Thomas A. Cole, Esq.
    Jon A. Ballis, Esq.
   Telephone: (312) 853-7000
   Facsimile: (312) 853-7036

   If to Holding or Acquisition Sub, to:

   c/o Kelso & Company, L.P.
   320 Park Avenue
   New York, NY 10022
   Attention: James J. Connors II
   Telephone: (212) 751-3939
   Facsimile: (212) 223-2379

   with a copy (which shall not constitute notice) to:

   Debevoise & Plimpton
   919 Third Avenue
   New York, New York 10022
   Attention: Margaret A. Davenport, Esq.
   Telephone: (212) 909-6000
   Facsimile: (212) 909-6836

   Section 8.2 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

   Section 8.3 Certain Definitions; Interpretation. References in this Agreement to "reasonable best efforts" shall not require a Person so obligated to use its reasonable best efforts to obtain any consent of a third party or to incur a material amount of out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. Reference herein to the "knowledge of the Company" or words of similar import shall mean the actual knowledge of Jean-Pierre Ergas, Kevin C. Kern, Thomas N. Eagleson, Jeffrey M. O'Connell or Kenneth M. Roessler and what such persons should have known after reasonable investigation. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "delivered" or "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be delivered or made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. References to "the date hereof" shall mean as of the date of this Agreement. "Person" or "person" means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, organization, Governmental Entity or other entity of any kind or nature.

   Section 8.4 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

   Section 8.5 Amendments, Modification and Waiver.

   (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Holding and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided further that, after the approval of the Agreement and the Merger by the stockholders of the Company, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval.

   (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

   Section 8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Company, Holding or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, either of Holding and Acquisition Sub may assign any of its rights hereunder to any affiliate of Holding or Acquisition Sub.

   Section 8.7 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

   Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

   Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

   Section 8.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Holding and Acquisition Sub under this Agreement, and for the benefit of Holding and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that the Indemnitees referred to in Section
5.6 hereof shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement and Kelso shall be a third party beneficiary entitled to enforce the provisions of Section 7.3 and Section 5.17 of this Agreement.

   Section 8.11 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

   Section 8.12 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                              BCO HOLDING COMPANY

                                              By: /S/  JAMES J. CONNORS, II
                                                  ______________________________
                                                  Name: James J. Connors, II
                                                  Title: Vice President

                                            BCO ACQUISITION, INC.

                                            By: /S/  JAMES J. CONNORS, II
                                                ________________________________
                                                Name: James J. Connors, II
                                                Title: Vice President

                                              BWAY CORPORATION

                                              By: /S/  JEAN-PIERRE M. ERGAS
                                                  ______________________________
                                                  Name: Jean-Pierre M. Ergas
                                                  Title: Chairman & CEO

                                    ANNEX B

                  OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.
                                    [GRAPHIC]

William Blair & Company/R/
Limited Liability Company

                                            September 30, 2002

Special Committee of the Board of Directors
BWAY Corporation
8607 Roberts Drive, Suite 250
Atlanta, GA 30350

Dear Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (other than the Exchanged Shares, as defined herein) (collectively the "Stockholders") of BWAY Corporation (the "Company") of $20.00 per share in cash (the "Merger Consideration") to be received by the Stockholders pursuant to the Agreement and Plan of Merger dated as of September 30, 2002 (the "Merger Agreement") by and among BCO Holding Company ("BCO Holding"), BCO Acquisition, Inc., a wholly-owned subsidiary of BCO Holding ("Acquisition Sub") and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Acquisition Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") (other than shares owned by the Company or any of its direct or indirect subsidiaries, shares as to which dissenters' rights have been perfected or the Exchanged Shares), will be converted into the right to receive the Merger Consideration upon consummation of the Merger. The Merger Agreement contemplates that certain members of the Company's management (or related parties) designated by BCO Holding will each enter into an Exchange Agreement (as defined in the Merger Agreement) with BCO Holding pursuant to which, among other things, each such person shall exchange, immediately prior to the effective time of the Merger, each share of Company Common Stock then owned by such person and specified in such Exchange Agreement for that number of shares of common stock, par value $.01 per share, of BCO Holding specified in such Exchange Agreement (such shares of Company Common Stock to be so exchanged pursuant to the Exchange Agreements are collectively referred to herein as the "Exchanged Shares").

   In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement, the Exchange Agreements and the voting agreements among BCO Holding and certain holders of the Exchanged Shares (such voting agreements, together with the Merger Agreement and the Exchange Agreements, are collectively referred to herein as the "Agreements"); (b) (i) a commitment letter from Deutsche Bank providing the terms and conditions upon which Deutsche Bank has committed to provide the senior secured revolving credit portion of the financing required in connection with the Merger and (ii) a commitment letter from Deutsche Bank providing the terms and conditions upon which Deutsche Bank has committed to provide the senior bridge loan portion of the financing required in connection with the Merger; (c) certain audited historical financial statements of the Company for the three years ended September 30, 2001; (d) the unaudited financial statements of the Company for the nine months ended June 30, 2002; (e) certain internal business, operating and financial information and forecasts of the Company for each of the fiscal years ending September 30, 2002, 2003, 2004 and 2005, prepared by the senior management of the Company, and certain projections for each of the Company's fiscal years ending September 30, 2006 and 2007, based solely on such forecasts and certain financial and other information relating to the past performance and future prospects of the Company (collectively, the "Forecasts"); (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the common stock of the Company; and (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 30, 2001, March 31, 2002 and June 30, 2002 and certain other publicly available information on the Company and the industry in which it conducts its business. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

   In rendering our opinion, we have with your consent assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not requested to, nor did we, seek alternative participants for the proposed Merger nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Special Committee of the Board of Directors of the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company or BCO Holding, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company. We have assumed, with your consent, that the executed forms of the Agreements conform in all material respects to the last drafts of the Agreements reviewed by us.

   William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

   We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the product markets it serves, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

   Our investment banking services and our opinion were provided for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders (other than holders of the Exchanged Shares) of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. It is understood that this opinion may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in its entirety in a proxy statement filed with the Securities and Exchange Commission and mailed to Stockholders by the Company in connection with the Merger.

   Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be received by the Stockholders (other than holders of the Exchanged Shares) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders (other than holders of the Exchanged Shares).

                                          Very truly yours,

                                          /S/  WILLIAM BLAIR & COMPANY, L.L.C.
                                          --------------------------------------
                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                    ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262--APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or
   (S)253 of this title, then either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
   (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder that is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder that has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder that has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder that has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               BWAY CORPORATION
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 6, 2003
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Jean-Pierre Ergas, Kevin Kern and Jeffrey O'Connell, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the stock of BWAY Corporation which the undersigned is entitled to vote at the Special Meeting to be held on February 6, 2003 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein, and authorizes the proxies to vote in accordance with the recommendations of BWAY's management upon such other business as may properly come before the Special Meeting.

            The Board of Directors Recommends a Vote "FOR" Item 1.

1. Approve and adopt the Agreement and Plan of Merger, dated as of September 30, 2002, by and among BCO Holding Company, BCO Acquisition, Inc. and BWAY Corporation, and the merger thereunder.

                        [_] FOR [_] AGAINST [_] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1.

Check here if you plan to attend the Special Meeting [_]

Check here if address has changed [_] (make corrections on reverse side)

                       THIS AREA RESERVED FOR ADDRESSING

Dated: ___________________, 2003
                                          ______________________________________
                                          ______________________________________
                                          Signature(s)
                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign
                                          personally. Executors, trustees,
                                          officers, etc. should indicate their
                                          titles when signing.

                             FOLD AND DETACH HERE

PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.